Exhibit 10.1

CONTRIBUTION AGREEMENT

among

SOUTH TEXAS MIDSTREAM, LLC,
NEXTERA ENERGY PARTNERS, LP,
SOUTH TEXAS MIDSTREAM HOLDINGS, LLC,

and

EIG NET HOLDINGS III, LLC

November 1, 2019

i

ii

SCHEDULES:
A - Letters of Credit
B - Project Companies
C - Knowledge Parties
D - NEP Subsidiaries
E - Affiliate Contracts; Support Obligations
F - Conduct of Business

EXHIBITS:
A - Form of A&R LLC Agreement
B - Form of Registration Rights Agreement
C - Form of NET Contribution Agreement
D - Form of Compressor Project APA
E - Form of NEP Affiliate Note
F - Form of Operation and Maintenance Agreement
G - Form of Bridge Agreement

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CONTRIBUTION AGREEMENT
This Contribution Agreement, dated as of November 1, 2019 (this “Agreement”), is entered into by and among South Texas Midstream, LLC, a Delaware limited liability company (the “Company”), South Texas Midstream Holdings, LLC, a Delaware limited liability company (the “Class A Holder”), EIG NET Holdings III, LLC, a Delaware limited liability company (the “Purchaser”), and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of the NEP Obligations.
WHEREAS, the Company was formed by the Class A Holder as a single member limited liability company under the laws of the State of Delaware, pursuant to the certificate of formation of the Company and the limited liability company agreement of the Company, effective as of October 7, 2019, by the Class A Holder, as sole member (the “Initial LLC Agreement”);
WHEREAS, within three (3) Business Days prior to the Closing (as defined below), but in any event prior to the Closing and after the NET Indebtedness Payoff (as defined below), (i) NET Holdings Management, LLC, a Delaware limited liability company (“NET Holdings”), shall distribute one hundred percent (100%) of the membership interests in NET Midstream (the “NET Midstream Interest”), the direct and indirect owner or majority owner, as applicable, of the Project Companies (as defined below), to NextEra Energy Partners Ventures, LLC, a Delaware limited liability company (“NEP Ventures”), pursuant to an Assignment and Assumption of Membership Interest by and between NET Holdings and NEP Ventures, (ii) NEP Ventures shall contribute the NET Midstream Interest to the Class A Holder pursuant to an Assignment and Assumption of Membership Interest by and between NEP Ventures and the Class A Holder, and (iii) the Class A Holder shall contribute the NET Midstream Interest to the Company pursuant to the NET Contribution Agreement;
WHEREAS, concurrently with the payoff of the NMPP Indebtedness (as defined below), NET Mexico Pipeline Partners, LLC, a Delaware limited liability company (“NMPP”), will acquire the Compressor Project (as defined below) from USG Energy Gas Producer Holdings, LLC, a Delaware limited liability company (“USG”), pursuant to the Compressor Project APA (as defined below); and
WHEREAS, at the Closing, (i) the Initial LLC Agreement shall be amended and restated substantially in the form of the Amended and Restated Limited Liability Company Agreement of the Company attached hereto as Exhibit A (the “A&R LLC Agreement”) by which, among other things, the Class A Holder will receive Class A Units in accordance with the A&R LLC Agreement, (ii) the Purchaser shall contribute the Consideration (as defined below) to the Company and in return shall receive Class B Units of the Company, and (iii) the Purchaser will be admitted as a Class B Member of the Company.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“2014 Registration Rights Agreement” means that certain Registration Rights Agreement by and between NEP and NextEra Energy, Inc., dated as of July 1, 2014.
“2017 Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and the purchasers named on Schedule A thereto, dated as of November 15, 2017.
“2018 Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP, Global Energy & Power Infrastructure II Advisors, L.L.C., and Western Renewables Partners LLC, dated as of December 21, 2018.
“2019 Registration Rights Agreement” means that certain Registration Rights Agreement by and among NEP and the purchasers named on Schedule A thereto, dated as of June 11, 2019.
“A&R LLC Agreement” has the meaning specified in the recitals to this Agreement.
“Additional Fee” has the meaning specified in Section 5.08.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, that none of Petroleos Mexicanos or any of its Affiliates (including MGI Enterprises US, LLC) shall be considered an Affiliate of NEP, the Class A Holder, the Company, the Project Companies or their respective Affiliates. For the avoidance of doubt, for purposes of this Agreement, (a) NEP and its Subsidiaries, on the one hand, and the Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by the Purchaser or its Affiliates shall be considered an Affiliate of the Purchaser.
“Affiliate Contract” means any Contract between the Company or any of the Project Companies, on the one hand, and NEP, the NEP GP, or the NEP Subsidiaries, or any of their respective Affiliates (other than the Company and the Project Companies), on the other hand.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anti-Corruption Law” means the FCPA or any other applicable Law related to bribery or corruption.
“Assets” means the assets acquired by the Company pursuant to the NET Contribution Agreement or Compressor Project APA.

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“Associated Person” means any director, officer, agent, employee, Affiliate, or other Person acting on behalf of another Person.
“Bridge Agreement” means that certain Dos Caminos Bridge Agreement, by and between the Company, NextEra Energy Operating Partners, LP and NEP DC Holdings, LLC substantially in the form attached hereto as Exhibit G.
“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
“Call Option” has the meaning set forth in the A&R LLC Agreement.
“Change of Control” has the meaning set forth in clause (a) of the definition of “Change of Control” in the A&R LLC Agreement.
“Class A Holder” has the meaning set forth in the introductory paragraph of this Agreement.
“Class A Units” means the Company’s Class A Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Class B COC Option” has the meaning set forth in the A&R LLC Agreement.
“Class B Issuance” has the meaning specified in Section 2.01(b)(iii).
“Class B Member” has the meaning set forth in the A&R LLC Agreement.
“Class B Units” means the Company’s Class B Units, having the rights, powers, privileges, duties, and obligations described in the A&R LLC Agreement.
“Closing” means the consummation of the purchase and sale of the Purchased Units.
“Closing Date” means the date the Closing is actually consummated pursuant to Section 2.02(a).
“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries at the Closing other than the NMP LP Loan and the letters of credit set forth on Schedule A.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Entities” means, collectively, the Company, the Project Companies and NEP.
“Compressor Project” means the development, construction, installation, operation and maintenance of approximately one hundred thousand (100,000) horsepower of natural gas compression at the existing Agua Dulce compressor stations in Nueces County, Texas.

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“Compressor Project APA” means that certain Compression Project Assets Purchase Agreement, by and between NMPP and USG, substantially in the form attached hereto as Exhibit D.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 4, 2018, by and between EIG Investment Management Company, LLC and NEP, as extended by that certain Letter Agreement Re: Extension to Confidentiality Agreement, dated September 19, 2019, by and between EIG Investment Management Company, LLC and NEP, as may be further amended from time to time.
“Consent” means any approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the holders of NEP Common Units or Series A Preferred Units, or any further approval of the Class A Holder or any of its Affiliates.
“Consideration” means an amount equal to Seven Hundred Fifty Million U.S. Dollars ($750,000,000.00).
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, or obligation, whether written or oral.
“Credit Agreement” means the fully executed Credit Agreement, dated as of November 1, 2019, by and among EIG NET Holdings II, LLC, the Purchaser, the lenders party thereto, Societe Generale, as administrative agent, Societe Generale, as collateral agent, and Canadian Imperial Bank of Commerce, New York Branch, Societe Generale and MUFG Bank, LTD., as coordinating lead arrangers and joint bookrunners, as may be amended, amended and restated, supplemented, or otherwise modified in accordance with Section 5.04(a).
“Debt Financing” has the meaning specified in Section 4.07(a).
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Drop-Dead Date” means December 15, 2019.
“Equity Commitment Letter” has the meaning specified in Section 4.07(a).
“Equity Financing” has the meaning specified in Section 4.07(a).
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“FERC” means the Federal Energy Regulatory Commission, or its successor.

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“Financing” has the meaning specified in Section 4.07(a).
“Financing Arrangements” has the meaning specified in Section 5.04(b).
“Financing Definitive Agreements” has the meaning specified in Section 5.04(a).
“Financing Parties” means those lenders, arrangers, and agents and other financial institutions and investors that are or may become parties to the Credit Agreement and are commercial banks and their Affiliates or the Purchaser or its Affiliates.
“Financing Related Party” means the Financing Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, affiliated (or commonly advised) funds, representatives, agents, assignees, and successors of any of the foregoing.
“Fraud” means the making of a representation, warranty, or covenant contained in this Agreement by a Person with a specific intent to induce such other Person to enter into this Agreement and (a) in the case of a representation, such representation contained a material misstatement or omission at the time it was made, and the Person making or giving the representation had actual Knowledge (and not imputed or constructive knowledge), of such material misstatement or omission at the time it was made, (b) such Person had the specific intent to induce such other Person to whom such representation, warranty, or covenant was made or given to enter into this Agreement, and (c) such other Person to whom such representation, warranty, or covenant was made or given reasonably relied on such materially inaccurate representation, warranty, or covenant in entering into this Agreement and suffered injury as a result thereof. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including any claim for fraud) based on negligence or recklessness, and (ii) only the party hereto who committed a Fraud shall be responsible for such Fraud and only to the party alleged to have suffered from such alleged Fraud.
“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of NEP prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“GEPIF Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and between NEP and GEPIF III Meade Investco, L.P., a Delaware limited partnership.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city, and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, arbitration body, tribunal, department, commission, board, bureau, or instrumentality of any of them, and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company Entities means a Governmental Authority having jurisdiction over the Company Entities or any of their respective properties.

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“Governmental Authorization” means any authorization, approval, order, license, certificate, determination, registration, Permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC and, to the extent applicable, the expiration of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including financings by Subsidiaries of such Person, and the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn); (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition (i) that is guaranteed by such Person or its Subsidiaries or (ii) that is secured by any Lien on assets owned or acquired by such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed by such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or any of its Subsidiaries securing such Indebtedness; (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto); or (d) obligations evidenced by bonds, debentures, notes, or other instruments of debt securities.
“Indemnified Party” has the meaning specified in Section 6.03(b).
“Indemnifying Party” has the meaning specified in Section 6.03(b).
“Initial LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Issued NEP Common Units” means the NEP Common Units to be issued to the Purchaser or its Affiliates upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each pursuant to the terms of the A&R LLC Agreement and the NEP Partnership Agreement.
“Knowledge” means, with respect to each of the Company, the Class A Holder, and NEP, the actual knowledge of those individuals listed on Schedule C(1), in their capacity as employees of NextEra Energy Resources, LLC, and, with respect to the Purchaser, the actual knowledge of those individuals listed on Schedule C(2).
“LaSalle Indebtedness” means the Indebtedness incurred pursuant to that certain Note Purchase Agreement, dated as of December 18, 2009, by and between LaSalle Pipeline, LP, a Texas limited partnership, and the purchasers party thereto.
“Law” means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.

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“Lien” means any mortgage, pledge, lien (statutory or otherwise), encumbrance, security interest, security agreement, conditional sale, trust receipt, charge, or claim, or a lease, consignment, or bailment, preference, or priority, assessment, deed of trust, easement, servitude, or other encumbrance upon or with respect to any property of any kind.
“Liquidity Event” has the meaning set forth in the A&R LLC Agreement.
“Material Adverse Effect” means any change, event, or effect that, individually or together with any other changes, events, or effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, financial condition, or results of operations of NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand or (b) the ability of any of the Company Entities, as applicable, to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any one of the Company Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by participants or their customers in the renewable energy or natural gas energy sector, and (C) otherwise associated with changes in the renewable or natural gas energy sector and the resulting effect on NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand), except, with respect to this clause (i), to the extent that NEP and its Subsidiaries, taken as a whole, on the one hand, or the Company and its Subsidiaries, taken as a whole, on the other hand, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Company Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Company Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, (v) any change in the credit rating or outlook of any of the Company Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the NEP Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vii) any failure of the Company or NEP to meet any internal or external projections, forecasts, or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred), (viii) the bankruptcy cases of PG&E Corporation and its Affiliate, Pacific Gas and Electric Company, that is jointly administered in the United States Bankruptcy Court for the Northern District of California under case number 19-30088, together with all related adversary actions, suits, claims, and proceedings, including to the extent the foregoing may be an underlying cause of any other change, event, or effect described in any of clauses (v), (vi), or (vii) hereof, or (ix) any credit rating downgrade, negative outlook, watch or similar event relating to Petroleos Mexicanos or any of its subsidiaries (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred).

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“Membership Interests” means the Company’s Membership Interests, including Class A Units and Class B Units, as more fully described in the A&R LLC Agreement.
“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the anti-money laundering statutes and any related or similar rules, regulations, or guidelines issued, administered, or enforced by any Governmental Authority.
“NEP” has the meaning set forth in the introductory paragraph of this Agreement.
“NEP Affiliate Note” means an Unsecured Promissory Note in substantially the form attached hereto as Exhibit E issued at the Closing by US Holdings for the benefit of the Company and its assigns in original principal amount equal to the amount loaned to US Holdings pursuant to Section 2.01(c)(iii).
“NEP Change of Control Option” has the meaning set forth in the A&R LLC Agreement.
“NEP Common Units” means Common Units, as that term is defined in the NEP Partnership Agreement.
“NEP GP” means NextEra Energy Partners GP, Inc., a Delaware corporation and the general partner of NEP.
“NEP Obligations” means the obligations of NEP specifically contained in Sections 2.04, 2.05(a), 2.06, 2.07, 5.01, 5.02, 5.03, 5.04, 6.01, 6.03, 7.01 and 7.02, Article III, and Article VIII.
“NEP Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of NEP, dated as of June 10, 2019, as amended or amended and restated from time to time in accordance with the terms thereof.
“NEP Related Parties” has the meaning specified in Section 6.02.
“NEP SEC Documents” means NEP’s forms, registration statements, reports, schedules, statements, and exhibits filed with the Commission by it under the Exchange Act or the Securities Act, as applicable.
“NEP Subsidiaries” means, collectively, the Subsidiaries of NEP listed on Schedule D attached hereto.
“NEP Ventures” has the meaning specified in the recitals to this Agreement.
“NET Contribution Agreement” means that certain Contribution Agreement to be entered into on or within three (3) Business Days prior to the Closing Date by and among Class A Holder and the Company, substantially in the form attached hereto as Exhibit C.
“NET Holdings” has the meaning specified in the recitals to this Agreement.
“NET Holdings Indebtedness” means, collectively, the Indebtedness incurred pursuant to that certain Amended and Restated Credit Agreement, dated December 14, 2015, by and among

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NET Holdings, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders.
“NET Indebtedness Payoff” has the meaning specified in Section 2.03(a).
“NET Midstream” means NET Midstream, LLC, a Texas limited liability company.
“NET Midstream Interest” has the meaning specified in the recitals to this Agreement.
“New Credit Agreement” has the meaning specified in Section 5.04(e).
“NextEra Energy Marketing” has the meaning specified in Schedule F.
“NMP LP” means NET Mexico Pipeline, LP, a Texas limited partnership.
“NMP LP Loan” means that certain Term Loan Credit Agreement, to be entered into on or within three (3) Business Days of the Closing Date, by and between NMPP, as Borrower, and NET Mexico Pipeline, LP, as Lender.
“NMPP” has the meaning specified in the recitals to this Agreement.
“NMPP Indebtedness” means the Indebtedness incurred pursuant to that certain Amended and Restated Credit Agreement dated as of June 29, 2016, by and among NMPP, as Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent, and the other lenders and parties thereto.
“Notice of Closing” has the meaning specified in Section 2.02(a).
“NYSE” means the New York Stock Exchange.
“O&M Agreement” means an Operation and Maintenance Agreement substantially in the form attached hereto as Exhibit F, to be entered into by NextEra Energy Pipeline Services, LLC, as Operator thereunder, and NET Midstream.
“Omnibus Amendment” has the meaning specified in Schedule F.
“Organizational Documents” means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
“Payoff Letters” has the meaning specified in Section 2.05(a)(xii).
“Permits” means any and all necessary licenses, authorizations, permits, variances, waivers, exemptions, consents, and approvals of any Governmental Authority.
“Permitted Lien” means, with respect to equity interests in any Person, any Lien, encumbrance, claim, or restriction (including transfer restrictions) arising under (i) any applicable federal or state securities Law, (ii) under any applicable Organizational Document of such Person,

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(iii) any Lien that will be released in connection with the payoff of the Indebtedness contemplated by Section 2.01(c) or the NET Indebtedness Payoff, (iv) any Lien arising under the NMP LP Loan and (v) any Lien arising under the letters of credit set forth on Schedule A.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.
“Previous Registration Rights Agreements” means, collectively, the 2014 Registration Rights Agreement, the 2017 Registration Rights Agreement, the 2018 Registration Rights Agreement, the 2019 Registration Rights Agreement, and the GEPIF Registration Rights Agreement.
“Project Companies” means those entities listed on Schedule B.
“Purchased Units” means one thousand (1,000) Class B Units.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Purchaser Related Parties” has the meaning specified in Section 6.01.
“Qualifying Financing” has the meaning set forth in the A&R LLC Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, by and between NEP and the Purchaser, substantially in the form attached hereto as Exhibit B.
“Reimbursable Fee” has the meaning specified in Section 5.07.
“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers, and other representatives of such Person.
“ROFR Agreement” means that certain Right of First Refusal Agreement, by and among NEP, NextEra Energy Operating Partners, LP and NextEra Energy Resources, LLC, dated as of August 4, 2017, as may be amended, restated or otherwise modified from time to time.
“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (iii) majority-owned (in the aggregate) or controlled by any of the foregoing.
“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, or other relevant comprehensive economic sanctions authority.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Series A Preferred Units” has the meaning set forth for such term in the NEP Partnership Agreement.
“Sponsor” means, collectively, EIG Energy Fund XVII, L.P., EIG Energy Fund XVII-B, L.P., EIG Energy Fund XVII-E, L.P., EIG-Keats Energy Partners, L.P., EIG Energy Fund XVII (Cayman), L.P., and EIG Energy Fund XVII (Scotland), L.P.
“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is, in the case of a partnership, a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes; provided that, notwithstanding anything to the contrary herein, the Project Companies shall be deemed to be Subsidiaries of the Company immediately upon the closing of the transactions contemplated by the NET Contribution Agreement.
“Support Obligations” means all guaranties, letters of credit, bonds, collateral, or other credit support provided by NEP, its Affiliates, or any of their respective Subsidiaries (other than a Company Entity) on behalf of any Company Entity.
“Swap Breakage” means any swap breakage or similar hedging arrangement termination fees owed in connection with the payoff of the NMPP Indebtedness.
“Tax” means any net income, alternative, or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding (on amounts paid or received), payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, charge, or assessment (federal, state, and local, foreign or domestic).
“Tax Return” means any return (including any information return, declaration or statement) and any schedule, exhibit or attachment thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, claim for refund or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Third-Party Claim” has the meaning specified in Section 6.03(b).

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“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the A&R LLC Agreement, the NET Contribution Agreement, the Compressor Project APA, the NEP Affiliate Note, the Credit Agreement, the Equity Commitment Letter and any and all other agreements, document or instruments that may be required to be executed to consummate the transactions contemplated hereby or thereby.
“Transfer Taxes” means all federal, state, local, or foreign sales, use, transfer, real property transfer, documentary, registration, mortgage recording, stamp duty, value-added, or similar Taxes.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
“US Holdings” means NextEra Energy US Partners Holdings, LLC, a Delaware limited liability company.
“USG” has the meaning specified in the recitals to this Agreement.
Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of NEP or related to the Project Companies and certificates and reports as to financial matters required to be furnished to the Purchaser hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
AGREEMENT TO CONTRIBUTE
Section 2.01    Contribution.
(a)    Prior to the Closing but after the NET Indebtedness Payoff, Class A Holder shall have contributed the Project Companies to the Company pursuant to the NET Contribution Agreement.
(b)    At the Closing, (i) the Initial LLC Agreement shall be amended and restated substantially in the form of the A&R LLC Agreement by which, among other things, the Class A Holder will receive Class A Units in accordance with the A&R LLC Agreement, (ii) the Purchaser shall contribute the Consideration to the Company and in exchange therefor, the Company shall issue Membership Interests consisting of the Purchased Units, and (iii) the Purchaser will be admitted as a Class B Member of the Company (the “Class B Issuance”).

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(c)    Promptly following the Class B Issuance, but in any event within three (3) Business Days after the Closing Date, the Company shall, or shall cause its applicable Subsidiary to, use the remaining Consideration (after applying the offset for each of the Reimbursable Fee pursuant to Section 5.07 and the Additional Fee pursuant to Section 5.08, to the extent any Additional Fee is owed to the Purchaser thereunder, in each case only to the extent such amounts are not paid in immediately available funds pursuant to Section 5.07 and Section 5.08, as applicable) to (i) pay off the LaSalle Indebtedness in accordance with the applicable Payoff Letter, (ii) make a contribution to NMP LP in the applicable amount to enable NMP LP to, and the Company shall cause NMP LP to, (A) make a loan to NMPP in the amount of Six Hundred Four Million U.S. Dollars ($604,000,000) pursuant to the NMP LP Loan to allow for and effect the payoff of the NMPP Indebtedness (other than the Swap Breakage) in accordance with the applicable Payoff Letter and the termination of Item 3 on Schedule A in connection therewith, and (B) contribute funds to NMPP upon receipt of a capital call by NMP LP in accordance with the Organizational Documents of NMPP in order to pay NMPP’s applicable portion of (x) the Swap Breakage (as applicable) and (y) the consideration due pursuant to the Compressor Project APA, and (iii) loan any remaining portion of the Consideration (after applying the offset for each of the Reimbursable Fee pursuant to Section 5.07 and the Additional Fee pursuant to Section 5.08, to the extent any Additional Fee is owed to the Purchaser thereunder, in each case only to the extent such amounts are not paid in immediately available funds pursuant to Section 5.07 and Section 5.08, as applicable) following the payments and contributions described in the foregoing clauses (i) and (ii) to US Holdings in connection with the delivery by US Holdings of the NEP Affiliate Note.
Section 2.02    Closing.
(a)    The Closing shall take place (i) on a Business Day specified by the Class A Holder in a notice to the Company and the Purchaser (the “Notice of Closing”), following the satisfaction or waiver of the conditions set forth in Section 2.03 and Section 2.04 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) but which shall take place (A) no earlier than ten (10) Business Days after receipt by the Purchaser of the Notice of Closing and (B) no later than the Drop-Dead Date, or (ii) at such other time and place as NEP, the Class A Holder and the Purchaser may agree, subject, in each case, to the satisfaction or waiver of the conditions set forth in Section 2.03 and Section 2.04 at the Closing.
(b)    The Closing shall take place at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002 or such other location as agreed to by the Class A Holder and the Purchaser (or remotely via exchange of electronic documents and signatures) at 10:00 a.m. Houston, Texas time.
Mutual Conditions. The respective obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

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(a)    at least two (2) Business Days prior to the Closing Date (and prior to the transactions contemplated by Section 2.03(b)), the NET Holdings Indebtedness shall be paid off (the “NET Indebtedness Payoff”);
(b)    the closing of the transactions contemplated by the NET Contribution Agreement shall have occurred prior to the Closing hereunder (but after the NET Indebtedness Payoff) in accordance with the terms thereof and Section 2.01(a);
(c)    no statute, rule, order, decree, or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority that permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(d)    there shall not be pending any suit, action, or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin, or prohibit the transactions contemplated by this Agreement.
Section 2.04    Conditions to the Closing Obligations.
(a)    The obligation of NEP, the Class A Holder and the Company to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Class A Holder in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(ii)    the Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and
(iii)    the Purchaser shall have delivered, or caused to be delivered, to the Class A Holder, the Company and NEP the Purchaser’s closing deliveries described in Section 2.05(b).
(b)    The obligation of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser with respect to itself in writing, in whole or in part, to the extent permitted by applicable Law):

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(i)    the representations and warranties of NEP, the Company and the Class A Holder contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14 or Section 3.21, or those representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that (y) representations and warranties made as of a specific date shall be required to be true and correct as of such date only and (z) the representation set forth in the last sentence of Section 3.21 shall be required to be true and correct when made and as of immediately before the Closing);
(ii)    each of the Company, the Class A Holder and NEP shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(iii) the NYSE shall have authorized, upon official notice of issuance, the listing of the Issued NEP Common Units to be issued in accordance with the A&R LLC Agreement;
(iv)     no notice of delisting from the NYSE shall have been received by NEP with respect to the NEP Common Units;
(v)    the Debt Financing shall have been funded on the terms and conditions set forth in the Credit Agreement, or upon terms and conditions that are not materially less favorable, in the aggregate, to the Purchaser;
(vi)     there shall not have occurred a Material Adverse Effect;
(vii) the Company, the Class A Holder or NEP shall have delivered, or caused to be delivered, to the Purchaser the closing deliveries described in Section 2.05(a); and
(viii) the Class A Holder and the Company shall have received an irrevocable waiver from NextEra Energy Resources, LLC of all rights of first offer and rights of first refusal under the ROFR Agreement with respect to (i) the transactions contemplated by this Agreement and (ii) any exercise by the Purchaser of its right to cause a Liquidity Event (including any related sale of assets and Membership Interests) pursuant to Section 7.08 of the A&R LLC Agreement.
Section 2.05    Deliveries at the Closing.
(a)    Deliveries of the Company, the Class A Holder and NEP. At or prior to the Closing (except as otherwise indicated), the Company, the Class A Holder or NEP, as applicable, shall deliver, or cause to be delivered, to the Purchaser:

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(i)    a certificate of an officer of the Company, dated as of the Closing Date, certifying as to and attaching (A) the Certificate of Formation of the Company, (B) the Initial LLC Agreement, (C) resolutions authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Company, as applicable, setting forth the name and title and bearing the signatures of such officers;
(ii)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, to the effect that the Company is in good standing in the State of Delaware;
(iii)    an officer’s certificate of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Company) have been satisfied;
(iv)    an officer’s certificate of the Class A Holder, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to the Class A Holder) have been satisfied;
(v)    an officer’s certificate of NEP, dated as of the Closing Date, certifying that the conditions set forth in Section 2.04(b)(i) and Section 2.04(b)(ii) (in each case, solely as they pertain to NEP) have been satisfied;
(vi)    a counterpart to the A&R LLC Agreement, duly executed by the Class A Holder and NEP;
(vii) a certificate of an officer of NEP, dated as of the Closing Date, certifying as to and attaching (A) the certificate of limited partnership of NEP, (B) the NEP Partnership Agreement, as in effect immediately prior to the Closing, (C) resolutions authorizing the execution and delivery of the Transaction Documents to which NEP is a party and the consummation of the transactions contemplated thereby, including the issuance of Issued NEP Common Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of NEP, as applicable, setting forth the name and title and bearing the signatures of such officers;
(viii) an executed counterpart of the Registration Rights Agreement, duly executed by NEP;
(ix)     a fully executed “Supplemental Listing Application” approving the Issued NEP Common Units to be issued in accordance with the A&R LLC Agreement for listing by the NYSE;

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(x)    a certificate of the Secretary of State of the State of Delaware, dated within ten (10) Business Days prior to the Closing Date, to the effect that NEP is in good standing in the State of Delaware;
(xi)     subject to Section 5.09(a) and solely to the extent that the NMPP Indebtedness is paid off on the Closing Date, the Compressor Project APA, duly executed by each of NMPP and USG;
(xii) duly executed payoff letters for all Closing Indebtedness (the “Payoff Letters”);
(xiii) subject to Section 5.09(b) and solely to the extent that the NMP LP Loan will be executed on the Closing Date, the NMP LP Loan and all material documentation executed in connection therewith;
(xiv) subject to Section 5.09(c) and solely to the extent that the NEP Affiliate Note will be executed on the Closing Date, the duly executed NEP Affiliate Note;
(xv) the duly executed NET Contribution Agreement;
(xvi) the duly executed O&M Agreement;
(xvii) the duly executed Bridge Agreement;
(xviii) except to the extent offset against the Consideration pursuant to Section 5.07, the Class A Holder shall deliver payment of the Reimbursable Fee by wire transfer of immediately available funds to such account as is designated at least two (2) Business Days in advance of the Closing Date by the Purchaser;
(xix) except to the extent offset against the Consideration pursuant to Section 5.08, to the extent any Additional Fee is owed to the Purchaser pursuant to Section 5.08, the Class A Holder shall deliver payment of the Additional Fee by wire transfer of immediately available funds to such account as is designated at least two (2) Business Days in advance of the Closing Date by the Purchaser; and
(xx) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.
(b)    Deliveries of the Purchaser. At or prior to the Closing (except as otherwise indicated), the Purchaser shall deliver or cause to be delivered to the Company, the Class A Holder and NEP:
(i)    a counterpart of the Registration Rights Agreement, duly executed by the Purchaser;

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(ii)    an executed counterpart to the A&R LLC Agreement, duly executed by the Purchaser;
(iii)    a certificate of an authorized officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.04(a)(i) and Section 2.04(a)(ii) have been satisfied;
(iv)    payment by the Purchaser of the Consideration by wire transfer of immediately available funds to an account designated in advance of the Closing Date by the Company; and
(v)    such other documents relating to the transactions contemplated by this Agreement as the Company, the Class A Holder or NEP may reasonably request.
Section 2.06    Further Assurances. From time to time after the date hereof, subject to any other terms and conditions of this Agreement and except as expressly provided otherwise in this Agreement, without further consideration, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
Section 2.07    Withholding. The Purchaser shall be entitled to deduct and withhold from any payments under this Agreement any amounts the Purchaser is required to deduct and withhold under any applicable Law, and amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.08    Transaction Tax Treatment. The parties to this Agreement intend to treat, for U.S. federal income Tax purposes (and, where applicable, for state and local income Tax purposes), the contribution by the Purchaser of the Consideration to the Company in exchange for the Class B Units as a transaction described in Section 721(a) of the Code, and, except as required by applicable Law, shall not take any position inconsistent with such treatment on any Tax Return or in connection with any Tax audit or proceeding.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE COMPANY AND NEP
Each of (i) the Company hereby represents and warrants to the Purchaser, solely with respect to those representations and warranties applicable to the Company and its Subsidiaries, (ii) NEP and the Class A Holder hereby, severally and not jointly, represents and warrants to the Purchaser, solely with respect to those representations and warranties applicable to the Company and its Subsidiaries (other than any representations and warranties applicable to the Project Companies and set forth in Section 3.06 (No Material Adverse Change), Section 3.09 (Litigation), and Section 3.21 (Tax)); (iii) the Class A Holder hereby represents and warrants to the Purchaser solely with respect to those representations and warranties applicable to the Class A Holder, and (iv) NEP hereby represents and warrants to the Purchaser, solely with respect to those representations and warranties applicable to NEP, as follows:

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Section 3.01    Existence.
(a)    Each of the Company, the Class A Holder and NEP has been duly formed and is validly existing as a limited liability company or limited partnership, as the case may be, and is in good standing under the Laws of the State of Delaware and (i) has the full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company, the Class A Holder or NEP, as applicable, is a party and consummate the transactions contemplated hereby and thereby and (ii) in the case of the Company, will have, upon effectiveness of the A&R LLC Agreement at the Closing, full limited liability company power and authority to issue, sell, and deliver the Purchased Units.
(b)    The Organizational Documents of the Company, the Class A Holder and NEP have been, and in the case of the A&R LLC Agreement, once executed and delivered at the Closing, will be, valid and legally binding agreements of the Company, the Class A Holder or NEP, as applicable, enforceable against the Company, the Class A Holder or NEP, as applicable, in accordance with their respective terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.02    Capitalization and Valid Issuance of Units.
(a)    Immediately prior to the Closing, the Class A Holder will be the sole member of the Company and will hold of record and beneficially all of the issued and outstanding limited liability company interests of the Company, free and clear of all Liens, except for Permitted Liens. Immediately prior to the Closing, there will be no limited liability company interests of the Company issued or outstanding other than the interests held by the Class A Holder as set forth in the Initial LLC Agreement.
(b)    Except for any such preemptive rights that have been waived or will be waived prior to the Closing, there are no persons entitled to statutory, preemptive, or other similar contractual rights to subscribe for the Purchased Units; and, except for the Purchased Units to be acquired pursuant to this Agreement, no options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, limited liability company or other ownership interests in the Company are outstanding.
(c)    Upon the issuance of Issued NEP Common Units, such Issued NEP Common Units will be duly authorized, validly issued, and fully paid (to the extent required by the NEP Partnership Agreement), subject to the provisions of the Delaware LP Act, and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the NEP Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) with respect to the Purchaser’s or its Affiliates’ Issued NEP Common Units, such Liens as are created by the Purchaser or its Affiliates, and (iii) such Liens as arise under the NEP Partnership Agreement or the Delaware LP Act.

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Section 3.03    Ownership of the Class A Holder. Class A Holder is an indirect wholly-owned subsidiary of NextEra Energy Operating Partners, LP and NEP Ventures is the sole record and beneficial owner of all of the limited liability company interest in the Class A Holder, free and clear of all Liens (other than transfer restrictions under the limited liability company agreement of the Class A Holder or applicable state and federal securities Laws, Liens imposed under any applicable agreement of Indebtedness or as arise under the Delaware LLC Act and Permitted Liens).
Section 3.04    Indebtedness; Liabilities. As of the date hereof, the Company has, and until the consummation of the transactions contemplated by the NET Contribution Agreement the Company will have, no outstanding Indebtedness or other liabilities or obligations (known, unknown, accrued, absolute, contingent, determined or determinable, or otherwise), other than its obligations under this Agreement, the Transaction Documents, customary obligations pursuant to its bank accounts, and obligations incurred in connection with the Company’s formation.
Section 3.05    Formation. The Company was formed for the transaction of any lawful business for which a limited liability company may be formed under the Delaware LLC Act. Upon the effectiveness of the A&R LLC Agreement, the purposes of the Company will be acquiring, accepting, owning, holding, selling, leasing, transferring, financing, refinancing, exchanging, managing, and operating, directly or indirectly through its Subsidiaries, the Assets and any other assets acquired by the Company after the Closing in accordance with the A&R LLC Agreement, together with the liabilities related thereto, including pursuant to the NET Contribution Agreement and any ancillary agreements executed in connection therewith, and the Company has not engaged in any business activities other than the foregoing and its formation activities. Prior to the consummation of the Closing, the Company will not have assets or properties other than the Assets and bank accounts.
Section 3.06    No Material Adverse Change. Since September 30, 2019, except as described in the NEP SEC Documents, there has not been any Material Adverse Effect.
Section 3.07    No Registration Required. Assuming the accuracy of the representations and warranties of the Purchaser contained in Article IV, the issuance and sale of the Purchased Units to the Purchaser pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the Company’s Knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.
Section 3.08    No Restrictions or Registration Rights. Except as described in the A&R LLC Agreement, this Agreement, the NEP Partnership Agreement, the Previous Registration Rights Agreements or the NEP SEC Documents, (a) there are no restrictions upon the transfer of any Purchased Units or Issued NEP Common Units, nor any restrictions on the voting of Purchased Units, and (b) neither the offering and sale of the Purchased Units as contemplated by this Agreement, nor any issuance of Issued NEP Common Units gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Company.
Section 3.09    Litigation. Except as described in the NEP SEC Documents, there are no actions, suits, claims, investigations, orders, injunctions, or proceedings pending or, to the Knowledge of the Company or NEP, threatened or contemplated, to which the Company Entities

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or any of their respective directors or officers is or would be a party or to which any of their respective properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), that would, individually or in the aggregate, if resolved adversely to the Company Entities, constitute a Material Adverse Effect, or that would challenge the validity of any of the Transaction Documents or the right of either of the Company or NEP to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby.
Section 3.10    No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and the issuance by NEP of any Issued NEP Common Units will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of), (a) the Organizational Documents, as may be amended pursuant to this Agreement, of either the Company, the Class A Holder, or NEP, (b) any Contract to which any of the Company Entities is a party or by which any of the Company Entities or any of their respective properties may be bound or affected (including, for the avoidance of doubt, the NET Contribution Agreement), (c) any Material Contract (as that term is defined and used in the NET Contribution Agreement), (d) any Law, (e) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (f) any decree, judgment or order applicable to any of the Company Entities or any of their respective properties, except in the cases of clauses (b) through (f) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.11    Authority; Enforceability. The Company will have all requisite power and authority under the A&R LLC Agreement, upon execution and delivery thereof at the Closing, and the Delaware LLC Act to issue, sell and deliver the Purchased Units in accordance with and upon the terms and conditions set forth in this Agreement and the A&R LLC Agreement. All corporate, limited liability company, or limited partnership action required to be taken by the Company or NEP or any of their partners or members for the authorization, issuance, sale, and delivery of the Purchased Units, the execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated thereby shall have been validly taken at or prior to the Closing. No approval from the holders of NEP Common Units or Series A Preferred Units is required for NEP to issue the Issued NEP Common Units in accordance with the A&R LLC Agreement and the NEP Partnership Agreement. Each of the Transaction Documents has been, or will be at the Closing, duly and validly authorized and has been or, with respect to the A&R LLC Agreement and the other Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Company, the Class A Holder or NEP, as the case may be, and, to the Knowledge of the Company, each of the other parties thereto. Each of the Transaction Documents constitutes, or will constitute at the Closing, the legal, valid, and binding obligations of the Company, the Class A Holder or NEP, as the case may be, and, to the Knowledge of the Company and NEP, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

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Section 3.12    Approvals. No Consent is required in connection with the issuance and sale of the Purchased Units by the Company, the issuance by NEP of any Issued NEP Common Units upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, the Class A Holder or NEP and the consummation by the Company, the Class A Holder and NEP of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with NEP’s obligations under the Registration Rights Agreement or the Previous Registration Rights Agreements, (b) required under applicable state securities or “blue sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained, or (d) the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.13    Investment Company Status. Neither the Company, the Class A Holder nor NEP is, and upon the issuance and sale of the Purchased Units as herein contemplated and the application of the net proceeds therefrom, neither the Company nor NEP will be an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.14    Certain Fees. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission from the Purchaser with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Class A Holder or NEP.
Section 3.15    Listing and Maintenance Requirements. The NEP Common Units are listed on the NYSE, and NEP has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of any Issued NEP Common Units will not contravene NYSE rules and regulations.
Section 3.16    Form S-3 Eligibility. NEP is eligible to register the Issued NEP Common Units, if and when issued, for resale by the Purchaser under Form S-3 promulgated under the Securities Act.
Section 3.17    Affiliate Contracts and Support Obligations.
(a)    Schedule E hereto sets forth a true and complete list of (i) all of the material Affiliate Contracts and (ii) all material Support Obligations, in each case with all amendments, modifications, and supplements thereto. Each Affiliate Contract constitutes a legal, valid, binding and enforceable obligation of the Company Entity party thereto and, to the Knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms. Each Affiliate Contract and each Support Obligation is in full force and effect in all material respects.
(b)    No Company Entity, nor to the Knowledge of the Company, any of the other parties thereto, is in material breach, violation, or default, and, to the Knowledge of the Company, no event, condition, or omission exists or has occurred which with notice or lapse of time

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or both would constitute any such material breach, violation, or default, or permit termination, modification, or acceleration by such other parties, under such Affiliate Contracts.
(c)    The Company has not received any notice that any Affiliate Contract is not in full force or effect or that any party to any of the Affiliate Contracts intends to terminate or fail to renew at the end of its term, materially increase or decrease any rates, costs, or fees charged to or payable by or to the Company or any of its Subsidiaries, or materially reduce the goods and services provided to or by the Company or any of its Subsidiaries under any Affiliate Contract. The Company has made available to the Purchaser true and complete copies of all material Affiliate Contracts.
Section 3.18    Anti-Corruption. (a) None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity has taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Company or NEP, threatened; and (c) the Company Entities and, to the Knowledge of the Company or NEP, their Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by the Company Entities in all material respects.
Section 3.19    Money Laundering Laws. The operations of each of the Company Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Company Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.20    Sanctions. None of the Company Entities or, to the Knowledge of the Company or NEP, any Associated Person of any Company Entity is a Sanctioned Person nor transacting any business with or for the benefit of any Sanctioned Person. The Company Entities will not directly or indirectly use the proceeds of the sale of the Purchased Units, or lend, contribute, or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person to fund or facilitate any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, or otherwise) of Sanctions. No action, suit, or proceeding by or before any Governmental Authority involving the Company Entities with respect to any Sanctions is pending or, to the Knowledge of the Company or NEP, threatened.
Section 3.21    Tax. All material Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed (taking into account extensions). All such Tax Returns were prepared in accordance with applicable Law in all material respects and are true, correct and complete in all material respects. All material Taxes due and payable by, or with respect to, the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid. Each Project Company (other than NMPP) is a disregarded entity for U.S. federal income tax purposes, and to the Knowledge of the Company has been since its formation

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either a partnership or a disregarded entity for U.S. federal income tax purposes. NMPP is and, to the Knowledge of the Company has been since its formation, classified as a partnership for U.S. federal income tax purposes, and has in effect a valid election under Section 754 of the Code. The Company is and has been since its formation an entity disregarded as separate from NextEra Energy Operating Partners, LP for U.S. federal income tax purposes. NextEra Energy Operating Partners, LP is classified as a partnership for U.S. federal income tax purposes.
Section 3.22    No Other Representations. Except for the representations and warranties expressly set forth in this Article III, none of the Company Entities, the Class A Holder or any Affiliate or Representative of the Company Entities or the Class A Holder makes any representation or warranty, whether oral or written, express or implied, statutory or otherwise, with respect to the Class A Holder, Company Entities, the Purchased Units, the Issued NEP Common Units, or the Assets or with respect to any other information provided or made available to the Purchaser in connection with the transactions contemplated by this Agreement, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to the Purchaser or to its Representatives in any electronic data room or otherwise in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
Article IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
The Purchaser represents and warrants to the Company, the Class A Holder and NEP as follows as of the date hereof and as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only):
Section 4.01    Existence. The Purchaser is duly organized and validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to own properties and to conduct its business as currently conducted. The Purchaser engages in no other business than acquiring, owning, holding, selling, transferring, and financing the Purchased Units.
Section 4.02    Authorization, Enforceability. The Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of the Purchaser is required. Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser, where applicable, and constitutes a legal, valid and binding obligation of the Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

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Section 4.03    No Breach. The execution, delivery and performance of the Transaction Documents to which the Purchaser is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of the Purchaser, or (c) violate any Law of any Governmental Authority or body having jurisdiction over the Purchaser or the property or assets of the Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations, or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.
Section 4.04    Approvals. No Consent is required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser or any other party thereto and the consummation by the Purchaser of the transactions contemplated hereby or thereby, other than Consents (a) that have been, or prior to the Closing Date will be, obtained, and (b) the absence or omission of which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.05    Certain Fees
. No fees or commissions are or will be payable by the Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement, except for fees or commissions for which the Company and NEP are not responsible.
Section 4.06    Unregistered Securities.
(a)    Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and any Issued NEP Common Units, as may be applicable. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the holding of any Issued NEP Common Units.
(b)    Information. The Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of each of the Company, the Class A Holder and NEP that have been requested and any materials that have been requested by the Purchaser relating to the offer and sale of the Purchased Units and the issuance of any Issued NEP Common Units. The Purchaser and its Representatives have been afforded the opportunity to ask questions of each of the Company and NEP. Neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser and its Representatives shall modify, amend, or affect the Purchaser’s right (i) to rely on the Company’s or NEP’s, as applicable, representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. The Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. The Purchaser has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

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(c)    Residency. The Purchaser shall cooperate reasonably with the Company or NEP, as applicable, to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement.
(d)    Legends. The Purchaser understands that, until such time as any Issued NEP Common Units have been sold pursuant to an effective registration statement under the Securities Act, or the Issued NEP Common Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Issued NEP Common Units will bear a restrictive legend as provided in the NEP Partnership Agreement.
(e)    Purchase Representation. The Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has been advised and understands that none of the Purchased Units or Issued NEP Common Units has been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Purchaser has been advised and understands that the Company, in issuing the Purchased Units, and NEP in agreeing to issue any Issued NEP Common Units, are relying upon, among other things, the representations and warranties of the Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f)    Rule 144. The Purchaser understands that there is no public trading market for the Purchased Units, that no such market is expected to develop and that the Purchased Units must be held indefinitely unless and until (i) Issued NEP Common Units are issued upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, and (ii) such Issued NEP Common Units are registered under the Securities Act or an exemption from registration is available. The Purchaser has been advised of and understands the provisions of Rule 144 promulgated under the Securities Act.
(g)    Reliance by the Company and NEP. The Purchaser understands that the Purchased Units (and subsequently, any Issued NEP Common Units that may be issued) are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company and NEP are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Purchased Units and any Issued NEP Common Units.
Section 4.07    Sufficient Funds.
(a)    The Purchaser has delivered to the Company correct and complete copies of (i) the executed Credit Agreement (including the schedules and exhibits thereto, and any related fee letters in connection therewith), among the Purchaser and lenders party thereto, pursuant to which the lenders party thereto have severally committed to provide the debt financing set forth therein in an aggregate amount of at least $520,500,000 at the Closing (“Debt

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Financing”), and (ii) the executed equity commitment letter (the “Equity Commitment Letter,” and the equity financing set forth in the Equity Commitment Letter, the “Equity Financing,” and together with the Debt Financing, the “Financing”) from the Sponsor to provide Equity Financing of at least $241,817,818 at the Closing. The Equity Commitment Letter provides that each of the Company and NEP is a third party beneficiary thereof.
(b)    As of the date of this Agreement, (i) each of the Credit Agreement and the Equity Commitment Letter is in full force and effect and has not been amended or modified in any respect and (ii) the respective commitments contained in the Credit Agreement and the Equity Commitment Letter have not been withdrawn, modified, reduced, or rescinded in any respect. As of the date hereof, each of the Credit Agreement and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Purchaser, and, to the Knowledge of the Purchaser, the Credit Agreement constitutes a valid, binding, and enforceable obligation of the applicable Financing Parties and the Equity Commitment Letter constitutes a valid, binding, and enforceable obligation of the Sponsor to provide the Equity Financing contemplated thereby, subject, in each case, only to the satisfaction or waiver of the conditions set forth therein in accordance with the terms thereof, except, in each case, as may be limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity). Each of the Credit Agreement and the Equity Commitment Letter constitutes the entire agreement between the parties thereto related to the Financings contemplated thereby, and there are no side letters, other agreements, or other arrangements that would permit the applicable parties to the Credit Agreement or the Equity Commitment Letter to reduce the amount of the Financing or that would otherwise affect the availability of the Financing on the Closing Date. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of the Purchaser under the Credit Agreement or the Equity Commitment Letter or, to the Knowledge of the Purchaser, any other party to the Credit Agreement or the Equity Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Credit Agreement or the Equity Commitment Letter, or (C) otherwise result in any portion of the Financing not being available. The Purchaser has fully paid any and all commitment fees or other fees required by the Credit Agreement and the Equity Commitment Letter, any related fee letter, and any other document entered into in connection with, or related thereto, to be paid on or before the date of this Agreement.
(c)    The aggregate proceeds from the Financing, assuming such proceeds are funded in accordance with the terms of the Equity Commitment Letter and the Credit Agreement, constitute all of the financing required by the Purchaser to consummate the transactions, and satisfy their obligations, contemplated by this Agreement, including the payment of the Consideration at the Closing and payment of all fees and expenses of the Purchaser due and payable at the Closing. The Credit Agreement contains all of the conditions precedent to the obligations of the Financing Parties thereunder to make the Debt Financing contemplated thereby available to the Purchaser at or prior to the Closing, there are no other conditions precedent to such funding, and the Purchaser does not know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Credit Agreement to be satisfied at the Closing. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the Sponsor to make the Equity Financing available to the Purchaser at or prior to the Closing, there are no other conditions precedent to such funding, and the Purchaser does not

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know of any facts or circumstances that could reasonably be expected to result in the failure of any of the conditions set forth in the Equity Commitment Letter to be satisfied at the Closing.
Section 4.08    Anti-Corruption. (a) The Purchaser, and, to the Knowledge of the Purchaser, any Associated Person of the Purchaser has not taken any action, directly or indirectly, in violation of any Anti-Corruption Law; (b) no action, suit, or proceeding by or before any Governmental Authority involving the Purchaser with respect to any Anti-Corruption Law is pending or, to the Knowledge of the Purchaser, threatened; and (c) the Purchaser and, to the Knowledge of the Purchaser, its Affiliates have conducted their businesses in compliance with Anti-Corruption Laws in all material respects and have instituted and maintain policies and procedures reasonably designed to ensure, continued compliance therewith by the Purchaser in all material respects.
Section 4.09    Money-Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any Governmental Authority involving the Purchaser with respect to the Money Laundering Laws is pending or, to the Knowledge of the Purchaser, threatened.
Section 4.10    Sanctions. The Purchaser and, to the Knowledge of the Purchaser, any Associated Person of the Purchaser is not a Sanctioned Person and is not transacting any business with or for the benefit of any Sanctioned Person. No action, suit, or proceeding by or before any Governmental Authority involving the Purchaser with respect to any Sanctions is pending or, to the Knowledge of the Purchaser, threatened.
Section 4.11    Acknowledgements by the Purchaser.
(a)    Other than the representations and warranties expressly set forth in the NET Contribution Agreement, the representations and warranties of the Company and NEP expressly and specifically set forth in Article III constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind of the Company, NEP, and their respective Affiliates and Representatives in connection with the transactions contemplated by this Agreement, and none of the Company, NEP, or any of their respective Affiliates or Representatives has made, and the Purchaser has not relied on, any other representations, warranties, or statements (including by omission) of any kind or nature, whether oral or written, express or implied, statutory or otherwise, as to any matter concerning the Company Entities or their respective Affiliates or Representatives, the Purchased Units, the Issued NEP Common Units, the Assets, the accuracy or completeness of any information provided to (or otherwise obtained by) the Purchaser or its Affiliates or Representatives or in connection with the transactions contemplated by this Agreement.
(b)    (i) The Purchaser is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Purchased Units as contemplated hereunder; (ii) the Purchaser has conducted, to its satisfaction, and to its Representatives’ satisfaction, its own full and complete independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Assets to be acquired by the Company and, in making its determination to proceed with the transactions

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contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent review and analysis and the representations and warranties of the Company and NEP expressly and specifically set forth in Article III, and the Purchaser has not relied on any other representations, warranties, or statements (including by omission) of any kind of the Company, NEP, or their respective Affiliates or Representatives; (iii) NEP and the Company have given the Purchaser and its Representatives complete and open access to the books and records, key employees, documents, facilities, equipment, Contracts and other information relating to the Purchased Units and the Assets to be acquired by the Company and have provided all materials relating to the acquisition of the Purchased Units and the Assets that the Purchaser and its Representatives have requested, and the Purchaser and its Representatives have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or NEP, or to otherwise evaluate the merits of the transactions contemplated under this Agreement; (iv) the Purchaser and its Representatives have reviewed all of the documents, records, reports, and other materials made available by (or on behalf of) NEP and the Company in any electronic data room or otherwise and are familiar with the content thereof; and (v) NEP and the Company have answered, to the satisfaction of the Purchaser, all inquiries that the Purchaser or its Representatives have made concerning the Purchased Units, the Assets, the Issued NEP Common Units, or otherwise relating to the transactions contemplated under this Agreement.
Section 4.12    No Other Representations. Except for the representations and warranties contained in this Article IV, the Purchaser makes no representation or warranty whether oral or written, express or implied, statutory or otherwise with respect to the Purchaser or with respect to any other information provided or made available to NEP or the Company in connection with the transactions contemplated hereby, including any information, documents, projections, estimates, budgets, forecasts, or other material made available to NEP or the Company or their respective Representatives in expectation of the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed, and none shall be implied at law or in equity.
Article V
COVENANTS
Section 5.01    Conduct of Business.
(a)    During the period commencing on the date of this Agreement and ending on the Closing Date, except as (i) permitted or required by the other terms or provisions of this Agreement or the Transaction Documents, (ii) described on Schedule F, or (iii) consented to or approved by the Purchaser, each of the Company and NEP will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill, and present business relationships with all material customers, suppliers, licensors, distributors, and others having significant business relationships with either the Company or NEP (as applicable), to the extent the Company or NEP, as applicable, believes in its sole discretion that such relationships are and continue to be beneficial to either the Company or NEP, as applicable, and their respective businesses; provided, however, that during such period, the Company or NEP, as applicable, shall, as promptly as practicable, provide written notice to the Purchaser regarding any material adverse developments in respect of the foregoing.

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Prior to the Closing, except as consented to or approved by the Purchaser in writing or as set forth on Schedule F, neither the Company nor NEP will (A) modify, amend, or waive in any material respect any provision of the Initial LLC Agreement (other than adoption of the A&R LLC Agreement at the Closing) or the NEP Partnership Agreement that is, in the case of the NEP Partnership Agreement, material to (1) the rights of the Company or NEP, as applicable, or (2) the rights of the Purchaser, in its capacity as purchaser of the Purchased Units, in each case, without the prior written consent of the Purchaser; or (B) unless contemplated by this Agreement or the Transaction Documents, and except (1) in connection with the consummation of the Compressor Project APA or the NET Contribution Agreement, (2) for the repayment of Closing Indebtedness, or (3) any other amendment to the Organizational Documents of any Project Company (or parent or Subsidiary thereof) in connection with such repayment of Closing Indebtedness or the consummation of the transactions contemplated hereby (provided that any such amendment referred to in this clause (3) that adversely affects the Company or the Class B Units shall require the prior written consent of the Purchaser), take any actions that would be prohibited by Section 6.03 or Section 6.04 of the A&R LLC Agreement, in accordance with the standards of conduct set forth therein, if the taking of such actions would have been prohibited without the requisite consent of the Purchaser following the Closing.
(b)    Prior to the Closing, none of the Company, NEP or the Class A Holder will make, or permit to be made, with respect to the Company or any Project Company, any election under Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law) to be classified as a corporation.
(c)    Each of NEP and the Class A Holder shall act in good faith and use their respective commercially reasonable effort to ensure that (i) the Project Companies will be contributed to the Company pursuant to the NET Contribution Agreement with normal levels of working capital consistent with past practice assuming consistent market conditions and (ii) the revenues and other cash generated by the Project Companies attributable to periods on and after November 1, 2019 will not be distributed by NET Midstream, LLC to its equity holders prior to the Closing so that such revenues will be factored into Available Cash (as defined in the A&R LLC Agreement) to be distributed by the Company in accordance with the A&R LLC Agreement with respect to the month ending November 30, 2019, as provided for in the Project Model (as defined in the NET Contribution Agreement).
Section 5.02    Listing of Units. Prior to the Closing, NEP will use its commercially reasonable efforts to obtain approval for listing the Issued NEP Common Units, subject to notice of issuance of Issued NEP Common Units at the appropriate time.
Section 5.03    Cooperation; Further Assurances. Except as expressly provided otherwise in this Agreement, each of the Company, NEP and the Purchaser shall use its respective commercially reasonable efforts to obtain all Consents (including any Governmental Authorizations) required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company, NEP and the Purchaser agrees to execute and deliver all such documents and instruments, including in respect of any required execution of, or consenting to, applications or submissions with FERC, including any inquiries from staff, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper, or advisable under applicable Laws and

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regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.
Section 5.04    Purchaser Financing.
(a)    The Purchaser shall use its reasonable best efforts to take, and cause to be taken, all actions and to do, and to cause to be done, all things necessary, proper, or advisable to arrange, consummate and obtain (i) the Equity Financing on the terms and conditions described in the Equity Commitment Letter and (ii) the Debt Financing on the terms and conditions described in the Credit Agreement, in each case, on the Closing Date, including (A) using reasonable best efforts to comply with and maintain in full force and effect the Equity Commitment Letter and the Credit Agreement, (B) using reasonable best efforts to timely negotiate and enter into any additional definitive agreements with respect to the Debt Financing on terms and conditions contemplated by the Credit Agreement (any such agreements, collectively with the Credit Agreement, the “Financing Definitive Agreements”), (C) satisfying or causing to be waived on a timely basis (and, in any event, on or prior to Closing) all conditions to funding the Financing that are applicable to the Purchaser in such Equity Commitment Letter and the Financing Definitive Agreements that are within the Purchaser’s control, (D) using reasonable best efforts to consummate the Financing at or prior to the Closing, (E) enforcing the Purchaser’s rights under the Equity Commitment Letter and the Credit Agreement, and (F) if the conditions set forth in Section 2.03 and Section 2.04 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), consummating the Financing at the Closing. The Purchaser shall not amend, amend and restate, replace, supplement, or otherwise modify or waive any of its rights under the Equity Commitment Letter or any Financing Definitive Agreement or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided that the Purchaser may amend, amend and restate, replace, supplement, or otherwise modify or waive any of its rights under, the Financing Definitive Agreements, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Financing Definitive Agreements shall not (i) permit the syndication of the Debt Financing to parties that are not commercial banks and their Affiliates or the Purchaser or Affiliates of the Purchaser, (ii) expand upon the conditions precedent to the funding on the Closing Date of the Debt Financing as set forth in the Credit Agreement on the date hereof or otherwise modify the Financing Definitive Agreements in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Closing, including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of any Financing Definitive Agreement prior to the first to occur of Closing and the expiration of the Credit Agreement in accordance with its terms, (iii) reduce the amount of the Debt Financing or reduce the Financing Parties’ commitments under the Credit Agreement (other than as a result of an assignment of a Financing Parties’ commitment to another Financing Party) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) is sufficient to satisfy the Purchaser’s obligations, contemplated by this Agreement, including the payment of the Consideration at the Closing and payment of all fees and expenses of the Purchaser due and payable at the Closing, or (iv) affect the ability of the Purchaser to enforce its rights against the Financing Parties or the Sponsor under the Credit Agreement or the Equity Commitment Letter, respectively.

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(b)    Prior to the Closing, the Company and NEP shall, and shall use their reasonable best efforts to cause each of the Company’s and NEP’s respective officers, directors, managers, employees, advisors, third party consultants, and engineers and the Company’s Subsidiaries to, cooperate, in all cases at the Purchaser’s sole cost and expense upon reasonable advance notice by the Purchaser in connection with the Purchaser’s efforts to arrange, consummate, and obtain the Debt Financing (collectively the “Financing Arrangements”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NEP, the Company or any of the Company’s Subsidiaries), including (i) providing to the Purchaser and the Financing Parties as promptly as practicable after the date of this Agreement unaudited financial statements relating to the Assets for the fiscal year ended December 31, 2018, and, if available prior to the Closing, for the fiscal quarter ended September 30, 2019 (it being understood that such financial statements will be provided on a project basis and will not be audited or reviewed by any independent accounting firm), (ii) participating, and causing appropriate senior management personnel of NEP or the Company to participate, in meetings and telephone calls with a reasonable number of prospective lenders under the Debt Financing in connection with the syndication thereof upon reasonable notice and at a time and location to be mutually agreed, (iii) reasonably cooperating with the due diligence efforts of the lenders that are parties to the Credit Agreement, as such due diligence relates to the Company, its Subsidiaries, the Assets, or NEP; (iv) obtaining the consents and authorizations of accountants and consultants for use of their reports in any materials related to the Debt Financing; (v) reasonably cooperating in the preparation of any appropriate and customary offering memorandum, bank book, or similar documents used in connection with the syndication and marketing of the Financing Arrangements (including the delivery of customary authorizations and representation letters for any offering memorandum or bank book); (vi) having the Company acknowledge the pledge of the Class B Units and by facilitating the Financing Parties’ perfecting any security interest therein; provided that no such action shall be effective until the Closing, and (vii) at least five (5) Business Days prior to Closing (to the extent requested from the Company at least nine (9) Business Days prior to the anticipated Closing), providing all documentation and other information about the Company as is reasonably requested by the Purchaser that is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required under the Credit Agreement; provided that the Company and NEP shall not (A) be required to take any action that would or would reasonably be expected to cause any director, officer, employee or other representative of the Company or NEP to incur any personal liability, (B) be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters, (C) be required to provide any information or other document to the extent (y) the provision thereof would or would reasonably be expected to violate a confidentiality or other agreement with a third party, violate their respective Organizational Documents or any law, rule, regulation, court order, or other legal restriction, or result in a loss of attorney-client privilege or (z) such information or document constitutes attorney work product, (D) be required to (y) pay any commitment or other fee or (z) incur any expense in connection with compliance with this Section 5.04, (E) have any liability or any obligation under the Equity Commitment Letter or any Financing Definitive Agreement (or alternative financing that the Purchaser may raise in connection with the transactions contemplated by this Agreement), (F) be required to incur any other liability or obligation in connection with the Financing (or any alternative financing that the Purchaser may raise in connection with the transactions contemplated by this Agreement in accordance with clause (e) below), or (G) be required to take any action that would result in the contravention of, or that would reasonably be

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expected to result in a violation or breach of, or a default under, any contract to which the Company or NEP is a party, unless, in the case of clauses (D), (E), and (F), the Purchaser has agreed to reimburse, and have indemnified, the Company and NEP on terms reasonably acceptable to the Company and NEP with respect to such expenses.
(c)    If requested by the Purchaser or any of its Affiliates, following the Closing and the exercise of the Call Option, the Company and NEP will provide the following cooperation: (i) in connection with the Purchaser entering into any Qualifying Financing, providing such cooperation and assistance as the Purchaser or its Affiliates may reasonably request (including, without limitation, (A) entering into one or more “issuer agreements” following the date hereof, in each case, in form and substance agreed to by NEP, the Purchaser and the lenders party thereto, solely to the extent required in connection with (1) a refinancing of the Qualifying Financing by the Purchaser, (2) alternative financing to fund the payment of the Consideration, as contemplated by Section 5.04(e), or (3) additional or substitute financing in connection with any exercise of the Call Option, Class B COC Option, or NEP Change of Control Option in order to permit the Purchaser to repay in full the amount of Indebtedness secured by pledges of the Class B Units to be acquired pursuant to the exercise of such Call Option, as contemplated by Section 7.02, Section 7.03, or Section 7.04 of the A&R LLC Agreement, as applicable, and (B) permitting (x) the Purchaser to transfer, assign, and contribute to its Affiliates any Issued NEP Common Units or the right to receive any such Issued NEP Common Units, (y) the parties to any Qualifying Financing to make any reasonable and necessary amendments to the Credit Agreement prior to a draw of any Qualifying Financing, including amendments necessary for the lenders to perfect first priority security interests in any pledged Issued NEP Common Units, and (z) the Purchaser to assign to its Affiliates its rights under the Registration Rights Agreement in accordance with the terms thereof), (ii) using commercially reasonable efforts to enable the deposit of the pledged Issued NEP Common Units in book entry form on the books of The Depository Trust Company, when eligible to do so, and (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged Issued NEP Common Units in the name of the relevant lender, counterparty, custodian or similar party to any Qualifying Financing, as securities intermediary and as record owner and only to the extent the Purchaser or its Affiliates continues to beneficially own such pledged Issued NEP Common Units.
(d)    The Company and NEP hereby consent to the use of the Company’s and NEP’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage NEP or the Company or the reputation or goodwill of NEP or the Company.
(e)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Credit Agreement, the Purchaser shall (i) immediately notify the Company and NEP of such unavailability and the reasons thereof, and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, (y) alternative financing for any such portion from the same or alternative sources on terms and conditions that are not materially less favorable in the aggregate to the Purchaser than the financing contemplated by the Credit Agreement and (z) one or more new Financing Definitive Agreements with respect to such alternative financing. The alternative financing shall be sufficient to pay, when added with the Equity Financing, the entire amount of the Consideration on the Closing Date and all related fees and expenses of the Purchaser due and payable at the Closing.

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The Purchaser shall promptly provide the Company and NEP with a copy of any new Financing Definitive Agreement and any related fee letter in connection therewith. If any new Financing Definitive Agreement is obtained, (A) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by any such new credit agreement pursuant to the new Financing Definitive Agreements (the “New Credit Agreement”), (B) any reference in this Agreement to “Credit Agreement” or “Financing Definitive Agreement” shall be deemed to refer to the New Credit Agreement, and (C) any reference in this Agreement to the “Financing Parties” shall be deemed to include the lender parties to the New Credit Agreement.
(f)    The Purchaser shall (i) keep the Company and NEP informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any alternative financing pursuant to Section 5.04(e)) and (ii) promptly provide the Company and NEP with copies of all executed amendments, modifications, or replacements of any Financing Definitive Agreement (it being understood that any amendments, modifications, or replacements shall only be as permitted herein), all Financing Definitive Agreements entered into after the date hereof, and such other information and documentation available to the Purchaser as shall be reasonably requested by the Company or NEP for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, the Purchaser shall promptly notify the Company and NEP (A) of any breach or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Financing Definitive Agreements of which the Purchaser becomes aware which could reasonably be expected to affect the conditionality, timing, availability or quantum of the Debt Financing, (B) of the receipt by the Purchaser of any written notice or other written communication from any Financing Party or the Sponsor with respect to any breach (or threatened breach) or default (or any event or circumstance that could reasonably be expected to give rise to any breach or default), or any termination or repudiation, in each case by any party to the Equity Commitment Letter or any Financing Definitive Agreements, and (C) if for any reason the Purchaser at any time believes it will not be able to obtain all or any portion of the Financing to be obtained by the Purchaser on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any Financing Definitive Agreements related to the Financing.
Section 5.05    NET Contribution Agreement. Neither the Company nor the Class A Holder will modify, amend, or waive (including the waiver of any conditions) in any material respect, or provide any consent under, any provision of the NET Contribution Agreement that is material to (a) the rights of the Company or (b) the rights of the Purchaser, in its capacity as purchaser of the Purchased Units, in each case, without the prior written consent of the Purchaser.
Section 5.06    Change of Control. In the event that a Change of Control of NEP occurs or Persons enter into definitive agreements for a transaction that upon consummation would constitute a Change of Control of NEP prior to the Closing, the Purchaser shall have the right for thirty (30) days thereafter to elect by written notice to the Company to be released from its obligation to consummate its purchase of Purchased Units, and upon delivery of such notice the Purchaser shall be relieved from its obligations hereunder.
Section 5.07    Reimbursable Fee. At the Closing, the Purchaser shall be paid a fee equal to Sixteen Million Ninety-One Thousand Eight Hundred Eighty-Three U.S. Dollars

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($16,080,693.00) (the “Reimbursable Fee”). The Reimbursable Fee shall be paid by the Class A Holder in immediately available funds at the Closing pursuant to Section 2.05(a)(xviii). For administrative convenience, in lieu of paying the Reimbursable Fee to the Purchaser, the Company or the Purchaser may elect (by delivery of a written election to the other party) that the Purchaser offset the Reimbursable Fee against the Consideration, in which case the amount required to be funded at Closing shall be the amount of the Consideration reduced by the amount of the Reimbursable Fee.
Section 5.08    Additional Fee. If (a) the Closing occurs on or following November 29, 2019 and (b) the Closing did not occur prior to November 29, 2019 as a result of (i) the failure of any of the conditions set forth in Section 2.03(a), Section 2.03(b) or Section 2.04(b) (other than Section 2.04(b)(iii) through (v) and those conditions that by their nature are to be satisfied at the Closing) to have been satisfied or waived as of such time or (ii) the failure of the Class A Holder to have timely delivered the Notice of Closing to have allowed for the Closing to occur prior to such time if the conditions set forth in Section 2.03 and Section 2.04 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been fulfilled or waived, then at the Closing, the Purchaser shall be paid an additional fee equal to (x) $18,300 multiplied by (y) the number of calendar days from and including November 29, 2019 until (but not including) the Closing Date (the “Additional Fee”). The Additional Fee, if any, shall be paid by the Class A Holder in immediately available funds at the Closing pursuant to Section 2.05(a)(xix). For administrative convenience, in lieu of paying the Additional Fee to the Purchaser, the Company or the Purchaser may elect (by delivery of a written election to the other party) that the Purchaser offset the Additional Fee against the Consideration, in which case the amount required to be funded at Closing shall be the amount of the Consideration reduced by the amount of the Additional Fee.
Section 5.09    Closing Deliverables. Notwithstanding anything to the contrary set forth herein:
(a)    in the event that the NMPP Indebtedness is paid off after the Closing Date (but in any event within three (3) Business Days of the Closing Date), the duly executed Compressor Project APA shall be delivered to Purchaser on the date that the NMPP Indebtedness is actually paid off;
(b)    in the event that the contribution described in Section 2.01(c)(ii)(A) occurs after the Closing Date (but in any event within three (3) Business Days of the Closing Date), the duly executed NMP LP Loan shall be delivered to Purchaser on the date that such contribution actually occurs; and
(c)    in the event that the loan of the principal amount of the NEP Affiliate Note occurs after the Closing Date (but in any event within three (3) Business Days of the Closing Date), the duly executed NEP Affiliate Note shall be delivered to Purchaser on the date that such loan is actually made.

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ARTICLE VI
INDEMNIFICATION

Section 6.01    Indemnification by the Class A Holder and NEP.
(a)    From and after consummation of the Closing, (i) each of the Class A Holder and NEP agrees, jointly and not severally, to indemnify the Purchaser and its Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “Purchaser Related Parties”), and (ii) solely with respect to clause (C) below, NEP agrees to indemnify the Company and the Purchaser Related Parties, in each case, from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of the applicable Persons harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each such applicable Person for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (A) with respect to NEP’s or the Class A Holder’s obligation to indemnify pursuant to clause (i) above, (1) the failure of any of the representations or warranties contained herein with respect to NEP (with respect to NEP’s obligation to indemnify) or the Class A Holder (with respect to the Class A Holder’s obligation to indemnify), to be true and correct in all material respects (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct in all respects), (2) the failure of any of the representations and warranties with respect to the Company or any Subsidiary of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, or Section 3.21, or those representations and warranties that are qualified by materiality or Material Adverse Effect, to be true and correct in all respects and (3) the failure of any of the representations or warranties contained herein with respect to the Company or any Subsidiary of the Company (other than those described in the preceding clause (2)) to be true and correct in all material respects, in each case of clauses (1), (2) and (3), when made and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall be required to be true and correct as of such date only), (B) (1) with respect to NEP’s obligation to indemnify, the breach of any covenant of NEP contained herein, (2) with respect to the Class A Holder’s obligation to indemnify, the breach of any covenant of the Class A Holder contained herein or (3) with respect to NEP’s and the Class A Holder’s obligation to indemnify, the breach of any covenant of the Company or a Subsidiary of the Company contained herein, or (C) any actions, suits, claims, investigations, orders, injunctions or proceedings by or on behalf of the unitholders of NEP in connection with the Company’s acquisition of the Assets or the transactions contemplated by this Agreement; provided that, in the case of clause (A), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party or the Company, as applicable, shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company or NEP, as applicable, shall constitute the date upon which such claim has been made;

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and provided, further, that the aggregate liability of the Class A Holder and NEP to the Purchaser pursuant to clauses (A) and (B) of this Section 6.01(a) shall not exceed the Consideration. The indemnification obligations pursuant to this Section 6.01 shall be limited as follows: (1) NEP and the Class A Holder shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Company and its Subsidiaries contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Company and its Subsidiaries of covenants of the Company or Subsidiaries of the Company contained herein; (2) NEP shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to NEP contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by NEP of any covenant of NEP and (3) the Class A Holder shall be obligated to provide indemnification for (y) with respect to clause (A) of this Section 6.01(a), inaccuracies with respect to those representations and warranties relating to the Class A Holder contained herein and (z) with respect to clause (B) of this Section 6.01(a), the breach by the Class A Holder of any covenant of the Class A Holder. No Purchaser Related Party shall be entitled to recover consequential, special, indirect, exemplary, lost profits, speculative, or punitive damages under clauses (i) and (ii) of this Section 6.01(a); provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are in the form of diminution in value (it being understood and agreed that any change in the market price of the Issued NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)    Each of the Class A Holder and NEP agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Class A Holder, the Company or NEP or alleged to have been incurred by the Class A Holder, the Company or NEP in connection with the consummation of the transactions contemplated by this Agreement.
Section 6.02    Indemnification by the Purchaser.
(a)    From and after the Closing, the Purchaser agrees to indemnify the Company, the Class A Holders and NEP and their respective Affiliates, partners, members, stockholders, and Representatives, and any Affiliate, member, partner, stockholder, or Representative of any of the foregoing (collectively, “NEP Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and to hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, to pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been

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true and correct) or (ii) the breach of any of the covenants of the Purchaser contained herein; provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that, for purposes of determining when an indemnification claim has been made, the date upon which a NEP Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of the Purchaser shall not be greater in amount than the Consideration. No NEP Related Party shall be entitled to recover consequential, special, indirect, exemplary, lost profits, speculative, or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any NEP Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are in the form of diminution in value of the Purchased Units (it being understood and agreed that any change in the market price of the Issued NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any Third-Party Claims.
(b)    The Purchaser agrees that it will indemnify and hold harmless each of the Company and NEP from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 6.03    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by prompt notice to the party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VI, except to the extent the Indemnifying Party is prejudiced as a result of such failure, and except as otherwise provided in Section 6.01 and Section 6.02.
(b)    Promptly after any NEP Related Party, Purchaser Related Party, or the Company, as applicable (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit, or proceeding by a third person which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall

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include, but shall not be limited to, furnishing the Indemnifying Party with any books, records, and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there are reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
Section 6.04    Tax Characterization. All indemnification payments under this Article VI shall be treated as adjustments to the Consideration for all Tax purposes, except as otherwise required by applicable Law.
ARTICLE VII
TERMINATION

Section 7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Company, NEP and the Purchaser;
(b)    by written notice from the Company, NEP or the Purchaser, if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling, or other action is or shall have become final and nonappealable; or
(c)    by written notice from the Class A Holder, NEP or the Purchaser, if the Closing has not occurred by 11:59 p.m., Central Time, on the Drop-Dead Date; provided, however, that (i) the Purchaser may not terminate this Agreement pursuant to this Section 7.01(c) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement and (ii) neither the Class A Holder nor NEP may terminate this Agreement pursuant to this Section 7.01(c)

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if (A) the Class A Holder, NEP or the Company is, at the time of providing such written notice, in breach of any of its obligations under this Agreement or (B) the transactions contemplated by this Agreement shall not have been consummated as a result of the conditions set forth in Section 2.03(a) and/or Section 2.03(b) failing to have been satisfied or waived.
Section 7.02    Certain Effects of Termination.
(a)    In the event that this Agreement is terminated pursuant to Section 7.01:
(i)    except as set forth in Section 7.02(a)(ii), this Agreement shall become null and void and have no further force or effect;
(ii)    regardless of any purported termination of this Agreement, this Section 7.02 and the provisions of Article VIII (other than Section 8.03 and Section 8.08) shall remain operative and in full force and effect as between the Company and NEP and the Class A Holder, on the one hand, and the Purchaser, on the other hand, unless the Company, NEP, the Class A Holder and the Purchaser execute a writing that expressly (with specific references to the applicable Articles, Sections, or subsections of this Agreement) terminates such rights and obligations; and
(iii)    the Confidentiality Agreement shall remain in effect in accordance with Section 8.06(a).
ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. All costs and expenses, including all Transfer Taxes required to be paid by any party hereto under applicable Law and all fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses (or required to pay such Transfer Taxes under applicable Law).
Section 8.02    Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts, and agreements are references to such instruments, documents, Contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company or NEP, respectively, has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company or NEP, as applicable, unless otherwise specified. Any reference in this Agreement to “$” shall mean

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U.S. Dollars. Whenever any determination, consent, or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never constituted a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 8.03    Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.11, Section 3.13, Section 3.14, Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.06 or Section 4.12, hereunder shall survive the execution and delivery of this Agreement indefinitely; the representations and warranties set forth in Section 3.21 hereunder shall survive the execution and delivery of this Agreement until thirty (30) days following the expiration of the applicable statute of limitations; and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date, as applicable, regardless of any investigation made by or on behalf of the Company, NEP or the Purchaser. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, exchange, or repurchase thereof.
Section 8.04    No Waiver: Modifications in Writing.
(a)    Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
(b)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of any Transaction Document (except in the case of the A&R LLC Agreement or the NEP LPA Amendment, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties thereto

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affected by such amendment, waiver, consent, modification, or termination; provided that Section 7.02, this Section 8.04, Section 8.10, Section 8.11, Section 8.12, Section 8.13, and Section 8.14 (and the related definitions of this Agreement) as they relate to the Financing Parties may not be amended, modified, or supplemented in a manner that is materially adverse to any Financing Party without the prior written consent of such Financing Party (which shall not be unreasonably withheld, conditioned, or delayed). Any amendment, supplement, or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document, and any consent to any departure by the Company and NEP from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on NEP or the Company in any case shall entitle NEP or the Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein.
Section 8.05    Binding Effect. This Agreement shall be binding upon the Company, NEP, the Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 8.06    Non-Disclosure.
(a)    This Agreement shall not affect any of the terms or provisions of the Confidentiality Agreement. The Confidentiality Agreement shall continue to be in full force and effect, pursuant to the terms and conditions thereof, but for the avoidance of doubt, Confidential Information (as defined in the Confidentiality Agreement) refers only to information furnished by or on behalf of the Company or NEP prior to the date hereof. The Purchaser and its Representatives (as defined in the Confidentially Agreement) shall keep the Confidential Information confidential in accordance with, and subject to the terms and conditions of the Confidentiality Agreement; provided, however, that information may be disclosed by the Purchaser to prospective debt financing sources in connection with the syndication and marketing of any Debt Financing or Qualifying Financing only following receipt of customary confidentiality undertakings from such prospective debt financing sources containing terms no less favorable than those set forth in the Confidentiality Agreement and pursuant to which NEP is an express third party beneficiary.
(b)    Other than in filings made by NEP with the Commission or the NYSE, the Company, NEP, and any of their respective Representatives may disclose the identity of, or any other information concerning, the Purchaser or any of its Affiliates only after providing the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the NYSE, the Commission or any other Governmental Authority or otherwise hinder either the Company’s or NEP’s or their respective Representatives’ ability to timely comply with all Laws or rules and regulations of the NYSE, the Commission or other Governmental Authority. Notwithstanding anything to the contrary in this Section 8.06, each of the Company and

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NEP may disclose in any manner it determines appropriate the terms and conditions of the transactions contemplated hereby and the Purchased Units and Issued NEP Common Units.
(c)    Notwithstanding anything to the contrary in this Section 8.06, each party hereto agrees that each other party hereto may (i) publicize its ownership in the Company, as well as the identity of the Company and the size of its investment and its pricing terms with respect to the Membership Interests, on its internet site or in marketing materials, press releases, published “tombstone” announcements, or any other print or electronic medium; and (ii) display the Company’s or NEP’s corporate logo in conjunction with any such reference; provided, however, the Purchaser may take the actions described in this Section 8.06(c) only after providing the Company and NEP with a reasonable opportunity to review and comment on such disclosure; provided that such review and comment shall not be required with respect to communications with limited partners of the funds affiliated with the Purchaser (with such comments being incorporated or reflected, to the extent reasonable, in any such communication).
Section 8.07    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by e-mail (a copy of which may also be delivered by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, other electronic transmission, or personal delivery) to the following addresses:
(a)    If to the Purchaser, to:
EIG NET Holdings III, LLC
c/o EIG Management Company, LLC
1700 Pennsylvania Ave. NW, Suite 800
Washington, DC 20006
Attention:     Brian Boland
E-mail:     brian.boland@eigpartners.com
(provided that the address of the Purchaser will be the following if and when EIG Management Company, LLC commences commercial operations at such address and the Purchaser delivers written notice to the Company or NEP that EIG Management Company, LLC has commenced commercial operations at such address and directs the Company or and NEP to deliver all notices to such address: EIG NET Holdings III, LLC, c/o EIG Management Company, LLC, 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037, Attention: Brian Boland, E-mail: brian.boland@eigpartners.com)
with a copy to (which shall not constitute notice):

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Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:    John D. Pitts, P.C.
David Thompson
Email:        john.pitts@kirkland.com
david.thompson@kirkland.com
(b)    If to the Company or NEP, to:
South Texas Midstream, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Daniel Lotano
E-mail: Daniel.Lotano@nexteraenergy.com

with a copy to:

South Texas Midstream, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Jessica Aldridge
E-mail: jessica.aldridge@nexteraenergy.com

with a copy to (which shall not constitute notice):

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attn: Bill Swanstrom
E-mail: BSwanstrom@lockelord.com
or to such other address as the Company, NEP or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given when sent, if such e-mail is sent prior to 5:00 p.m. Eastern Time on a Business Day, or on the next succeeding Business Day, if such e-mail is sent at any other time.
Section 8.08    Removal of Legend. In connection with a sale of Issued NEP Common Units by the Purchaser in reliance on Rule 144 promulgated under the Securities Act, the Purchaser or its broker shall deliver to NEP a broker representation letter providing to NEP any information NEP deems necessary to determine that the sale of such Issued NEP Common Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time such units have been held (taking into account any applicable tacking periods under Rule 144). Upon receipt of such representation letter, NEP shall promptly remove the notation of a restrictive legend in the

44

Purchaser’s book-entry account maintained by NEP, including the legend referred to in Section 4.06, and NEP shall bear all costs associated with the removal of such legend in NEP’s books. At such time as the Issued NEP Common Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one (1) year where the Purchaser is not, and has not been in the preceding three (3) months, an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of the Purchaser still bears the notation of the restrictive legend referred to in Section 4.06, NEP agrees, upon request of the Purchaser or its permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.06, and NEP shall bear all costs associated with the removal of such legend in the books of NEP regardless of whether the request is made in connection with a sale or otherwise, so long as the Purchaser or its permitted assignee provides to NEP any information NEP deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of NEP (as defined in Rule 144 promulgated under the Securities Act), a covenant to inform the Company or NEP if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. NEP shall cooperate with the Purchaser to effect the removal of the legend referred to in Section 4.06 at any time such legend is no longer appropriate.
Section 8.09    Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents, or the Confidentiality Agreement with respect to the rights granted by the Company or NEP or any of their respective Affiliates or the Purchaser or any of its Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.
Section 8.10    Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

45

Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, INCLUDING IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM AGAINST ANY FINANCING PARTY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.12    Exclusive Remedy.
(a)    Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
(b)    Notwithstanding anything to the contrary set forth in Section 8.12(a), it is explicitly agreed that, without limiting a party’s right to terminate this Agreement pursuant to Section 7.01(c), the sole and exclusive remedy of each of the Company, the Class A Holder and NEP for any breach of this Agreement by the Purchaser prior to the Closing shall be (i) to seek an injunction or other appropriate form of specific performance or equitable relief to cause the Purchaser to remedy any such violation or to perform such covenant or agreement, as applicable, and/or (ii) for the Company or NEP to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and thereafter effect the Closing if, and only if (A) all conditions in Section 2.03 and Section 2.04 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing, but subject to those conditions being capable of being satisfied at such time that specific performance or other equitable remedy is granted) have been satisfied at the time when the Closing would have occurred (or waived by the Company and NEP in accordance with the terms of this Agreement), (B) the Purchaser shall have failed to complete the Closing when required under Section 2.02, (C) the Debt Financing has been funded or the Debt Financing will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and D) the Company has confirmed that,

46

if the Equity Financing and Debt Financing are funded, then the Company stands ready, willing, and able to consummate the Closing, and the Company, Class A Holder and NEP shall not have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law.
(c)    From and after the Closing, the sole and exclusive remedy for any and all claims for damages arising under, out of, or related to this Agreement or the transactions contemplated hereby shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy, or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a Fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).
Section 8.13    No Recourse Against Others.
(a)    All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of, or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Company and NEP, on the one hand, and the Purchaser, on the other. No Person other than the Company and NEP, on the one hand, and the Purchaser, on the other, including no member, partner, stockholder, Affiliate, or Representative thereof, nor any member, partner, stockholder, Affiliate, or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each of the Company, NEP, and the Purchaser hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Person.
(b)    Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company, NEP and the Purchaser hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other, or otherwise impose liability of the other on any third Person in respect of the transactions contemplated hereby, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (ii) each of the Company, NEP and the Purchaser disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
(c)    Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the Company and NEP hereby acknowledges and agrees, on

47

behalf of itself and its respective Affiliates, that the Company Entities and their Affiliates shall not have any rights or claims of any kind or description, whether at law or in equity, in contract, tort, or otherwise, against any Financing Party in connection with this Agreement, the Financing Definitive Agreements, or the transactions contemplated hereby or thereby and agrees that in no event shall the Financing Parties have any liability or obligations to the Company Entities or their Affiliates, in each case relating to, arising out of, or in connection with this Agreement, the Financing Definitive Agreements, or the Debt Financing (provided that, notwithstanding the foregoing, nothing in this sentence shall in any way limit or modify the rights and obligations of any Financing Party to the Purchaser and its Affiliates under the Financing Definitive Agreements).
Section 8.14    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company, NEP, the Purchaser and, for purposes of Article VI and Section 8.13 only, any Purchaser Related Party or NEP Related Party, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Parties are intended third-party beneficiaries of Section 8.04(b), Section 8.10, Section 8.11, Section 8.13(c) and this Section 8.14 as such sections relate to the Financing Parties and shall be entitled to enforce such provisions directly.
Section 8.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 8.16    Assignment. No party will assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that any party hereto may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such party from its obligations hereunder.
[Signature Page Follows]

48

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
COMPANY:
SOUTH TEXAS MIDSTREAM, LLC
By: JOHN W. KETCHUM
Name: John W. Ketchum
Title: President
CLASS A HOLDER:

SOUTH TEXAS MIDSTREAM HOLDINGS,
LLC

By: JOHN W. KETCHUM
Name: John W. Ketchum
Title: President

Solely with respect to the NEP Obligations:

NEXTERA ENERGY PARTNERS, LP

By: JOHN W. KETCHUM
Name: John W. Ketchum
Title: President

[Signature page to Contribution Agreement]

49

PURCHASER:

EIG NET Holdings III, LLC

By:    EIG NET Holdings II, LLC, its sole member
By:    EIG NET Holdings I, LLC, its sole member
By:    EIG NET Equity Aggregator, L.P., its sole
member
By:    EIG NET Equity GP, LLC, its general
partner
By:    EIG Asset Management, LLC, its sole
member

By: BRIAN BOLAND
Name:    Brian Boland
Title:     Managing Director

By: PETER RAMSUMAIR
Name: Peter Ramsumair
Title: Vice President

[Signature page to Contribution Agreement]

50

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SOUTH TEXAS MIDSTREAM, LLC
A Delaware Limited Liability Company

[•], 2019

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINITIONS

1.01	Definitions	2
1.02	Interpretation	26

ARTICLE 2
ORGANIZATION

2.01	Formation	26
2.02	Name	26
2.03	Registered Office; Registered Agent; Principal Office in the United
	States; Other Offices	26
2.04	Purposes	26
2.05	No State Law Partnership	27
2.06	Term	27
2.07	Title of Property	27
2.08	Foreign Qualification	27

ARTICLE 3
MEMBERS

3.01	Schedule of Members	27
3.02	Representations and Warranties of the Members	28
3.03	Voting Rights of Members	28
3.04	No Management Rights	28
3.05	Limitation on Liability of Members	29
3.06	Withdrawal of Members	29
3.07	Access to Information	29
3.08	Confidential Information	30

ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Classes of Membership Interests	33
4.02	Additional Membership Interests	33
4.03	Capital Contributions	34
4.04	Capital Calls; Optional Capital Contributions	34
4.05	Loans	35
4.06	Expansion Projects	37
4.07	No Other Capital Contribution or Loan Obligations	38
4.08	Return of Contributions	38
4.09	Capital Accounts	38

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	39
5.02	Distribution of Amounts Other than Available Cash	40

i

5.03	Distributions on Dissolution and Winding-Up	40
5.04	Allocations	41
5.05	Varying Interests	44
5.06	Amounts Withheld	44

ARTICLE 6
MANAGEMENT

6.01	Management by Managing Member	45
6.02	Standard of Care	45
6.03	Major Decisions	47
6.04	Affiliate Transactions	50
6.05	Officers	51
6.06	Business Opportunities	51
6.07	Insurance Coverage	52
6.08	Exculpation and Indemnification	53

ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS

7.01	General Restrictions on Transfers	54
7.02	Call Option	59
7.03	Change of Control of NEP	64
7.04	Change of Control of Class B Member	67
7.05	Certain Assistance	71
7.06	Standstill and Notice of Ownership	72
7.07	Governmental Authorizations	72
7.08	Liquidity Event	74

ARTICLE 8
TAXES

8.01	Tax Returns	77
8.02	Certain Tax Matters	77
8.03	Partnership Representative	78
8.04	Texas Franchise Tax Reimbursement	80

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	81
9.02	Determination of Internal Rate of Return	81
9.03	Reports	82
9.04	Information Updates	83
9.05	Bank Accounts	83
9.06	Compliance with Laws	84

ARTICLE 10
WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	84
10.02	Deemed Withdrawal	84
10.03	Effect of Withdrawal	84

ii

ARTICLE 11
DISPUTE RESOLUTION

11.01	Disputes	85
11.02	Negotiation to Resolve Disputes	86
11.03	Courts	86
11.04	Specific Performance	86

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	87
12.02	Winding-Up and Termination	87
12.03	Deficit Capital Accounts	89
12.04	Certificate of Cancellation	89

ARTICLE 13
GENERAL PROVISIONS

13.01	Notices	89
13.02	Entire Agreement; Superseding Effect	90
13.03	Effect of Waiver of Consent	90
13.04	Amendment or Restatement	90
13.05	Binding Effect	90
13.06	Governing Law; Severability	90
13.07	Further Assurances	91
13.08	Appointment of Class B Member Representative	91
13.09	Article 8 of the Uniform Commercial Code	92
13.10	Waiver of Certain Rights	92
13.11	Counterparts	92
13.12	Expenses	93

EXHIBITS:
A - Members
B - Financial Model for Internal Rate of Return

SCHEDULES:
1 - Excluded Parties
2 - Contributed Assets

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SOUTH TEXAS MIDSTREAM, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of South Texas Midstream, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2019 (the “Effective Date”), is adopted, executed, and agreed to by EIG NET Holdings III, LLC, in its capacity as a Class B Member and as the Class B Member Representative hereunder (the “Initial Investor”), South Texas Midstream Holdings, LLC, a Delaware limited liability company (“NEP Member”), each Person that may be admitted as a Member pursuant to the terms of this Agreement, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), solely to the extent of its obligations pursuant to Section 7.01(a), Section 7.02, Section 7.03, and Section 7.04.
RECITALS
The Company was formed by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware, and by the entrance of NEP Member as the sole initial member of the Company, into that certain Limited Liability Company Agreement of the Company, effective as of October 7, 2019 (the “Initial LLC Agreement”), governing the affairs of the Company and the conduct of its business.
Pursuant to that certain Contribution Agreement, dated as of November 1, 2019 (the “Class B Contribution Agreement”), among Initial Investor, NEP Member, NEP, and the Company, at the closing of the Class B Contribution Agreement, effective as of the Effective Date (i) the Initial LLC Agreement is being amended and restated on the terms set forth in this Agreement; (ii) the Company is issuing to Initial Investor such number of Class B Units as is set forth opposite the name of Initial Investor on Exhibit A hereto (such number representing 100% of the Class B Units outstanding at such time and, together with the outstanding Class A Units, 100% of all outstanding interests in the Company at such time) in exchange for payment of the Consideration (as defined in the Class B Contribution Agreement) by Initial Investor to the Company; and (iii) upon such acquisition of Class B Units, Initial Investor is being admitted as a member of the Company.
In connection with the foregoing, NEP Member wishes to amend and restate the Initial LLC Agreement to (i) reflect the cancellation of all of the outstanding limited liability company interests of the Company and, in exchange therefor, the issuance to NEP Member of the number of Class A Units as is set forth opposite the name of NEP Member on Exhibit A hereto (such number representing 100% of the Class A Units outstanding at such time), and (ii) the other matters set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Initial Investor and NEP Member agree as follows:

ARTICLE 1
DEFINITIONS

1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
87.5% Period has the meaning assigned that term in Section 5.04(a)(i).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, the Company shall not be an Affiliate of any Member, nor shall any Member be deemed to be an Affiliate of any other Member, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries.
Affiliate Transaction means any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Subsidiary of the Company (other than a Separate Subsidiary), on the one hand, and NEP Member, an Affiliate of NEP Member (other than the Company or any Subsidiary of the Company (other than a Separate Subsidiary)), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, each project operating agreement. For purposes of clarity, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Subsidiary of the Company (other than a Separate Subsidiary) and a Separate Subsidiary shall be an “Affiliate Transaction.”
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.
Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.
Aggregate Call Option Clawback Amount has the meaning set forth in Section 7.02(f).
Agreement has the meaning assigned that term in the preamble.

Alternative Method has the meaning assigned that term in Section 8.03(d).
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents generated by the Company and its Subsidiaries and on hand at the end of such month, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (excluding any Separate Subsidiary) (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, and future credit needs of the Company and its Subsidiaries (excluding any Separate Subsidiary)) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries (excluding any Separate Subsidiary) pursuant to Section 4.05 (other than Section 4.05(b)) or otherwise subject to Section 6.03(d), and (iii) to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries (excluding any Separate Subsidiary) is a party or by which it is bound or its assets are subject.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or Cash Equivalents from Capital Contributions made by Members or equity issuances by any Subsidiaries of the Company, (2) any cash or Cash Equivalents held by the Company’s Subsidiaries to the extent that contractual restrictions prohibit the distribution of such cash or Cash Equivalents to the Company, (3) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries, (4) any Excess Insurance Proceeds, Sale Proceeds, or Bankruptcy Recovery, (5) any cash or Cash Equivalents from the payment by the NEP Member of principal and accrued interest under the NEP Affiliate Note, (6) any Sanchez Recovery Proceeds or (7) other than with respect to a distribution relating to a Liquidity Event as provided for in Section 7.08(d), any cash or Cash Equivalents held by a Separate Subsidiary; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.

Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bankruptcy Recovery means any proceeds received by the Company or its Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person.
Book Value means, with respect to any Company asset, the adjusted tax basis of such asset for United States federal income tax purposes, except as follows:
(a)    The initial Book Value of each asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);
(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations

Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    Whenever the fair market value of an asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion with Class B Member Approval (not to be unreasonably withheld, conditioned or delayed); provided that, the aggregate fair market value of the Contributed Assets upon their contribution to the Company by the NEP Member shall be $1,622,869,368.
Bridge Agreement has the meaning assigned that term in the Class B Contribution Agreement.
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Buyout Rollover Percentage means, with respect to any calendar quarter beginning on or after [•], 20221, the sum of (a) the positive difference between (i) twenty-five percent (25%), minus (ii) a ratio, expressed as a percentage, the numerator of which is the number of Class B Units purchased in any exercise of the Call Option in the immediately preceding calendar quarter, and the denominator of which is the aggregate number of Class B Units outstanding on the Effective Date, plus (b) the Buyout Rollover Percentage in the immediately preceding calendar quarter; provided, in no event shall the Buyout Rollover Percentage for any calendar quarter be less than zero (0). Notwithstanding the foregoing, the amount set forth in the foregoing clause (a) for any quarter shall be deemed to be zero (0) unless and to the extent the positive difference (if any) between clauses (i) and (ii) above for such quarter resulted from the failure of the satisfaction of any of the conditions set forth in Section 7.02(e).
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Consideration has the meaning assigned that term in Section 7.02(f).
Call Option Cash Shortfall means that the net proceeds from any Qualifying Financing, together with any Call Option Cash Consideration (net of any deductions or withholdings therefrom pursuant to Section 7.02(m)) and any other cash on hand and Cash Equivalents of the Class B Member (excluding any cash and Cash Equivalents held in the Interest Payment Account (as such term is defined in the Credit Agreement) up to an amount not to exceed $10,000,000; provided, however, that the exclusion of cash and Cash Equivalents held in the Interest Payment Account shall not apply in connection with the exercise of any Call Option where the NEP Member proposes to acquire all remaining Class B Units held by such Class B Member), are insufficient to repay in full all Indebtedness of the Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered or that is required to be repaid as a result

_____________________________
1 To be the date that is the 39-month anniversary of the Effective Date.

of the exercise of such Call Option, plus the amounts required to be paid by the Class B Member constituting amounts owed by the Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to the Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction.
Call Option Closing has the meaning assigned that term in Section 7.02(b).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.09.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest. For the avoidance of doubt, as of immediately following the closing of the transactions contemplated by the Class B Contribution Agreement, the Capital Contribution of the Class B Member shall be $750,000,000.00.
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to NEP, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of NEP, the General Partner or the NEP General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Class B Contribution Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of NEP or the General Partner, respectively;

(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) NEP ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest;
(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than thirty-three percent (33%) of the voting equity of NEP (including the Special Voting Units, as that term is used in the NEP Limited Partnership Agreement); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting power of the General Partner or the NEP General Partner Interest;
(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of NEP and its Subsidiaries, taken as a whole;
(v)    the NEP Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(vi)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates (other than NEP or any of its Subsidiaries) would acquire (A) all of the NEP Common Units or (B) all or substantially all of the assets of NEP and its Subsidiaries, in each case, by way of merger, consolidation, or otherwise;
(vii)    the removal of the General Partner as general partner of NEP by the limited partners of NEP, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or
(viii)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. as of the Class B Contribution Agreement Date.
(b)    with respect to any Class B Member, any of the following:
(i)    a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Fund;
(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the equity interests in such Class B Member to a Person that is not an Affiliate of Investor Fund;
(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not an Affiliate of Investor Fund; or

(iv)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.
For the avoidance of doubt, the Disposition of any direct or indirect equity interests of Investor Fund or of all or substantially all of the assets of Investor Fund, in each case, shall not constitute a “Change of Control” of any Class B Member.
Change of Control Cash Shortfall has the meaning assigned that term in Section 7.03(d).
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).
Change of Control Notice has the meaning assigned that term in Section 7.03(b).
Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, NEP Member is the sole Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Units has the meaning assigned that term in Section 4.01.
Class B COC Cash Shortfall has the meaning assigned that term in Section 7.04(e).

Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).
Class B Contribution Agreement has the meaning assigned that term in the recitals.
Class B Contribution Agreement Date means November 1, 2019.
Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date, after giving effect to the closing of the transactions contemplated by the Class B Contribution Agreement, the Initial Investor is the sole Class B Member.
Class B Member Approval means (i) for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, on behalf of Investor, and (ii) if Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by NEP Member and its Affiliates).
Class B Member Representative means, as of the Effective Date, the Initial Investor, and thereafter, as of any date of determination, the Class B Member Representative shall be such of Investor’s Permitted Assignees designated as successor Class B Member Representative in accordance with Section 13.08; provided, however, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by a holder of Class B Units by the total number of Class B Units then outstanding.
Class B Permitted Loan Financing means (a) prior to the seventh (7th) anniversary of the Effective Date, any credit facility, solely (i) to the extent the lenders permitted thereunder prior to an acceleration of any such credit facility are banks, trust companies, or other financial institutions regulated as commercial banks or otherwise are Eligible Assignees (as such term is defined in the Credit Agreement); provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement), the lenders under the Credit Agreement shall be permitted to assign such loans without any restrictions under this Agreement and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt the Credit Agreement), or any refinancing thereof; and (b) on or after the seventh (7th) anniversary of the Effective Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Units has the meaning assigned that term in Section 4.01.
Clawback Cap means $16,080,693.
Clawback Value means, with respect to any exercise of the Call Option, NEP Change of Control Option or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in cash, an amount equal to the product (in United States dollars) of (a) two and four-tenths percent (2.4%), multiplied by (b) the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price prior to any reduction thereof pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), as applicable, multiplied by (c) the percent of the Call Option Purchase Price to be paid in cash as reflected in the Call Option Notice or as elected by a Class B Member pursuant to Section 7.02(f), the percent of the Change of Control Purchase Price to be paid in cash as reflected in the Change of Control Notice, or the percent of the Class B COC Purchase Price to be paid in cash as reflected in the Class B COC Notice or as elected by a Class B Member pursuant to Section 7.04(b), as applicable.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Compressor Project has the meaning assigned that term in the Class B Contribution Agreement.
Compressor Project EC Consent means that certain Written Consent of the Executive Committee, dated as of June 20, 2019, approving the funding of the Compressor Project.
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including this Agreement, financial statements, tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Consideration has the meaning assigned that term in the Class B Contribution Agreement.
Contributed Assets means those assets identified in Schedule 2 hereto.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise predominant control over the management of the entity.

Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.08(a).
Credit Agreement has the meaning assigned that term in the Class B Contribution Agreement.
Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the date hereof in respect of such Class B Permitted Loan Financing.
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.
Disposing Member means any Member that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.
Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Date means any Distribution Date that occurs (a) during the Secondary Distribution Period on which the Minimum Buyout Threshold is not satisfied, or (b) on or after the fourth anniversary of the Effective Date (it being understood that, with respect to each Distribution Date, in order to determine whether any Distribution Date is a Distribution Adjustment Date, the aggregate number of Class B Units purchased on or prior to such Distribution

Adjustment Date pursuant to one or more exercises of the Call Option, NEP Change of Control Option, and Class B COC Option shall be measured separately for such Distribution Date).
Distribution Adjustment Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year other than an 87.5% Period.
Distribution Date has the meaning assigned that term in Section 5.01.
Dos Caminos means Dos Caminos, LLC, a Delaware limited liability company.
Dos Caminos Contributions means the amount of money and fair market value of any property (net of any liabilities secured by such property that Dos Caminos is considered to assume or take subject to) contributed by an Affiliate of NEP to Dos Caminos after the Effective Date; provided, however, that without the written consent of the Class B Member Representative, in no event shall the aggregate amount of Dos Caminos Contributions for purposes of this Agreement exceed $25,000,000.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date has the meaning assigned that term in the preamble.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(b).
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Subsidiaries, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Subsidiaries (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its Subsidiaries, or to cure a material default, on any material contract to which the Company or any of its Subsidiaries is a party (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of money).
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Excess Insurance Proceeds means the excess of any proceeds from insurance received by the Company or any of its Subsidiaries over the costs and expenses incurred by the Company and its Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Monument Assets means the following assets owned by Monument Pipeline, LP: (i) the 12-inch Houston Ship Channel lateral pipeline, (ii) the 8-inch Houston Ship Channel lateral pipeline, (iii) the 14-inch Houston Ship Channel lateral pipeline, (iv) the 4-inch Crown Central lateral pipeline, and (v) the 8-inch Hastings lateral pipeline.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Person (i) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list (“SDN List”) published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list, or is otherwise the subject of any Sanctions, or (ii) in which any Person on the SDN List has fifty percent (50%) or greater ownership interest or that is otherwise Controlled by an SDN.
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means [•], 20252.
Flip Date Fiscal Year means the Fiscal Year in which the Flip Date occurs.
Fully Diluted Basis means, as of any date, the aggregate number of NEP Common Units that would be outstanding, as of such date, if all outstanding Non-Voting Common Units, Series A Preferred Units (as such terms are defined in the NEP Limited Partnership Agreement), options, warrants, and convertible securities were exercised for or converted into NEP Common Units, regardless of whether such Non-Voting Common Units, Series A Preferred Units, options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
Fund means a private equity, infrastructure, or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to NEP as the general partner thereof, in their capacity as general partner of NEP.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district,

________________________________
2 To be date that is sixth anniversary of Effective Date.

ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.
Initial Investor has the meaning assigned that term in the preamble.
Initial LLC Agreement has the meaning assigned that term in the recitals.
Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).

Investor means, as of the Effective Date, the Initial Investor, for so long is owns Class B Units, and, after the Effective Date, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
Investor Fund means EIG Energy Fund XVII, L.P.
IRR Report means the financial model for the transaction attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(f).
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
LIBOR has the meaning assigned that term in the Credit Agreement.
Liquidity Event has the meaning assigned to the term in Section 7.08(a).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means NEP Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Material Contracts means any legally binding contract, agreement or arrangement to which the Company or any of its Subsidiaries (excluding any Separate Subsidiary) is bound (i) for the provision of services relating to gathering, compression, collection, processing, treating or transportation or similar services of natural gas or other hydrocarbons; (ii) that constitutes a pipeline interconnect or facility operating agreement; provided, however, that any such contract, agreement or arrangement described in the foregoing clause (i) or (ii), shall only be deemed a Material Contract to the extent the consideration or revenues reasonably anticipated to be received by the Company and its Subsidiaries (excluding any Separate Subsidiary) in respect of such contract or agreement are in excess of $10,000,000 during any 12-month period during the term of such contract, agreement or arrangement or in excess of $25,000,000 in the aggregate over the term of such contract, agreement or arrangement; (iii) that is ancillary to or entered into in connection with any Material Contract described in the foregoing clauses (i) and (ii); (iv) that are partnership, joint venture or limited liability company agreements; (v) with respect to the purchase, issuance, transfer or Encumbrance of the ownership interests in any Subsidiary of the Company; or (vi) for which it is reasonably anticipated will require expenditures by the Company and its Subsidiaries collectively in excess of $10,000,000 in the aggregate over the term of such contract, agreement or arrangement (including any such contract, agreement or arrangement relating to the construction of a gathering, treating, compression, processing or pipeline system); provided, however, that, if a Sanchez Default has occurred and is continuing, the Sanchez Transportation Agreements shall not be Material Contracts for purposes of this Agreement.
Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date, plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on the date hereof, minus any repayments of principal of under the Credit Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed $538,100,000.
Member means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s share, as a holder of Class A Units or Class B Units, of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Buyout Threshold has the meaning assigned to that term in Section 5.01(b).
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEP has the meaning assigned that term in the preamble.
NEP Affiliate Note has the meaning assigned to that term in the Class B Contribution Agreement.
NEP Change of Control Option has the meaning assigned that term in Section 7.03(a).
NEP Class B Parties means, as of any date, such of the NEP Member and its Affiliates and Permitted Assignees as hold Class B Units on such date (and each, individually, a “NEP Class B Party”).

NEP Common Unit means an interest of a limited partner in NEP having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the NEP Limited Partnership Agreement.
NEP General Partner Interest means the general partner interest of NEP held by the General Partner.
NEP Limited Partnership Agreement means that certain Fourth Amended and Restated Agreement of Limited Partnership of NEP, dated as of June 10, 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
NEP Member has the meaning assigned that term in the preamble.
NEP US Holdings means NextEra Energy US Partners Holdings, LLC, a Delaware limited liability company.
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d)    in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital

Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f)    notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
New Member means a Person, other than Investor or NEP Member, admitted after the Effective Date pursuant to the terms and conditions herein.
NMP LP means NET Mexico Pipeline, LP, a Texas limited partnership.
NMP LP Loan has the meaning assigned that term in the Class B Contribution Agreement.
NMPP means NET Mexico Pipeline Partners, LLC, a Delaware limited liability company.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo General Partner means NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.
Operating Partnership means NextEra Energy Operating Partners, LP, a Delaware limited partnership.
Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Other Class B Party means, as of any date, any holder of Class B Units on such date other than the NEP Class B Parties.
Other Class B Party Percentage means, as of any date, the percentage determined by dividing the number of Class B Units held by any individual Other Class B Party on such date by the total number of Class B Units held by all NEP Class B Parties and all Other Class B Parties as of such date.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with Section 7.01.
Permitted Material Contract means any new contract, agreement or arrangement entered into by the Company or its Subsidiaries for the provision of natural gas transportation or similar revenue-generating services provided by the applicable Subsidiary of the Company; provided, that (a) such contract, agreement or arrangement does not amend, replace, supersede, alter or otherwise modify any then-existing Material Contract of the Company or its Subsidiaries unless such amendment, replacement, superseding, alteration or modification (i) occurs in connection with any expansion project pursued by a Separate Subsidiary in accordance with Section 4.06, (ii) does not, on a pro forma basis for any calendar quarter during the remaining term of such Material Contract, reduce revenue receipts by the Company or its Subsidiaries under such Material Contract and (iii) would not adversely alter the rights of the Company or its Subsidiaries under such Material Contract, (b) the entry into or performance by the Company or its applicable Subsidiary under such contract, agreement or arrangement is not reasonably expected to interfere with or adversely affect the performance by the Company or its Subsidiaries under any then-existing material contract and (c) such contract, agreement or arrangement does not, on a pro forma basis for any calendar quarter during the remaining life of the existing assets of the Company, reduce revenue receipts by the Company or its Subsidiaries or the amount of Available Cash projected to be available for distribution to the Members during any such quarter with respect to the then-existing projects of the Company and its Subsidiaries as compared to the amount of revenue receipts and Available Cash projected to be available for distribution to the Members during the applicable quarter if such contract, agreement or arrangement had not been entered into; provided further, however, that if following a Sanchez Default the Sanchez Transportation Agreements have been terminated by EFM in accordance with their terms, then notwithstanding the foregoing clause (a), any Sanchez Replacement Agreement shall be deemed to be a “Permitted Material Contract”.
Person has the meaning assigned that term in Section 18‑101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Post-Flip Aggregate Other Class B Parties Percentage means, with respect to any period, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 7.08(d).
Post-Flip Date Distribution Period means, with respect to (i) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (ii) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage

changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
Qualifying Financing means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that it is agreed that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (i) the interest rate for such financing does not exceed LIBOR plus three percent (3%), (ii) such financing has a loan-to-value ratio of at least forty percent (40%) (based on the value of the NEP Common Units to be delivered to Investor or its Affiliates in connection with the exercise of any such Call Option, NEP Change of Control Option or Class B COC Option); (iii) the terms of such financing are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors during the eighteen (18)-month period immediately prior to the Effective Date in connection with the purchase by NEP (in exchange for equity securities in NEP) of such third party investor’s membership interest in a joint venture between NEP or its affiliates, on the one hand, and such third-party investor, on the other hand, that is similar in nature to the transactions contemplated by this Agreement with respect to the Call Option, NEP Change of Control Option and Class B COC Option executed that are similar to the transaction contemplated by this Agreement and (iv) the sources of such financing are nationally reputable financial institutions in the business of providing financing of the nature described in the foregoing clause (iii); provided, further, that in no event shall such Qualifying Financing be secured by Encumbrances on any Class B Units.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the date of this Agreement, by and among the NEP, Initial Investor, and the other Class B Members party thereto.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(vii).
Reimbursable Fee has the meaning assigned that term in the Class B Contribution Agreement.
Reimbursement Amount has the meaning assigned to that term in Section 8.04.
Remaining Clawback Value means, with respect to any exercise of the Call Option, NEP Change of Control Option or Class B COC Option in which the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, is to be paid wholly or in part in cash, an amount equal to (a) the Clawback Value minus (b) the product of (i) the Issuance Price used in the calculation of the Call Option Purchase Price, Change of Control Purchase Price or Class B COC Purchase Price, as applicable, multiplied by (ii) the number of NEP Common Units to be delivered in connection with the closing of such Call Option, NEP Change of Control Option or Class B COC Option, as applicable, as elected by the NEP Member or Class

B Members, as applicable, prior to reduction pursuant to Section 7.02(f)(i), Section 7.03(b)(i) or Section 7.04(b)(i), as applicable; provided, however, in no event shall the Remaining Clawback Value be less than zero (0).
Reporting Member has the meaning assigned to that term in Section 8.04.
Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Proceeds means the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (a) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (ii) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (b) a Disposition of any material assets of the Company or its Subsidiaries, excluding in each case, any Liquidity Event.
Sanchez Default means SN EF Maverick LLC, a Delaware limited liability company (“Sanchez”), or its successor in interest, has failed or refused to pay any monetary obligations pursuant to either (i) that certain Firm Intrastate Gas Transportation Agreement, dated January 17, 2012, by and between Sanchez (as successor in interest to Anadarko Energy Services Company) and Eagle Ford Midstream, LP, a Texas limited partnership (“EFM”), as the same may be amended, modified, supplemented or restated from time to time, or (ii) that certain Firm NGPA Section 311 Gas Transportation Agreement, dated January 17, 2012, by and between Sanchez (as successor in interest to Anadarko Energy Services Company) and EFM, as the same may be amended, modified, supplemented or restated from time to time (collectively, the “Sanchez Transportation Agreements”), and in either case, such failure or refusal to pay any such monetary obligations under the foregoing has occurred and is continuing for a period of at least ten (10) Business Days without cure by Anadarko Energy Services Company or its guarantor. For purposes of this definition, (a) if a Sanchez Default has occurred and such payment default is subsequently cured by Sanchez, Anadarko Energy Services Company or its guarantor (meaning for such purposes all amounts then-owed to EFM under the Sanchez Transportation Agreements have been paid in full in cash and the Sanchez Transportation Agreements remain in full force and effect under terms no less advantageous to EFM as of the date hereof), then a Sanchez Default shall no longer be deemed to be continuing unless and until the circumstances in the foregoing sentence again occur, (b) a termination of the Sanchez Transportation Agreements following a Sanchez Default or the settlement of, or final judgment by a court of competent jurisdiction with respect to, any Claim by the Company or EFM seeking recovery with respect to a Sanchez Default shall not be deemed to have cured such Sanchez Default and (c) the entry into a Sanchez Replacement Agreement by EFM shall be deemed to have cured a Sanchez Default.
Sanchez Default Period means any period from the Effective Date up to the 44th-month anniversary of the Effective Date during which a Sanchez Default has occurred and remains uncured by Sanchez, Anadarko Energy Services Company or its guarantor or as otherwise provided in the definition of “Sanchez Default”.
Sanchez Recovery Proceeds means (i) all cash and Cash Equivalents received by the Company, EFM or any of their Affiliates as a result of the settlement of, or final judgment by a court of competent jurisdiction with respect to, any Claim by the Company or EFM seeking recovery with respect to a Sanchez Default, and (ii) any amounts received by EFM during the Sanchez Default Period pursuant to any new contract, agreement or arrangement for transportation services by EFM replacing the Sanchez Transportation Agreements that does not otherwise meet the definition of Sanchez Replacement Agreement.
Sanchez Replacement Agreement means any new contract, agreement or arrangement for transportation services by EFM replacing the Sanchez Transportation Agreements; provided that such contract, agreement or arrangement (i) is with a creditworthy counterparty (or EFM receives a guaranty from a creditworthy entity of such counterparty’s payment obligations under the agreement), in either case, as is reasonably acceptable to the Class B Member Representative, (ii) is on terms that are, in the aggregate, and individually with respect to rate, capacity, term, and credit assurance substantially similar or more beneficial to EFM than the Sanchez Transportation Agreements and (iii) otherwise satisfies the requirements of clauses (b) and (c) of the definition of Permitted Material Contract.
Sanchez Transportation Agreements has the meaning set forth in the definition of “Sanchez Default”.
Sanctions means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the Treasury of the United Kingdom, or other relevant sanctions authority.
SDN has the meaning assigned that term in the definition of the term “Excluded Party.”
SDN List has the meaning assigned that term in the definition of the term “Excluded Party.”
Secondary Distribution Period means the period occurring on or after [•] , 20233, but prior to [•], 20234.
Securities Act means the Securities Act of 1933, as amended.
Separate Subsidiary has the meaning assigned that term in Section 4.06.

_____________________________
3 To be date that is 42-month anniversary of Effective Date.
4 To be date that is fourth anniversary of Effective Date.

Subsidiary means, as to any Person, any other Person of which or in which such Person, directly or indirectly through its ownership of any other Person, has Control; provided, however, that in no event shall Dos Caminos be deemed a Subsidiary of the Company.
Tag-Along Notice has the meaning assigned that term in Section 7.01(d).
Tag-Along Sale has the meaning assigned that term in Section 7.01(d).
Term has the meaning assigned that term in Section 2.06.
Texas Combined Return Year has the meaning assigned that term in Section 8.04.
Trading Day means a day on which the principal National Securities Exchange on which the NEP Common Units are listed or admitted to trading is open for the transaction of business or, if such NEP Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the NEP Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of NEP.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following: (i) on or after the seventh (7th) anniversary of the Effective Date, NEP Member (or its permitted assignees) shall not have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, at least sixty-five percent (65%) of the aggregate number of Class B Units outstanding on the Effective Date; (ii) NEP Member (or its permitted assignee) fails to satisfy NEP Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the NEP Change of Control Option; (iii) Managing Member or the Company materially breaches its obligations under Section 6.03 of this Agreement and fails to cure such breach within thirty (30) days following receipt from the Class B Member Representative of written notice of such breach; provided, further, that, if such breach was unintentional and was the result of an action taken in good faith by the Managing Member or the Company, as applicable, and such breach has not been cured (if capable of being cured) in such 30-day period despite the Managing Member or the Company, as applicable, exercising good faith efforts to do so, then such breach shall be deemed to be cured if the Managing Member and the Class B Member Representative jointly determine in good faith that (1) the Company and its Subsidiaries and the Class B Members are in no worse off position economically as a result of such breach or (2) the Managing Member or the Company, as applicable, is taking action that results in the Company and its Subsidiaries and the Class B Members no longer being in a worse off position economically as a result of such breach or failure, in either case, as agreed by the Managing Member and the Class B Member Representative in good faith; (iv) a payment default under the NEP Affiliate Note; (v) (A) NMPP requires additional capital contributions to complete or continue the construction and development of the Compressor Project and has not yet received an aggregate $128 million in Compressor Capital Contributions (as defined in the Compressor Project EC Consent) inclusive of the amount contributed to NMPP to fund the acquisition pursuant to the Compressor Project APA (as defined in the Class B Contribution Agreement) and (B) the NEP Member fails to make Capital Contributions to the Company in an amount sufficient to fund NMP LP’s portion of the remaining Compressor Capital Contributions as necessary to complete the construction and development of the Compressor Project (up to NMP LP’s 90% share of the Compressor Capital Contributions); and (vi) NEP DC Holdings, LLC (or its successor) or any Affiliate of NEP on behalf of NEP DC Holdings, LLC fails to make a payment required under Section 1 of the Bridge Agreement and fails to cure such breach within five (5) Business Days following receipt from the Company (or receipt by the Company from the Class B Member Representative) of written notice of such breach.
Unreturned Contribution means, as of any date, with respect to any Member, (a) the aggregate amount of all Capital Contributions made in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including by such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit), plus (b) in the case of NEP Member, the amount of any Dos Caminos Contributions, less (c) the aggregate amount of all distributions made by the Company in respect of each Class A Unit and Class B Unit held by such Member on or prior to such date (including to such Member’s predecessor in interest with respect to such Class A Unit or Class B Unit).
Unreturned Contribution Percentage means, as of any date, with respect to any Member, a fraction, the numerator of which is the Unreturned Contribution of such Member as of such date and the denominator of which is the aggregate Unreturned Contributions of all Members as of such date.
VWAP per NEP Common Unit on any Trading Day means the per NEP Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one NEP Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the NEP Common Units are listed); provided, however, that if the VWAP cannot be calculated for the NEP Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative, the VWAP of the NEP Common Units on such date shall be the fair market value as determined in good faith by the board of directors of NEP in a commercially reasonable manner.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 10.03.

1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION

2.01    Formation. The Company has been formed as a Delaware limited liability company by the filing of the Delaware Certificate as of October 7, 2019, and by NEP Member’s entrance into the Initial LLC Agreement.
2.02    Name. The name of the Company is South Texas Midstream, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Contributed Assets and any other assets acquired by the Company after the Effective Date in accordance with the terms of this Agreement, together with the liabilities related thereto, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related or incidental to, or necessary or appropriate for the accomplishment of the foregoing purposes.

2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on October 7 , 2019, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS

3.01    Schedule of Members. The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, Initial Investor and NEP Member are the Members of the Company, and their respective Effective Date Capital Contributions and class of Membership Interest are set forth on Exhibit A hereto. The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Disposition of Membership Interests, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.

3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the organizational and governing documents of such Member, (B) any material contract or material agreement to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 3.08(b)(vii), Section 4.04(b), Section 4.05(d), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.08, Section 8.03, Section 10.01, Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company and its business or affairs or otherwise arising under this Agreement. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. NEP Member and its Affiliates shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such damages relate to, arise out of or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the NEP Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third-party Claims.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional contributions beyond its Effective Date Capital Contributions that have been made as of the Effective Date. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Each Member shall be entitled to receive any information that it may request concerning the Company and its Subsidiaries, subject to Section 18-305(c) of the Act; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Article 9. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, to (a), inspect the properties of the Company and its Subsidiaries and the books of account and other records and reports of the Company and its Subsidiaries and (b) make reasonable inquiries to the management team and officers of the Company or any of its Subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (x) as required by applicable Law or (y) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03;
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, if such Affiliate is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate to keep such Confidential Information confidential or if such Affiliate has agreed in writing to abide by the terms of this Section 3.08;
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or by the Class B Member Representative or its representatives in connection with the Class B Member Representative’s rights under Section 7.08, and is subject to a customary confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08;
(vii)    disclosures to (A) a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.08, (B) any financing source or potential financing source to such Member or the Affiliates of such Member, or (C) any advisors, consultants, accountants, attorneys, financing sources or potential financing sources, or other representatives of any bona-fide potential direct or indirect purchaser of such Member’s Membership Interest or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.08 or any representatives of the foregoing, in each case, if such potential purchaser, financing source or potential financing source, or representative has agreed in a writing addressed to the Company (and which shall be enforceable by the Company against such Person) obligating such potential purchaser, financing source, potential financing source, or representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that no Class B Member shall make any disclosure of any transportation services agreement to such potential purchaser (or its financing sources or potential financing sources) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sales process in connection with the potential Disposition of such Class B Member’s Membership Interest or any Liquidity Event; provided, further, that no Class B Member shall make any such disclosure to an Excluded Party without the prior written consent of NEP Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable financial reporting to such Fund or Affiliated Fund or such existing; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the Company obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member (or such Fund or Affiliated Fund) obligating such existing investor to keep such Confidential Information confidential; provided, further, that disclosures to existing investors in any such Fund or Affiliated Fund shall be limited to the Company’s consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries; and

(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.
(d)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at such Person’s option, destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-

up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(e)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.
(f)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of 1,000,000 Class A Units (the “Class A Units”) and 1,000 Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03 and in the Class B Contribution Agreement, the Class A Units and the Class B Units shall be held by the Class A Member and the Class B Member, respectively, in the respective amounts set forth on Exhibit A. On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units will have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests(a)    . Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that, for the avoidance of doubt, any foreclosure under a Class A Permitted Loan Financing or under a Class B Permitted Loan Financing on pledged Class A Units or pledged Class B Units, as applicable, shall be permitted hereunder and the Managing Member shall, subject to Section 7.01(b), take all actions reasonably required to facilitate the admission of such New Members hereunder. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.

4.03    Capital Contributions.
(a)    On or prior to the Effective Date, NEP Member shall have contributed, or caused the contribution on its behalf of, all of the Contributed Assets to the Company. As of the Effective Date, the Limited Liability Company Interests (as that term is defined in the Initial LLC Agreement) of the Company, all of which are held by NEP Member, are hereby cancelled and exchanged for such number of Class A Units as is set forth opposite the name of NEP Member on Exhibit A hereto, and NEP Member is hereby designated the initial Class A Member.
(b)    As of the Effective Date, pursuant to the Class B Contribution Agreement, the Initial Investor shall have contributed an amount equal to the Consideration. Upon payment of the Consideration to the Company and consummation of the closing under the Class B Contribution Agreement, effective as of the Effective Date, (i) Initial Investor shall be admitted to the Company as a Class B Member, (ii) Initial Investor shall accept and hold the number of Class B Units set forth opposite the name of Initial Investor on Exhibit A hereto and become the sole Class B Member, (iii) NEP Member shall hold the number of Class A Units set forth opposite the name set forth opposite the name of NEP Member on Exhibit A hereto, (iv) the Capital Account of NEP Member shall be equal to $1,622,869,368, and (v) the Capital Account of Initial Investor shall be equal to the Consideration. The schedule of Members attached hereto as Exhibit A shall reflect the Capital Contributions of NEP Member and Initial Investor as of the Effective Date in the amounts set forth opposite their respective names on Exhibit A hereto (with respect to each Member, its “Effective Date Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(c)    As contemplated pursuant to Section 2.01(c) of the Class B Contribution Agreement, the Company shall, or shall cause its applicable Subsidiary to, use a sufficient portion of the Consideration to (i) pay off certain indebtedness of LaSalle Pipeline, LP, (ii) make a contribution to NMP LP to enable NMP LP (A) to make the NMP LP Loan to NMPP to pay off certain indebtedness, (B) to make a capital contribution to NMPP for use by NMPP to pay off the swap breakage incurred in connection with the payoff of such indebtedness, as applicable, and (C) to pay the consideration due pursuant to the Compressor Project APA (as defined in the Class B Contribution Agreement) and (iii) make a loan to NEP US Holdings in connection with the delivery by NEP US Holdings of the NEP Affiliate Note. The Members hereby ratify, confirm and approve all such transactions on behalf of the Company and its Subsidiaries.
4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written request, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency, (ii) the total amount of Capital Contributions requested from all Members, (iii) the amount of Capital Contribution requested from the Member to whom the request is addressed, which, except as set forth in Section 4.04(b), shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call, and (iv) the date on which payments of the Capital Contributions are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given)

and the method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(c), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any additional Capital Contribution (other than such Member’s Effective Date Capital Contribution) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    In connection with any capital call issued by NMPP to its members to fund the Compressor Project, to the extent the NEP Affiliate Note has been repaid in full by NEP US Holdings and any reserves (including, without limitation, the interest payments made by NEP US Holdings under the NEP Affiliate Note) for capital expenditures have been fully drawn, the Managing Member shall issue a Capital Call solely to the Class A Members in an amount sufficient to allow the Company, through its Subsidiaries, to fund the amount requested by NMPP with respect to the Compressor Project. If the Class A Members fail to make a Capital Contribution pursuant to such Capital Call, then the Class B Members will have the option (but not the obligation) of making a loan upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made by the Class A Member pursuant to this Section 4.04(b). The Company agrees that it shall direct and cause the representatives appointed by NMP LP to the Executive Committee of NMPP to approve the issuance of capital calls by NMPP for all Compressor Capital Contributions as approved by, and in accordance with, the Compressor Project EC Consent in a reasonably timely manner as and when required by NMPP to fund the Compressor Project.
(c)    With respect to any Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, other than a Capital Call requested to fund an Emergency (and in such case, only to the extent permitted by Section 6.03); and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan (and in such case, only to the extent permitted by Section 6.03) upon the terms and subject to the conditions set forth in Section 4.05 for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made pursuant to clause (i).
(d)    In the event that the Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise agreed by the Class B Members pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.
4.05    Loans.
(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03,

each Member shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to the Subsidiary of the Company having such Emergency and to the Managing Member and other Members, and upon the agreement of terms set forth below, such Subsidiary shall and the Managing Member, on behalf of the Company shall cause such Subsidiary to accept) an unsecured loan to the Subsidiary having such Emergency for an amount equal to its Unreturned Contribution Percentage of the full amount necessary to remedy such Emergency, which loan (i) shall accrue interest at an interest rate equal to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such Subsidiary shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such Subsidiary, before any distributions of available cash at such Subsidiary to the Company, and (v) shall otherwise be made on reasonable terms and conditions determined by the Managing Member; provided that, if any Member fails to fund its full Unreturned Contribution Percentage of the amount required to remedy such Emergency, then the other Members may fund the difference and make a loan to such Subsidiary (on the same terms as set forth above) in the full amount necessary to remedy such Emergency. The Company shall cause such Subsidiary to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05(a), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(b)    In the event that NMPP requires additional capital contributions to complete or continue the construction and development of the Compressor Project and the Class A Members fail to make Capital Contributions as necessary to fund such construction and development of the Compressor Project (including following any Capital Call issued by the Company pursuant to Section 4.04(b) in connection with a capital call issued by NMPP), each Class B Member (other than the NEP Class B Parties) shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to NMP LP and to the Managing Member and other Members, and upon the agreement of terms set forth below, NMP LP shall and the Managing Member, on behalf of the Company shall cause such Subsidiary to accept) an unsecured loan to NMP LP for an amount equal to its Unreturned Contribution Percentage relative to the aggregate Unreturned Contribution Percentages of all the Class B Members of the full amount necessary to allow NMP LP to fund the capital call to NMPP, which loan (i) shall accrue interest at an interest rate equal to seven and seventy-seven hundredths of a percent (7.77%), (ii) shall have a term of four (4) years, (iii) shall allow such Subsidiary to repay in full at any time without penalty, (iv) shall require monthly payment of interest and straight-line amortization of principal, but only if and to the extent of available cash at such Subsidiary, before any distributions of available cash at such Subsidiary to the Company, and (v) shall otherwise be made on reasonable and customary terms and conditions determined by the Class B Member Representative that are no less favorable to the Company or its Subsidiaries than such terms and conditions the Company or its Subsidiaries could have received from an unaffiliated third party lender; provided that, if any Class B Member fails to fund its full Unreturned Contribution Percentage relative to the aggregate Unreturned Contribution Percentages of all the Class B Members of the amount called by NMPP, then the other Class B

Members may fund the difference and make a loan to NMP LP (on the same terms as set forth above) in the full amount necessary to allow NMP LP to fund the amount called by NMPP. The Company shall cause NMP LP to use the proceeds from any such loan solely to fund capital contributions to NMPP to fund the Compressor Project. If any Member disputes the reasonableness of the terms of a loan made by a Class B Member pursuant to this Section 4.05(b), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(c)    No Member shall have the right to make loans to the Company or its Subsidiaries other than pursuant to this Section 4.05, without the prior written consent of the Managing Member and Class B Member Approval (which consent may be withheld by such holders in their sole discretion).
(d)    No Member (or any of its Affiliates) making a loan to the Company pursuant to this Section 4.05 shall, in its capacity as a lender to the Company, institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company.
4.06    Expansion Projects. If the NEP Member desires to pursue any new expansion project opportunity with respect to any of the existing assets and projects of the Company or its Subsidiaries through the Company, then the NEP Member and the Class B Member Representative shall negotiate in good faith for a period of not less than forty-five (45) days to agree to a financing arrangement acceptable to both parties that would allow the applicable Subsidiary of the Company owning the assets to which such expansion project relates to pursue such expansion project. In the event that the NEP Member and the Class B Members are unable to agree on a financing arrangement for the Company to pursue such expansion project opportunity by the end of such 45-day period, then, so long as no Triggering Event has occurred and is continuing, the Managing Member shall have the option (but not the obligation), without the consent of any other Member, to cause the Company to pursue such expansion project (a) with respect to any expansion project that is not related to NMPP and its assets, through a newly-formed Subsidiary of the Company (which Subsidiary shall not directly or indirectly own any of the existing assets and projects of the Company or its Subsidiaries as of such time) (a “Separate Subsidiary”), and (b) with respect to any expansion project related to NMPP and its assets, through NMPP, and in each case, to fund such expansion project through the making of additional Capital Contributions to the Company (which amounts shall be credited to the Capital Account of the Managing Member as of the date such Capital Contribution is received by the Company), and to enter into Permitted Material Contracts with respect to such expansion project; provided that (i) any such Capital Contributions shall not decrease any Member’s Class A Percentage Interest or Class B Percentage Interest, as applicable, or adversely affect the rights or preferences of any Member or class of Membership Interest to distributions pursuant to Section 5.01, Section 5.02 or Section 5.03 (excluding, for the avoidance of doubt, solely due to any increase to a Member’s Unreturned Contribution or Capital Account as a result of the making of such Capital Contributions), and (ii) any such expansion project (including as a result of any project contracts entered into by the applicable Subsidiary of the Company with respect to such expansion project) (A) shall not, on a pro forma basis, for any calendar quarter during the remaining life of the existing assets of the Company, reduce the amount of Available Cash projected to be available for distribution to the Members during any such quarter with respect to the then-existing projects of the Company and its Subsidiaries as compared to the amount of Available Cash projected to be available for distribution to the Members during the applicable quarter with respect to such existing projects if such expansion project had not been pursued, (B) shall not cause a change or modification to the Company’s distribution policy or (C) is not reasonably expected to otherwise have an adverse effect on the then-existing assets of the Company and its Subsidiaries, including the performance under any Material Contract, in each case, as reasonably determined in good faith by the Managing Member and the Class B Member Representative. Upon receipt of any such Capital Contributions from the Managing Member, the applicable Separate Subsidiary or NMPP, as applicable, shall, without the consent of any other Member, expend the necessary funds to pursue such expansion project.
4.07    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.08    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
4.09    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company, (ii) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and (iv) in the case of NEP Member, the amount of Dos Caminos Contributions, and shall be decreased by (w) the amount of money distributed to that Member by the Company, (x) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (y) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Regulations.

ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS

5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.06(b), within thirty (30) days following the end of each month, the Managing Member shall determine the amount of Available Cash with respect to such month, and all such Available Cash with respect to such month shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds within thirty (30) days following the end of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but on or prior to the [•], 20235, Available Cash shall be distributed (i) eighty-seven and one half percent (87.5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) twelve and one half percent (12.5%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, if such Distribution Date occurs during a Sanchez Default Period, then distributions of Available Cash shall be distributed (i) eighty-five and one half percent (85.5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) fourteen and one half percent (14.5%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    For any Distribution Date occurring during the Secondary Distribution Period, Available Cash shall be distributed (i) twenty-five percent (25%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) seventy-five percent (75%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Secondary Distribution Period, NEP Member (or its permitted assignees) shall have purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, an aggregate of fifteen percent (15%) or more of the number of Class B Units outstanding on the Effective Date (the “Minimum Buyout Threshold”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Secondary Distribution Period) in the same proportions as set forth in Section 5.01(a) (including subject to the application of the proviso at the end of Section 5.01(a)).
(c)    For any Distribution Date occurring from and after [•], 20236, but prior to the Flip Date, Available Cash shall be distributed (i) twenty-five percent (25%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) seventy-five percent (75%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(d)    For any Distribution Date occurring from and after the Flip Date (and, for the avoidance of doubt, subject to Section 7.08(d)), Available Cash shall be distributed (i) five

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5 To be date that is 42-month anniversary of Effective Date.
6 To be date that is fourth anniversary of Effective Date.

percent (5%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-five percent (95%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(e)    The aggregate number of Class B Units acquired by NEP Member (or its permitted assignees) pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. Subject to Section 7.08(d), if, on any Distribution Date, NEP Class B Parties hold Class B Units, each such Person shall be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Section 5.01 in accordance with its Class B Percentage Interest in effect as of such Distribution Date.
(f)    Notwithstanding anything to the contrary under this Agreement, (i) the amount of Available Cash that otherwise would have been distributed to the holders of Class A Units on a Distribution Date pursuant to this Section 5.01 shall be reduced by the amount of any payments of interest and principal made by NMP LP during the applicable month in respect of all loans (if any) made by the Class B Members pursuant to Section 4.05(b) and (ii) the sole source of repayment of such loans shall be the amounts that would otherwise have been distributed to the holders of Class A Units pursuant to the immediately preceding clause (i).
5.02    Distributions of Amounts Other than Available Cash. The Managing Member shall determine the amount of any Excess Insurance Proceeds, Sale Proceeds, and Bankruptcy Recoveries received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within thirty (30) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (a) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals $0, and thereafter in accordance with the allocations of Available Cash provided under Section 5.01) and (b) if on or after a Distribution Adjustment Date, in accordance with the allocations of Available Cash provided under Section 5.01), as applicable. Notwithstanding the foregoing or Section 5.01, (i) all Sanchez Recovery Proceeds and (ii) other than with respect to a distribution relating to a Liquidity Event as provided for in Section 7.08(d), all cash and Cash Equivalents held by any Separate Subsidiary shall, to the extent distributed by the Company, be distributed only to the holders of the Class A Units, pro rata in accordance with their respective Class A Percentage Interests.
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, NEP Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class

B Members have received distributions that results in an Internal Rate of Return per Class B Unit, measured from the Effective Date to the date of dissolution, of seven and seventy-seven hundredths of a percent (7.77%); provided, however, that the aggregate amount of distributions made to Class B Members other than the NEP Class B Parties pursuant to this clause (c) shall be reduced by an amount equal to the lesser of (x) (i) the Clawback Cap, minus (ii) the aggregate amount of any reductions in the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price provided to Class B Members pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), respectively, and (y) (i) two and four-tenths percent (2.4%) of the total amount that would otherwise be distributed to such Class B Members pursuant to this clause (c), minus (ii) the aggregate amount of any reductions in the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price provided to Class B Members pursuant to Section 7.02(f), Section 7.03(b) or Section 7.04(b), respectively, to the extent such amount is greater than zero; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed ninety-five percent (95%) of such proceeds.
5.04    Allocations.
(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, because a Sanchez Default is no longer occurring or pursuant to Section 5.01(b), to be distributed in the same proportions as set forth in Section 5.01(a) (ignoring for such purposes the proviso at the end of Section 5.01(a)) (any such period, a “87.5% Period”), eighty-seven and one half percent (87.5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twelve and one half percent (12.5%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests;
(ii)    for any Sanchez Default Period, but excluding any period that occurs during the Secondary Distribution Period during which the Minimum Buyout Threshold is not satisfied, eighty-five and one half percent (85.5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twelve and one half percent (14.5%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests;

(iii)    for all periods beginning on or after a Distribution Adjustment Date but prior to the Flip Date (except (A) any 87.5% Period or (B) if the Minimum Buyout Threshold is satisfied, any Sanchez Default Period), twenty-five percent (25%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and seventy-five percent (75%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(iv)    for all periods from and after the Flip Date, five percent (5%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-five percent (95%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if the proviso in Section 7.08(d) applies in connection with any Liquidity Event, the Net Profits and Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss, credit, and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.08(d) (subject to Section 7.08(h)).
Notwithstanding the foregoing, any interest income on the NEP Affiliate Note shall be allocated solely to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. The Managing Member may, acting in good faith, adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.
(b)    Notwithstanding anything to the contrary in Section 5.04(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This

Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.
(vii)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory

Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.
5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.

ARTICLE 6
MANAGEMENT

6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and NEP Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the right to designate a successor Managing Member; provided that, in the event that there is more than one Class A Member, such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that, for so long as an Affiliate of NEP owns any Class A Units, the Person appointed to serve as successor Managing Member must be an Affiliate of NEP.
(b)    Except as provided in Section 6.03, Section 6.04, Section 7.08, or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(p) and Section 6.04, pursuant to any management services agreement the Company may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, neither the Managing Member nor any other Member shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:

(i)    to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective directors, officers, stockholders, managers, members, partners, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member, and no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.

(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. Except for those transactions approved pursuant to Section 4.03(c) or as provided in the last sentence of this Section 6.03, the Company and its Subsidiaries shall not, and the Managing Member shall cause the Company and its Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) under this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent, except as may be expressly provided below in this Section 6.03, may be withheld by such holders in their sole discretion):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the organizational documents of any Subsidiary of the Company in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any Subsidiary of the Company;
(b)    alter or change the rights, preference, or privileges of the Class B Units or, if and to the extent adversely affecting the Class B Members’ rights in the Class B Units, the Class A Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;
(d)    incur Indebtedness, or permit any amendment, modification or waiver of any right under any agreement pertaining to such Indebtedness, in each case, other than (i) loans pursuant to Section 4.05(a) or Section 4.05(b) in an aggregate amount outstanding at any one time of not more than $50 million, (ii) the NMP LP Loan, or (iii) in the ordinary course of business in an amount not in excess of $5 million (it being agreed that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness);
(e)    provide for the payment of any dividend or distribution on, or the redemption or repurchase of, any equity security of the Company, except as expressly contemplated by this Agreement;
(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its Subsidiaries;
(g)    change the entity form, dissolve, or liquidate the Company or any of its Subsidiaries or take any voluntary action to become Bankrupt (including any actions under Article 12 hereof);
(h)    purchase, rent, license, exchange, or otherwise acquire any material assets, except to the extent permitted under Section 4.06 (it being agreed that the consent of the holders of the Class B Units shall not be required under this Section 6.03(h) with respect to any purchases or acquisitions in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the Subsidiaries of the Company);

(i)    other than any Encumbrance on the assets of NMPP securing the NMP LP Loan, Dispose of or Encumber, in any transaction or series of related transactions, any asset that is material to the Company and its Subsidiaries or any assets that, in the aggregate, are material to the Company and its Subsidiaries (it being agreed that (x) Class B Member Approval shall not be required under this Section 6.03(i) with respect to any Disposition or Encumbrance in the ordinary course of business of spare parts or similar assets necessary to conduct the operations of the Subsidiaries of the Company and (y) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(i) for any Disposal or Encumbrance of assets other than those described in the immediately foregoing clause (x));
(j)    change any of its distribution policies, enter into any contract that prohibits or restricts distributions, or create any cash reserves in excess of the cash reserves permitted in the first sentence of the definition of Available Cash under this Agreement;
(k)    enter into a new line of business other than that contemplated by Section 2.04;
(l)    other than (i) associated with an expansion project of any Subsidiary of the Company funded in accordance with Section 4.06, or (ii) with respect to the disposition of Excluded Monument Assets, enter into, modify, or terminate any material acquisition or divestiture (including by merger or consolidation), joint venture, or partnership that is in excess of $1 million;
(m)    make or amend any tax election or allocation with respect to the Company or its Subsidiaries in a way that would adversely affect the Class B Units (including changing the Company’s tax treatment as a partnership for U.S. federal tax purposes), which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, for the avoidance of doubt, this Section 6.03(m) does not apply to matters that are reserved to the Partnership Representative in Section 8.03;
(n)    enter into, materially amend or modify, or terminate any Material Contract outside the normal course of business, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that withholding consent to any amendment with the effect of accelerating, deferring, or otherwise modifying the timing of payments under any Material Contract shall not be unreasonable); provided that (i) the Company and its Subsidiaries shall be permitted to enter into Permitted Material Contracts and (ii) if a Sanchez Default has occurred and is continuing, EFM may amend, modify, or terminate the Sanchez Transportation Agreements, in case of either clause (i) or (ii), without Class B Member Approval;
(o)    commence, settle, terminate, or fail to pursue any material litigation, proceeding, governmental or regulatory action, or other Claim reasonably expected to involve the payment by the Company or its Subsidiaries of more than $1 million individually or $5 million in the aggregate, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Class B Member Approval shall not be required in connection with commencing, settling, terminating or failing to pursue any litigation, proceeding or other Claim by the Company or EFM for the recovery of payments under the Sanchez Transportation Agreements in connection with a Sanchez Default;

(p)    other than with respect to a Member loan under Section 4.05(a), accelerate, delay, defer, or otherwise modify any payments, payables, receivables, or policies relating to any of the foregoing, other than in the ordinary course of business consistent with past practice and the policies of the Company and its Subsidiaries;
(q)    adopt or amend any hedging plan or enter into, modify or terminate any hedging arrangements outside any agreed hedging plan;
(r)    consummate or take any material steps to facilitate (A) the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of the Company, (B) an initial public offering of equity securities of the Company or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act, or (C) a consolidation, conversion, merger or other business combination involving the Company or any of its Subsidiaries , unless, contemporaneously with the consummation of such transaction described in clause (A) or (B), all of the outstanding Class B Units are purchased pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with the provisions of Section 7.02, Section 7.03, or Section 7.04, as applicable;
(s)    other than (A) Capital Calls pursuant to Section 4.04, (B) Member loans in an aggregate amount outstanding at any one time of not more than $50 million pursuant to Section 4.05(a), (C) loans pursuant to Section 4.05(b), (D) entry into the NEP Affiliate Note (provided that any modification or termination thereof shall require Class B Member Approval), or (E) modifications or renewals of the Affiliate Transactions set forth on part (i) of Schedule E of the Class B Contribution Agreement to the extent such modifications or renewals are on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and do not adversely affect the Company or its Subsidiaries or reduce anticipated Available Cash on a pro forma basis, enter into, amend, modify, extend, renew, fail to renew, terminate, make an election with respect to, provide notice under, or consent to any action with respect to any Affiliate Transaction that either (1) is not on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and in the ordinary course of business or (2) (x) in the case of any Affiliate Transaction entered into by the Company or its Subsidiaries for the provision of natural gas transportation or similar revenue-generating services provided by the Company or its applicable Subsidiary, involves consideration or revenues reasonably anticipated to be received by the Company and its Subsidiaries in respect of such Affiliate Transaction in excess of $10,000,000 during any 12-month period during the term of Affiliate Transaction or in excess of $25,000,000 in the aggregate over the term of such Affiliate Transaction, or does not meet the requirements of clause (b) or (c) of the definition of “Permitted Material Contract”, or (y) in the case of any Affiliate Transactions that are not for the provision of natural gas transportation or similar revenue-generating services provided by the Company or its applicable Subsidiary, involves consideration in excess of $5 million in the aggregate for all such Affiliate Transactions, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that (i) Class B Member Approval shall not be required under this Section 6.03(s) with respect to any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and in the ordinary course of business, of spare parts or similar assets necessary to conduct the operations of the Company and its Subsidiaries, (ii) Class B Member Approval shall be required under this Section 6.03(s) for entry into, amendment, modification, extension, renewal, failure to renew, termination, election, notice or consent of or under any Affiliate Transactions not in excess of the dollar thresholds set forth in clause (2) if such Affiliate Transactions are not on arm’s-length terms (or terms that are more favorable to the Company and its Subsidiaries than arm’s-length terms) and (iii) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(s) for entry into, amendment, modification, extension, renewal, failure to renew, termination, election, notice or consent of or under any Affiliate Transactions other than those described in the immediately foregoing clause (i));
(t)    after the occurrence of a Triggering Event, (i) adoption or modification of any operating or capital budget, or the taking of any actions inconsistent with any such budget (ii) incurring, committing to, modifying or terminating any expenditure or series of related expenditures not included in, or to the extent exceeding the amount included in, the applicable operating or capital budget then in effect and approved pursuant to Section 6.03(t)(i), outside the ordinary course of business in excess of $1 million and (iii) making any Capital Call; or
(u)    agree to take any of the foregoing actions.
For the avoidance of doubt, in no event shall Class B Member Approval be required with respect to action taken by a Separate Subsidiary, or by the Company solely to the extent on behalf of a Separate Subsidiary; provided that (i) the foregoing shall remain subject to Section 6.03(s) and (ii) the Company shall not be permitted to use any cash or Cash Equivalents generated or received by the Subsidiaries of the Company that are not Separate Subsidiaries (or generated or received by the Company on behalf of any such Subsidiary) for the payment of any costs or expenditures owing by or at any Separate Subsidiary.
6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement but subject to Section 6.03, the taking of any action, or failure to take any action, by the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its Subsidiaries against a counterparty to an Affiliate Transaction or by a counterparty to an Affiliate Transaction against the Company or any of its Subsidiaries (including a waiver of the breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction), or (b) the enforcement or exercise of, or failure to enforce or exercise, any of the Company’s or any of its Subsidiaries’ rights or remedies in respect to such election, notice, or consent, or breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) shall, only after the Class B Members and the Managing Member cooperate in good faith to resolve any disputes among them arising out of or in connection with any of the foregoing, be conducted by or under the direction of the Class B Member Representative, in consultation with the Managing Member, and neither the Company nor any of its Subsidiaries shall, and the Managing Member shall not cause the Company or any of its Subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of Class B Member Representative. The advisors, consultants, and other representatives retained by the Company or any of its Subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by Class B Member Representative, in its reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or representatives so selected by the Class B Member Representative shall be borne by the Company.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
John W. Ketchum	President
Kathy A. Beilhart	Vice President & Treasurer
Terrell Kirk Crews II	Vice President
Paul I. Cutler	Vice President
Daniel Gerard	Vice President
Mark E. Hickson	Vice President
Michael O’Sullivan	Vice President
Michael Sheehan	Vice President
Melissa A. Plotsky	Secretary
W. Scott Seeley	Assistant Secretary

6.06    Business Opportunities.
(a)    Each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(p), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to acquire and maintain casualty, general liability (including product liability), property damage, and other types of insurance as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with applicable industry standards for the industry in which the Company and its Subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its Subsidiaries for any project owned or operated by the Company or its Subsidiaries.

6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member or otherwise modify or limit the standard of care set forth in Section 6.02.
(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.
(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
ARTICLE 7
TRANSFERS AND TRANSFER RESTRICTIONS

7.01    General Restrictions on Transfers.
(a)    Except as otherwise provided in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (i)(A) NEP Member and its Affiliates holding Class A Units may not Dispose of all or any portion of their Class A Units without Class B Member Approval, (B) prior to [•], 20267. NEP shall not, and shall cause its controlled Affiliates not to, enter into any one or series of related transactions that result in any Person other than NEP, NextEra Energy, Inc., or their Affiliates Controlling the NEP Member (excluding, for avoidance of doubt, any transaction described in clauses (a)(i) through (a)(vii) of the definition of “Change of Control”) without Class B Member Approval, and (C) prior to [•], 20268. NEP Member and its Affiliates holding Class B Units may not Dispose of all or any portion of their Class B Units without Class B Member Approval, unless, in each case, prior to or concurrently with (and conditioned upon) such Disposition, as applicable, as of such time, NEP Member (or its permitted assignee) purchases, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, as applicable, all of the Class B Units then outstanding and not held by NEP Member or any of its Affiliates; and (ii) no Class B Member (other than NEP Member and its Affiliates holding Class B Units) may Dispose of all or any portion of its Class B Units prior to the fourth (4th) anniversary

________________________________
7 To be date that is seventh anniversary of Effective Date.
8 To be date that is seventh anniversary of Effective Date.

of the Effective Date without the prior written consent of NEP Member, except Dispositions to one or more of its Affiliates; provided, however, that (1) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that notwithstanding anything in this Agreement to the contrary, (y) neither the foreclosure under such Class A Permitted Loan Financing on pledged Class A Units nor the sale of such Class A Units by a creditor in such Class A Permitted Loan Financing shall be deemed to violate this Section 7.01(a) and (z) any such pledgee or purchaser specified in the foregoing clause (y) shall be entitled to the rights, privileges and interests of a Class A Member under this Agreement, including, in the case of the foreclosure or sale of the Class A Units held by NEP Member, the rights, privileges and interests of the NEP Member under this Agreement); and (2) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units in connection with a Class B Permitted Loan Financing, and NEP Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a)). Subject to Section 7.01(b), at any time on or after the fourth (4th) anniversary of the Effective Date, each of the Class B Members (other than NEP Member and its Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person, other than an Excluded Party, without the consent of NEP Member, but only to the extent that, on or prior to the date of such Class B Member’s delivery of a Disposition Notice (as defined below) with respect to such Disposition of Class B Units, such Class B Member has not received a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units held by such Class B Member (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to Section 7.02(g) or Section 7.04(e), as applicable) (in which event, such Class B Member shall be permitted to Dispose of only such number of its Class B Units as is not subject to such then-pending Call Option Notice or Class B COC Notice, as applicable (and for the avoidance of doubt, if any such Call Option Notice or Class B COC Notice is rescinded or revoked in accordance with Section 7.02 or Section 7.04, as applicable, such Class B Units previously subject to such Call Option Notice or Class B COC Notice may subsequently be Disposed of in accordance with this sentence)), subject to the rights of NEP Member with respect to such Class B Units, as set forth in Section 7.01(c). Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.

(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements:

(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee of the Disposing Member and all expenses required to be paid under clause (ii) below may be paid by the applicable Assignee):
(A)    Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages, after giving effect to the Disposition, of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage of the Disposing Member before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission is being made in accordance with all applicable Laws and, to the extent applicable, any Class A Permitted Loan Financing or Class B Permitted Loan Financing.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes.

(c)    If, at any time on or after the fourth (4th) anniversary of the Effective Date, any Class B Member wishes to Dispose of any or all of its Class B Units (other than to an Affiliate or in connection with a Liquidity Event) and NEP Member has not, at such time, delivered a then pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B Member, then NEP Member shall have a right of first offer with respect thereto in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and NEP Member with a Disposition Notice specifying the number of Class B Units that the Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice).
(ii)    NEP Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice, which Offer Notice shall include the proposed aggregate purchase price (which may be payable in cash and NEP Common Units or other marketable securities, as set forth in such Offer Notice) and the date on which such purchase is proposed to be consummated.
(iii)    If NEP Member fails to submit an Offer Notice within such period of thirty (30) days or such Class B Member rejects NEP Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to sell to any Person other than an Excluded Party all of the Class B Units specified in the Disposition Notice on terms that are, in the aggregate, no less favorable to such Class B Member than that offered by NEP Member pursuant to Section 7.01(c)(ii) hereof (including taking into account amount and form of consideration (including any liquidity discounts) and such other factors as such Class B Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)    Investor hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay, all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    NEP Member may, in its sole discretion, assign to NEP or any Affiliate of NEP its right to offer to purchase the Class B Units of any Class B Member pursuant to this Section 7.01(c).

(vi)    No Class B Unit acquired by NEP Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to NEP Class B Parties pursuant to Section 7.08(d), and each such Class B Unit shall be eligible to receive distributions pursuant to Section 5.01(d) in accordance with Section 7.08(d), without regard to such limitation.
(d)    If, at any time on or after [•], 2026, NEP Member or any of its Affiliates proposes to Dispose of all or any portion of its Class B Units in accordance with this Article 7 (any such Disposition, a “Tag-Along Sale”), then NEP Member shall, at least fifteen (15) Business Days prior to the consummation of any such proposed Disposition, furnish a written notice (the “Tag-Along Notice”) to Investor, which Tag-Along Notice shall specify (w) the number of Class B Units proposed to be sold in the Tag-Along Sale, (x) the aggregate purchase price proposed to be paid in the Tag-Along Sale and the form of consideration in which the purchase price will be paid, (y) the identity of the proposed purchaser, and (z) any other material terms offered by such purchaser. Investor shall have ten (10) Business Days following receipt of the Tag-Along Notice to deliver written notice to NEP Member indicating whether Investor wishes to include in the proposed Tag-Along Sale all (but not less than all) of the Class B Units then held by Investor and its Affiliates.
(i)    If Investor exercises its rights under this Section 7.01(d), Investor shall agree to make the same representations, warranties, covenants, and agreements in connection with a Tag-Along Sale as NEP Member and its Affiliates; provided that (A) Investor shall not be required to make any representations or warranties about the business of the Company or its Subsidiaries; (B) Investor shall not be liable for the inaccuracy of any representation or warranty or the breach of any covenant made by NEP Member or any of its Affiliates; and (C) any liability relating to representations, warranties, or covenants (and related indemnities) and other indemnification obligations entered into in connection with the Tag-Along Sale shall be shared by Investor and NEP Member pro rata based on their respective gross proceeds to be received in respect of Class B Units Disposed of in the Tag-Along Sale (except with respect to representations and warranties or covenants or indemnities as to any specific holder of Class B Units, for which only such holder shall be responsible) and in any event shall not exceed the total proceeds actually received by Investor as consideration for its Class B Units in such Tag-Along Sale. Each of Investor and NEP Member will be responsible for its proportionate share of the third party, out-of-pocket costs incurred in connection with the proposed Tag-Along Sale.
(ii)    If Investor exercises its rights under this Section 7.01(d), (A) then the closing of the Disposition of Investor’s Class B Units shall take place concurrently with the closing of the Disposition of NEP Member’s Class B Units (as a condition to closing the Disposition of NEP Member’s Class B Units); and (B) Investor shall use reasonable best efforts to secure any Governmental Authorization required to be obtained by Investor or any of its Affiliates and shall provide any information that may be needed from Investor in connection therewith, to comply as soon as reasonably practicable with all applicable Laws, and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the sale of Investor’s Class B Units in conjunction with the Tag-Along Sale.

(iii)    If the proposed purchaser elects to purchase an aggregate number of Class B Units that is less than (A) the number of Class B Units as originally agreed with NEP Member plus (B) all Class B Units held by Investor and its Affiliates, then the number of Class B Units to be sold by NEP Member and Investor and its Affiliates shall be reduced pro rata (based upon the relative number of Class B Units each of NEP Member and the Investor and its Affiliates proposes to sell in such Tag-Along Sale) to such aggregate number. In the event that Investor fails to timely exercise its rights to participate in a Tag-Along Sale pursuant to this Section 7.01(d), NEP Member shall have ninety (90) days from the date of the Tag-Along Notice to consummate the transaction on terms no more favorable to NEP Member than those set forth in the Tag-Along Notice without being required to provide an additional Tag-Along Notice to Investor. Any Class B Units not sold by NEP Member within such period of ninety (90) days shall continue to be subject to the requirements of this Section 7.01(d).
(iv)    Investor hereby agrees that, in connection with the consummation of any Tag-Along Sale, Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(d) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(d) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    No Class B Unit Disposed of by Investor to a purchaser pursuant to this Section 7.01(d) shall following such Disposition be entitled to receive a pro rata share of a portion of the distributions that otherwise would be paid to the NEP Class B Parties that the Other Class B Parties are entitled to receive as provided for in the proviso in Section 7.08(d).
7.02    Call Option.
(a)    At any time, and from time to time, on or after [•] , 20229, but prior to [•], 202610. NEP Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the Effective Date to the Call Option Closing Date (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”), of (i) seven and seventy-seven hundredths of a percent (7.77%) on each Class B Unit acquired upon the exercise of such Call Option, for any Call Option Closing Date that

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9 To be date that is third anniversary of Effective Date.
10 To be date that is seventh anniversary of Effective Date.

occurs prior to [•], 2025,11. or (ii) eight and seventy-seven hundredths of a percent (8.77%) on each Class B Unit acquired upon the exercise of such Call Option, for any Call Option Closing Date that occurs on or after [•], 202512. (provided, however, that the Internal Rate of Return set forth in this clause (ii) shall be measured only from the third (3rd) anniversary of the Effective Date to the applicable Call Option Closing Date, and, with respect to the period from the Effective Date to the third (3rd) anniversary of the Effective Date, the Internal Rate of Return shall be as set forth in clause (i)). NEP Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, NEP Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) following the end of trading on a Trading Day containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), which shall be seven (7) Business Days following the date the Call Option Notice is delivered to the Class B Members, (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash or NEP Common Units, or a combination of cash and NEP Common Units, subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that NEP Member may consummate a maximum of one (1) Call Option Closing in any calendar quarter. The Call Option Notice shall be irrevocable except as provided in this Section 7.02. Delivery of the initial Call Option Notice may be made prior to the first date on which NEP Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the avoidance of doubt, no Call Option Closing shall occur prior to [•], 202213). No Call Option Notice may be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which NEP publicly announces its earnings for any Quarter or Fiscal Year (or any other expected public announcement of earnings or other “blackout period” under NEP Member’s trading policies that are applicable to all holders of NEP Common Units).
(c)    No Call Option may be exercised, and no Call Option Notice may be issued, (i) for a number of Class B Units that is less than eight percent (8%) of the Class B Units outstanding on the date of the applicable Call Option Notice; and (ii) if, and to the extent that, as a result of such exercise, on the applicable Call Option Closing Date, the holders of Class B Units other than the NEP Class B Parties would own less than sixteen percent (16%) of the Class B Units then outstanding, unless, in the case of this clause (ii), the exercise of such Call Option is for the purchase of all remaining Class B Units not held by the NEP Class B Parties.
(d)    The maximum number of Class B Units purchased in any calendar quarter pursuant to the exercise of a Call Option shall be the product of (i) the lesser of (A) the sum of (x)

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11 To be date that is sixth anniversary of Effective Date.
12 To be date that is sixth anniversary of Effective Date.
13 To be date that is third anniversary of Effective Date.

twenty-five percent (25%), plus (y) the Buyout Rollover Percentage, and (B) fifty percent (50%), multiplied by (ii) the aggregate number of Class B Units outstanding on the Effective Date.
(e)    NEP Common Units may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units issued at such Call Option Closing, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto;
(iv)    (A) none of NEP or its Affiliates has knowledge of previously undisclosed material events or developments that NEP or such Affiliate would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the NEP Common Units are listed, if NEP or such Affiliate were offering and selling NEP Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange; and (B) NEP (or its Affiliates) shall have publicly disclosed any material events or developments that would reasonably be expected to negatively affect the trading price of NEP Common Units on the applicable National Securities Exchange at least one (1) full Trading Day (on which NEP Common Units traded on the applicable National Securities Exchange without stop or interruption) prior to the issuance of any Call Option Notice;
(v)    in any exercise of the Call Option, the aggregate number of NEP Common Units that will be issued to holders of Class B Units at the applicable Call Option Closing, together with all NEP Common Units issued in all prior exercises of the Call Option:
(A)    shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Call Option Closing); and
(B)    shall not exceed the product of (x) ten (10), multiplied by (y) the average daily trading volume of NEP Common Units on the applicable National Securities Exchange for the 30-day period ending on the day prior to the date of the Call Option Notice; and

(vi)    on such Call Option Closing Date, there being no Call Option Cash Shortfall.
(f)    NEP Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(e) above), in either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that the holder of Class B Units to be purchased shall be entitled to require, by written notice delivered to NEP Member not less than two (2) Business Days prior to the applicable Call Option Closing Date, that up to thirty percent (30%) of the Call Option Purchase Price payable at such Call Option Closing consist of cash (the “Call Option Cash Consideration”). Any NEP Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the date of the Call Option Notice and (ii) the listed price of a NEP Common Unit as of the end of trading on the date of the Call Option Notice. If any portion of the Call Option Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Call Option Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Call Option Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the Call Option Cash Consideration shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced across all Call Option Closings pursuant to the foregoing clause (i) multiplied by the applicable Issuance Price of such NEP Common Units, plus, (y) the aggregate amount of cash reduced from the Call Option Cash Consideration across all Call Option Closings pursuant to the foregoing clause (ii) (the “Aggregate Call Option Clawback Amount”) exceed the Clawback Cap.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Call Option Purchase Price (subject to reduction pursuant to Section 7.02(f), as applicable) if any, to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Call Option Purchase Price by issuing NEP Common Units to the Class B Members (subject to reduction pursuant to Section 7.02(f), as applicable), and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such Class B Members (or their nominee(s)). No fractional NEP Common Units will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the Effective Date until the date of the actual Call Option Closing.

(h)    Each Class B Member hereby agrees that, in connection with the Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing in an amount required, together with any Call Option Cash Consideration and all other cash on hand and all Cash Equivalents of the Class B Member, to repay, all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Call Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Call Option are Encumbered (other than Indebtedness incurred pursuant to the Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). The Members agree that, until the Credit Agreement Payment in Full, each Call Option Closing shall be subject to there being no Call Option Cash Shortfall. If it is determined that a Call Option Cash Shortfall exists in advance of a Call Option Closing Date, then the NEP Member and applicable Class B Members shall work in good faith to remedy the applicable Call Option Cash Shortfall prior to the scheduled Call Option Closing Date (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Call Option Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.02(h)). If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the Call Option Notice, then the applicable Call Option Notice shall be deemed revoked.
(i)    Following consummation of the Call Option pursuant to which all of a Class B Member’s Class B Units are acquired by NEP Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    If, in the exercise of any Call Option, the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, the Class B Units so purchased will be acquired pro rata from the Class B Members (other than NEP Member and its Affiliates, if they hold Class B Units) based on the number of Class B Units held.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts to (i) cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than a Qualifying Financing in accordance with this Section 7.02 in order to cure any Call Option Cash Shortfall), and (ii) keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing in connection with any Call Option Cash Shortfall.
(l)    Until the earlier of (1) the date that the Credit Agreement Payment in Full occurs or (2) [•], 2026,14, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h), plus $1,000,000.00. The Class B Member further agrees that, prior to [•], 2026,15. it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h).
(m)    The NEP Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each NEP Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by the NEP Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to the NEP Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, the NEP Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
7.03    Change of Control of NEP.
(a)    If, at any time, there is an announcement of a proposed Change of Control of NEP (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed Change of Control of NEP or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of NEP, each Class B Member shall have the right, but not the obligation, to require NEP Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.03, measured from the Effective Date to the Change of Control Closing Date, of eight and seventy-seven hundredths of a

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14 To be date that is seventh anniversary of Effective Date.
15 To be date that is seventh anniversary of Effective Date.

percent (8.77%) (the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “NEP Change of Control Option”). NEP Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than NEP or a Subsidiary thereof.
(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to NEP Member written notice executed by such Class B Member of such exercise (the “Change of Control Notice”) containing (i) the date on which the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) is to be consummated (such date, the “Change of Control Closing Date”), and (ii) the number of Class B Units to be purchased and the Change of Control Purchase Price per Class B Unit. NEP Member may pay the Change of Control Purchase Price, at its option, in either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that NEP may issue a security that is substantially equivalent to the NEP Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of NEP, NEP will cease to exist or the NEP Common Units will cease to be listed on a National Securities Exchange. If some or all of the Change of Control Purchase Price consists of NEP Common Units, the Issuance Price for each such NEP Common Unit will be specified as the lesser of (i) 10-day VWAP of the NEP Common Units on the date of the announcement of the proposed Change of Control of NEP and (ii) the listed price of a NEP Common Unit as of the end of trading on the Trading Day that immediately precedes the Change of Control Closing Date (or, if the NEP Common Units are not then listed on a National Securities Exchange, the fair market value of a NEP Common Unit on such date, as determined in good faith by the board of directors of NEP in a commercially reasonable manner). The Change of Control Notice shall be delivered to NEP Member seven (7) Business Days in advance of the Change of Control Closing Date. If any portion of the Change of Control Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Change of Control Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Change of Control Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the portion of the Change of Control Purchase Price to be paid in cash shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced at the Change Of Control Closing pursuant to the foregoing clause (i) multiplied by the applicable Issuance Price of such NEP Common Units, plus (y) the aggregate amount of cash so reduced from the portion of the Change of Control Purchase Price at the Change of Control Closing pursuant to the foregoing clause (ii), plus (z) the Aggregate Call Option Clawback Amount exceed the Clawback Cap.
(c)    On the Change of Control Closing Date, (i) each Class B Member exercising the NEP Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee (or, if the foregoing do not pay, NEP) will pay the cash portion (subject to reduction pursuant to Section 7.03(b), as applicable), if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing NEP Common Units, or a substantially equivalent security as determined pursuant to Section 7.03(b), to such Class B Member (subject to reduction pursuant to Section 7.03(b), as applicable) no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such Class B Member (or their nominee(s)). No fractional NEP Common Units will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Change of Control Closing Date, then such Change of Control Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the Effective Date until such date of the actual Change of Control Closing.
(d)    Investor hereby agrees that, in connection with the Change of Control Closing, Investor (or its Affiliates) shall use any cash portion of the Change of Control Purchase Price and all cash on hand and all Cash Equivalents of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such NEP Change of Control Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such NEP Change of Control Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent it is determined that the cash portion (if any) of the Change of Control Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of Investor are insufficient to repay in full all Indebtedness of Investor and any other Indebtedness pursuant to which such Class B Units are Encumbered required to be repaid as a result of the exercise of such NEP Change of Control Option, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Change of Control Cash Shortfall”), then Investor shall use reasonable best efforts to obtain Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If it is determined that a Change of Control Cash Shortfall exists in advance of a Change of Control Closing Date, then NEP Member and Investor shall work in good faith to remedy the applicable Change of Control Cash Shortfall prior to the scheduled Change of Control Closing Date (provided that the foregoing shall not require Investor to take any actions to remedy such Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.03(d)). If there is a Change of Control Cash Shortfall and Investor is unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Change of Control Cash Shortfall by the Change of Control Closing Date set forth in the Change of Control Notice, then the applicable Change of Control Notice shall be deemed revoked; provided, however, that, if Investor notifies NEP Member in writing that it is continuing to using reasonable best efforts to obtain Qualifying Financing to remedy the applicable Change of Control Cash Shortfall, the applicable Change of Control Closing shall automatically be delayed for an additional period of ninety (90) days; provided that (i) Investor may revoke the applicable Change of Control Notice at any time during such 90-day period prior to the consummation of the applicable Change of Control Closing and (ii) the applicable Change of Control Notice shall be deemed revoked if such Change of Control Closing shall not have occurred prior to the expiration of such period of ninety (90) days (or sooner if the Class B Member shall send a written notice of revocation to the NEP Member). If Investor is able to obtain Qualifying Financing in an amount equal to or greater than the Change of Control Cash Shortfall, then (1) Investor shall promptly deliver written notice thereof to NEP Member, (2) the Change of Control Closing shall occur as promptly thereafter as practicable, (3) the Change of Control Purchase Price shall be calculated from the Effective Date to the date on which such Change of Control Closing actually occurs, and (4) the Issuance Price of the NEP Common Units, if any, to be issued as payment (or partial payment) of the applicable Change of Control Purchase Price shall be the price set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other than using all cash on hand of Investor seeking additional or replacement financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) cause the Change of Control Closing to occur as promptly as practicable, and (ii)  keep NEP Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing in connection with any Change of Control Cash Shortfall. The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to such Class B Members (or their nominee(s)).
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the seventh (7th) anniversary of the Effective Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of such Class B Member, NEP Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B

Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return per Class B Unit for which such election is made, measured from the Effective Date to the Class B COC Closing Date, of seven and seventy-seven hundredths of a percent (7.77%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”). NEP Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than NEP or a Subsidiary thereof; provided, however, that, in the event of any such assignment, NEP Member and NEP shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, NEP Member shall deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at NEP Member’s election, either cash, NEP Common Units, or a combination of cash and NEP Common Units; provided, however, that the holder of Class B Units to be purchased shall be entitled to require, by written notice delivered to NEP Member not less than two (2) Business Days prior to the applicable Class B COC Closing Date, that up to thirty percent (30%) of the Class B COC Purchase Price payable at such Class B COC Closing consist of cash. If some or all of the Class B COC Purchase Price consists of NEP Common Units, the Issuance Price for each such NEP Common Unit will be specified as the 10-day VWAP of the NEP Common Units on the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member seven (7) Business Days in advance of the Class B COC Closing Date. If any portion of the Class B COC Purchase Price is to be paid in cash, then (i) the number of NEP Common Units to be issued at the Class B COC Closing shall be reduced (but not below zero) by a number of NEP Common Units equal to the quotient (rounded down to the nearest whole number) obtained by dividing (A) the applicable Clawback Value by (B) the Issuance Price used in the calculation of the Class B COC Purchase Price; and (ii) to the extent there is any Remaining Clawback Value, then the portion of the Class B COC Purchase Price to be paid in cash shall be reduced by an amount equal to the Remaining Clawback Value; provided, that notwithstanding anything herein to the contrary, in no event shall (x) the aggregate number of NEP Common Units so reduced at the Class B COC Closing pursuant to the foregoing clause (i) multiplied by the applicable Issuance Price of such NEP Common Units, plus, (y) the aggregate amount of cash so reduced from the portion of the Class B COC Purchase Price at the Class B COC Closing pursuant to the foregoing clause (ii), plus (z) the Aggregate Call Option Clawback Amount exceed the Clawback Cap.
(c)    NEP Common Units may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i)    the NEP Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;

(ii)    the Registration Rights Agreement is in effect with respect to the NEP Common Units, subject to and in accordance with the terms of the NEP Limited Partnership Agreement;
(iii)    NEP shall have filed a registration statement with the SEC registering the resale of the NEP Common Units issued at such Class B COC Closing, and such registration shall have been declared effective by the SEC, and no stop order shall have been issued with respect thereto; and
(iv)    the aggregate number of NEP Common Units that will be issued to holders of Class B Units at the Class B COC Closing, together with all NEP Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding NEP Common Units on a Fully Diluted Basis (including any NEP Common Units to be issued at the applicable Class B COC Closing).
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to NEP Member or its nominee; (ii) NEP Member or its nominee will pay the cash portion of the Class B COC Purchase Price (subject to reduction pursuant to Section 7.04(b), as applicable) to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) NEP shall satisfy the remaining portion of the Class B COC Purchase Price by issuing NEP Common Units to such COC Member (subject to reduction pursuant to Section 7.04(b), as applicable) no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, NEP shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such NEP Common Units to such COC Member (or its nominee). No fractional NEP Common Units will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the Effective Date until such date as all such Required Governmental Authorizations have been obtained.
(e)    Investor hereby agrees that, in connection with the Class B COC Closing, Investor (or its Affiliates) shall use any cash portion of the Class B COC Purchase Price and all other cash on hand and all Cash Equivalents of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Class B COC Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Class B COC Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent it is determined that the cash portion (if any) of the Class B COC Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of

Investor, are insufficient to repay in full all Indebtedness of Investor and any other Indebtedness pursuant to which such Class B Units are Encumbered required to be repaid as a result of the exercise of such Class B COC Closing, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Class B COC Cash Shortfall”), then Investor shall use reasonable best efforts to obtain Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that until the Credit Agreement Payment in Full, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If it is determined that a Class B COC Cash Shortfall exists in advance of a Class B COC Closing Date, then NEP Member and Investor shall work in good faith to remedy the applicable Class B COC Cash Shortfall prior to the scheduled Class B COC Closing Date (provided that the foregoing shall not require Investor to take any actions to remedy such Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.04(e)). If there is a Class B COC Cash Shortfall and Investor is unable, using reasonable best efforts, to secure Qualifying Financing or otherwise remedy the Class B COC Cash Shortfall by the Class B COC Closing Date set forth in the Class B COC Notice, then the applicable Class B COC Notice shall be deemed revoked.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and NEP to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking additional or replacement financing in accordance with Section 7.04(e)). The Class B Members and NEP agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of NEP Common Units to the COC Member (or its nominee).
(g)    Until the earlier of (1) the date that the Credit Agreement Payment in Full occurs or (2) [•], 2026,16, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the date hereof or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees

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16 To be date that is seventh anniversary of Effective Date.

that, prior to [•], 2026,17. it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d).
7.05    Certain Assistance.
(a)    After the seventh (7th) anniversary of the Effective Date, subject to Section 7.01(c), Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates if such Class B Units are not acquired by NEP Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable assistance with respect to, and take customary actions reasonably requested by Investor, including (a) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (b) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (c) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (d) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its Subsidiaries. Investor shall, promptly upon written request by NEP Member, reimburse NEP Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by NEP Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of NEP Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.05(a).
(b)    In connection with (i) any Class B Member seeking any additional or substitute financing, including Qualifying Financing, in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the seventh (7th) anniversary of the Effective Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their reasonable best efforts to cause the Company’s and its Subsidiaries’ authorized representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be on terms (including with respect to rights to indemnification) that are substantially similar to the cooperation provided by the

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17 To be date that is seventh anniversary of Effective Date.

Company and NEP under Section 5.04 of the Class B Contribution Agreement, mutatis mutandis, in connection with any such financing.
7.06    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, NEP Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h) that is entered into pursuant to any hedging of interest rates under the Credit Agreement or a Qualifying Financing, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles, or any of its or their respective representatives (acting on behalf of, or in concert with, Investor or any of its other representatives), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any NEP Common Units or any other securities of NEP if, as a result of such short sale, purchase, sale, or grant Investor would no longer have a “net long position” (as defined in Rule 14e-4 promulgated under the Exchange Act) in respect of NEP Common Units. Notwithstanding the foregoing, the provisions of this Section 7.06(a) (1) shall not apply to or restrict the activities of any of Investor’s Affiliates, Affiliated Funds, and Affiliated Investment Vehicles other than Investor Fund and any such Affiliates, Affiliated Funds, and Affiliated Investment Vehicles as are Controlled by Investor Fund and (2) shall terminate and no longer be of any effect following the seventh (7th) anniversary of the Effective Date.
(b)    Notwithstanding any other provision of this Agreement, if and for so long as any Class B Member is in violation of the provisions of Section 7.06(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.06.
7.07    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.

(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the NEP Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (A) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (B) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (C) promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.08    Liquidity Event.
(a)    At any time (i) following a Triggering Event or (ii) following the seventh (7th) anniversary of the Effective Date if the NEP Member (or its permitted assignees) shall not have as of such time purchased, pursuant to one or more exercises of the Call Option, NEP Change of Control Option, or Class B COC Option, one hundred percent (100%) of the aggregate number of Class B Units outstanding on the Effective Date, in either case of clauses (i) and (ii), the Class B Member Representative shall be entitled to cause the Company and other Members (including the Managing Member) to seek a sale of the Company (whether by way of sale of all or substantially all of the assets or Membership Interests of the Company, merger or other business combination, or otherwise) or other liquidity event for the Company (any such transaction, a “Liquidity Event”), the consummation of which shall be subject to receipt of all applicable Required Governmental Authorizations and compliance with, or obtaining any required consents or waivers under, any change of control or other applicable restriction set forth in any material agreement to which the Company or any of its direct or indirect Subsidiaries is a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.08, then the Class B Member Representative may exclusively identify, negotiate, structure, and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 7.08. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event; provided, however, that no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.08. The Managing Member, the Company and each other Member shall, and shall cause their respective representatives to, use reasonable best efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall cause its Subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event, including engaging an investment bank and other advisors selected by the Class B Member Representative with the prior written consent of the Managing Member (which consent shall not be unreasonably, withheld, conditioned or delayed) in connection with such Liquidity Event (and the Class B Members agree that in connection with any Liquidity Event, an investment bank or similar financial advisor shall be engaged by the Company to run a formal marketing process with respect to such Liquidity Event), providing such financial and operational information as the Class B Member Representative may request, and causing representatives of the Company and its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room) with the Class B Member Representative in any marketing process in connection with any proposed Liquidity Event. Each Member shall cause its applicable Controlled Affiliates, and shall use reasonable best efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal and change of control or ownership provisions) under any agreement to which the Company or any of its direct or indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative. The Members, including the Managing Member, will execute any applicable merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by the Class B Member Representative in connection with any such Liquidity Event; provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any Member be required to make representations, warranties, or covenants or provide indemnities as to any other Member; (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its commercially reasonable efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event (including for the avoidance of doubt, any amounts attributable to Separate Subsidiaries) and allocating such proceeds among the Members in accordance with the distribution provisions set forth in Section 5.01(d); provided, however, that, for any Liquidity Event occurring on or after [•], 2026,18. in addition to the amounts received by the Other Class B Parties pursuant to Section 5.01(d) in accordance with this Section 7.08(d), forty percent (40%) of the aggregate amount of consideration from such Liquidity Event that would otherwise be received by all NEP Class B Parties in respect of their Class B Units pursuant to Section 5.01(d) (except to

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18 To be date that is seventh anniversary of Effective Date.

the extent otherwise provided in Section 7.01(d)(v)) shall instead be received by the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentages, up to a maximum of twenty-five percent (25%) of the aggregate amount of consideration received by all holders of Class B Units in connection with such Liquidity Event.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(f)    Other than as provided in Section 7.08(e), the Company shall bear the reasonable, documented and out-of-pocket costs incurred by each Member in connection with a Liquidity Event.
(g)    Notwithstanding anything contained in this Section 7.08 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.08 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event, and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.
(h)    Notwithstanding anything to the contrary in this Agreement, in no event shall a holder of Class B Units be entitled to receive net proceeds in connection with any Liquidity Event pursuant to this Section 7.08 that would result in an Internal Rate of Return per Class B Unit of more than (i) seven and seventy-seven hundredths of a percent (7.77%) for any Liquidity Event that occurs prior to [•], 2025,19 or (ii) eight and seventy-seven hundredths of a percent (8.77%) for any Liquidity Event that occurs on or after [•], 2025,20. (provided, however, that the Internal Rate of Return set forth in this clause (ii) shall be measured only from the third (3rd) anniversary of the Effective Date to the consummation of such Liquidity Event, and, with respect to the period from the Effective Date to the third (3rd) anniversary of the Effective Date, the Internal Rate of Return shall be as set forth in clause (i)).

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19 To be date that is sixth anniversary of Effective Date.
20 To be date that is sixth anniversary of Effective Date.

ARTICLE 8
TAXES

8.01    Tax Returns. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state, and local tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within sixty (60) days after the end of each calendar year, the Company shall provide to each Member its good faith best estimates of such federal, state and local income tax information and schedules as may be reasonably necessary for tax reporting purposes, and shall provide final information to each Member on or about September 20th following such calendar year. If for any fiscal year, the Company receives an extension from the relevant Governmental Authority of the deadline by which the Company must provide such tax information, the Managing Member shall provide each Member with written notice thereof, which notice shall also set forth the new deadline by which the tax information is required to be provided. The Company shall promptly provide any other tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties;
(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code;
(v)    to elect under Code Section 168(g)(7) to apply the “alternative depreciation system” to Company property;
(vi)    subject to Section 8.03(g), any other election the Managing Member may deem appropriate; and
(vii)    to elect out of any “bonus” depreciation under Section 168(k) of the Code or any corresponding provision of the Code.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to tax as an association for U.S. federal income tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.
8.03    Partnership Representative.
(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    Notwithstanding anything to the contrary, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to taxes and (z) surrendering, settling or compromising any audit or proceeding relating to taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to taxes and a taxable period during which the Investor held Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)    Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).

(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.
8.04    Texas Franchise Tax Reimbursement. If applicable Texas Law requires that, for purposes of the Texas franchise tax, the Company (or any of its Subsidiaries) is includible in a combined group that includes the NEP Member or its Affiliate for an applicable year (a “Texas Combined Return Year”), and if the NEP Member or such Affiliate (the “Reporting Member”) pays, when due, to the appropriate taxing authority of Texas, any and all Texas franchise taxes that are due and payable for such combined group in respect of such Texas Combined Return Year, the Company shall reimburse the Reporting Member for the portion of such Texas franchise taxes attributable to the Company (and/or such Subsidiaries), as determined in accordance with the next sentence (the amount of such reimbursement, the “Reimbursement Amount”). The Reimbursement Amount shall be equal to (i) the amount of Texas franchise tax for which the Company would have been liable had the Company computed its Texas franchise tax liability for the Texas Combined Return Year on a standalone basis (rather than as a member of the Reporting Member’s combined group) and using such computation methodology as would have resulted in the lowest taxable margin for such purpose determined on a standalone basis, reduced by (ii) any tax benefits (including, for example, the tax benefit of any federal tax deduction) resulting therefrom (or that would have resulted therefrom assuming the Company were a corporation for such purpose). The Company shall pay the Reimbursement Amount to the Reporting Member for the applicable Texas Combined Return Year no later than the time at which Company would have been required to make payment to the Texas tax authorities in respect of Texas franchise tax if it was not included in such combined return, including payments made at the time of a request for extension, when a return is ultimately filed or, if required by the appropriate taxing authority of Texas, upon audit of the Reporting Member. The NEP Member shall provide (or cause to be provided) to each Member information reasonably sufficient to calculate the amounts described in this paragraph. For each Texas Combined Return Year, the NEP Member shall, to the fullest extent permitted by law, indemnify and hold the Company and such Subsidiaries harmless on an after-tax basis from any liability for Texas franchise tax for the year, interest and penalties for the year, and all related costs and expenses (including reasonable attorneys’ fees and expenses); provided, that the foregoing indemnification shall not relieve the Company of its obligations under the first sentence of this paragraph. The NEP Member shall promptly pay over to the Company (subject to deduction by the NEP Member for any amount owed under this paragraph by the Company to the NEP Member) any refunds of Texas franchise taxes to which the Company and/or such Subsidiaries would be entitled with respect to a Texas Combined Return Year determined as if the Company and such Subsidiaries had filed a Texas franchise tax return on a standalone basis for the applicable Texas Combined Return Year.

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of the Class B Units as being continuous from the Effective Date to the date as of which the calculation is being made without regard to any change in ownership of the Class B Units during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a per Class B Unit shall consist solely of (A) the sum of (x) the amount of the Effective Date Capital Contribution per Class B Unit made by the applicable Class B Member in exchange for such Class B Unit on the Effective Date (provided, that for the avoidance of doubt, such Effective Date Capital Contribution shall not be reduced by any amount by which the Reimbursable Fee is used to offset amounts to be funded by the Class B Members) , (y) any additional Capital Contributions made by such Class B Member pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions to the applicable Class B Member, including distributions in respect of such Class B Unit pursuant to the proviso set forth in Section 7.08(d) (provided that, for the avoidance of doubt, “Cash Flows” shall not include any payment of the Reimbursable Fee to the Class B Members or their Affiliates pursuant to Section 2.05(a)(xvi) of the Class B Contribution Agreement). Any amount received by the Class B Members that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its nominee).
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver to each Member annual financial statements of the Company and its Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2020.
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet, income statement, and a statement of cash flows of the Company and its Subsidiaries on a consolidated basis for such Quarter prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (commencing with the end of the first Quarter that ends after the Effective Date); provided that the Managing Member shall prepare and deliver to each Member an unaudited consolidated balance sheet for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member quarterly certificates or other evidence of ownership of Class B Units by such Member and the Call Option Purchase Price as of the last day of such Quarter. Within thirty (30) days after the end of each calendar month, the Managing Member shall prepare and deliver to each Member a narrative report regarding the operational performance of the assets of the Company on a consolidated and a project basis.
(c)    Investor shall be permitted to deliver to its lenders under any Class B Permitted Loan Financing any financial information or report delivered to it by the Managing Member pursuant to this Section 9.03.
(d)    Concurrent with its distribution to the Company’s lenders, if any, the Managing Member shall provide to each Member any report, financial statements, or other information that is to be distributed to such lenders pursuant to any credit agreement or other agreement of Indebtedness to which the Company is a party.
(e)    The Managing Member shall deliver to each Member any material reports or other material information with respect to the status of the construction and development of the Compressor Project, to the extent such reports or other information are prepared by or on behalf of or provided to NMPP.
(f)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Class B Member or its Affiliates.
(g)    Upon written request of the Managing Member at any time prior to the Credit Agreement Payment in Full, Investor shall provide to the Managing Member copies of any statements of account provided by the applicable financial institution for the Available Cash Account, the Other Proceeds Account, the Interest Payment Account, the Unrestricted Account and any Excluded Account, in each case as defined under the Credit Agreement.
(h)    Except with respect to the information provided under Section 9.03(g), the cost of preparing any financial statements or other information pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that would reasonably be likely to adversely affect the Company or any of its Subsidiaries, and any breaches of any Affiliate Transactions or other material contracts to which the Company or any of its Subsidiaries is a party, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the Class B Contribution Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than five (5) Business Days following the date on which the Managing Member becomes aware of such events.
(b)    From and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Subsidiaries available to answer questions regarding the performance of the business of the Company and its Subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member shall adopt, revise, and maintain policies and procedures sufficient to ensure compliance in all material respects with all applicable laws and regulations, including without limitation Sanctions and applicable anti-corruption and anti-bribery laws.
ARTICLE 10
WITHDRAWAL

10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or dissolves and commences liquidation or winding-up or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.

(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentage of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION

11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, to the fullest extent permitted by applicable law, any right it may have to a TRIAL BY JURY IN ANY ACTION, suit, OR PROCEEDING arising out of, relating to or otherwise WITH RESPECT TO THIS AGREEMENT or any transaction contemplated hereby.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION

12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)    consent of NEP Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act. For the avoidance of doubt, a Liquidity Event shall not itself be deemed to be a Dissolution Event.
12.02    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);

(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.
(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), the NEP Member has a deficit in its Capital Account balance following the “liquidation,” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of the NEP Member’s Membership Interest, the NEP Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of the NEP Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%) of the NEP Member’s Effective Date Capital Contribution; provided, however, that in no event shall the foregoing obligation of the NEP Member to restore the deficit balance of its Capital Account apply in connection with or following a Liquidity Event. Notwithstanding the foregoing, (A) the NEP Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which the NEP Member’s deficit restoration obligation exceeds the absolute value of the NEP Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) the NEP Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of the NEP Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.

(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Subject to Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS

13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Class B Contribution Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.
13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT

TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.
13.08    Appointment of Class B Member Representative.
(a)    By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of the Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of Class B Members pursuant to this Agreement, and any and all other matters requiring the consent or approval of the Class B Members under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to the Class B Members hereunder or any other payments to be made by or on behalf of the Class B Members pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of the Class B Members that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to any Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.
(c)    The Company, NEP Member, NEP, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, NEP Member, NEP, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.
13.09    Article 8 of the Uniform Commercial Code. No Class B Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.12    Expenses. Except as otherwise provided in Section 7.05, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first set forth above.

MEMBERS:

EIG NET HOLDINGS III, LLC,
in its capacity as a Class B Member and the Class B Member Representative

By: __________________________________
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of South Texas Midstream, LLC]

SOUTH TEXAS MIDSTREAM HOLDINGS, LLC

By: __________________________________
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of South Texas Midstream, LLC]

Solely with respect to its obligations pursuant to Section 7.01(a), Section 7.02, Section 7.03, and Section 7.04:

NEXTERA ENERGY PARTNERS, LP

By: __________________________________
Name:
Title:

Exhibit B - Page 96

81183242v.28

EXHIBIT A
MEMBERS

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interest
South Texas Midstream Holdings, LLC c/o NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Daniel Lotano E-mail: Daniel.Lotano@nexteraenergy.com and Locke Lord LLP 600 Travis Street, Suite 2800 Houston, TX 77002 Attention: Bill Swanstrom Email: bswanstrom@lockelord.com	$1,622,869,368	1,000,000 Class A Units
EIG NET Holdings III, LLC c/o EIG Management Company, LLC 1700 Pennsylvania Ave. NW, Suite 800 Washington, DC 20006 Attention: Brian Boland Email: brian.boland@eigpartners.com (provided that the address of the Class B Member will be the following if and when EIG Management Company, LLC commences commercial operations at such address: 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037) and Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, TX 77002 Attention: John D. Pitts, P.C. Email: john.pitts@kirkland.com	$750,000,000	1,000 Class B Units

Exhibit A - Page 1

81183242v.28

EXHIBIT B
Financial Model for Internal Rate of Return
See attached Excel file.

Exhibit B - Page 1

SCHEDULE 1

Excluded Parties

Each Excluded Party listed below includes, and shall be understood to include, each of such Excluded Party’s Affiliates and Subsidiaries.
LS Power
LS Power Equity Advisors
Electricite de France (EDF)
The Enel Group
GE Financial Services
Utility Energias de Portugal (EDP)/China Three Gorges
Berkshire Hathaway Energy Company
China Investment Corporation
Canada Pension Plan Investment Board
D.E. Shaw & Co., L.L.C.
Iberdrola
Ørsted
Starwood Energy Group
Engie Group
Riverstone Energy Limited
Dominion Energy
Global Infrastructure Partners
Southern Power
Elliott Management Corporation
American Electric Power Company, Inc.
Duke Energy Corporation
Sempra Energy
Magnetar Capital LLC
KKR & Co. Inc.
Apollo Energy Corporation
ARES North America
BlackRock, Inc.

Schedule 1 - Page 1

SCHEDULE 2
Contributed Assets
Interests constituting 100% of the interest that the Class A Member directly or indirectly owns in the following entities:

1.	NET Midstream, LLC

2.	NET Pipeline Holdings LLC

3.	NET General Partners, LLC

4.	Eagle Ford Midstream, LP

5.	LaSalle Pipeline, LP

6.	Mission Natural Gas Company, LP

7.	NET Mexico Pipeline, LP

8.	NET Mexico Pipeline Partners, LLC (note that the interest being contributed is a 90% membership interest in such entity)

9.	Monument Pipeline, LP

10.	Mission Valley Pipeline Company, LP

11.	Red Gate Pipeline, LP

12.	South Shore Pipeline L.P.

Schedule 2 - Page 1

NEXTERA ENERGY PARTNERS, LP,

AND

EIG NET HOLDINGS III, LLC

_____________________________________________

REGISTRATION RIGHTS AGREEMENT

Dated as of [•], 2019

______________________________________

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2019 (this “Agreement”), is entered into by and among NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”) and EIG NET Holdings III, LLC, a Delaware limited partnership (“Investor”).
RECITALS
WHEREAS, this Agreement is made in connection with the closing of the transactions contemplated by that certain Contribution Agreement dated as of November 1, 2019, by and among South Texas Midstream, LLC, a Delaware limited liability company (the “Company”), the Partnership, South Texas Midstream Holdings, LLC, a Delaware limited liability company (the “NEP Member”), and Investor, as the Class B Purchaser named therein (the “Contribution Agreement”); and
WHEREAS, the Partnership has agreed to provide the registration rights set forth in this Agreement for the benefit of Investor, as the Class B Purchaser, pursuant to the Contribution Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings in this Section 1.01:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Partnership, on the one hand, and Investor, on the other, shall not be considered Affiliates; and (b) any fund or account managed, advised, or subadvised, directly or indirectly, by Investor or any of its Affiliates shall be considered an Affiliate of Investor.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Average VWAP” per Common Unit over a certain period shall mean the arithmetic average of the VWAP per Common Unit for each Trading Day in such period.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday, or any day on which banking institutions in the State of New York or Florida are authorized or required by law or other governmental action to close.
“Call Option” means the Call Option as defined in the Company LLC Agreement.
“Call Option Notice” means the Call Option Notice as defined in the Company LLC Agreement.
“Call Option Purchase Price” means the Call Option Purchase Price as defined in the Company LLC Agreement.
“Change of Control” means a Change of Control as defined in the Company LLC Agreement.
“Class B COC Option” means the Class B COC Option as defined in the Company LLC Agreement.
“Class B Units” means the Class B Units as defined in the Company LLC Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the interests of limited partners in the Partnership having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the Partnership Agreement.
“Company” has the meaning set forth in the Recitals of this Agreement.
“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of [•], 2019, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
“Contribution Agreement” has the meaning set forth in the Recitals of this Agreement.
“Demand Notice” has the meaning set forth in Section 2.03(a).
“Effective Date” means the date of effectiveness of any Registration Statement.
“Effectiveness Period” has the meaning set forth in Section 2.01(a)(ii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“General Partner” means NextEra Energy Partners, GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to the Partnership as the general partner thereof, in their capacity as general partner of the Partnership.
“Holder” means a record holder of any Registrable Securities.

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“Holder Underwriter” has the meaning set forth in Section 2.04(q).
“Holder Underwriter Registration Statement” has the meaning set forth in Section 2.04(q).
“Included Registrable Securities” has the meaning set forth in Section 2.02(a).
“Investor” has the meaning set forth in the introductory paragraph of this Agreement.
“Lockup” has the meaning set forth in Section 2.06.
“Losses” has the meaning set forth in Section 2.08(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Maximum Number” has the meaning set forth in Section 2.02(a).
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Partnership shall designate as a National Securities Exchange for purposes of this Agreement.
“NEP Change of Control Option” means the NEP Change of Control Option as defined in the Company LLC Agreement.
“NEP Member” has the meaning set forth in the Recitals of this Agreement.
“Issued NEP Common Units” means the Common Units issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement.
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” means that certain Fifth Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, dated as of [•], 2019, by and among NextEra Energy Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government (or any agency, instrumentality or political subdivision thereof), or any other form of entity.
“Piggyback Notice” has the meaning set forth in Section 2.02(a).
“Piggyback Opt-Out Notice” has the meaning set forth in Section 2.02(a).

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“Piggyback Registration” has the meaning set forth in Section 2.02(a).
“Previous Registration Rights Agreements” means the Previous Registration Rights Agreements as defined in the Contribution Agreement.
“Registrable Securities” means all Issued NEP Common Units issuable upon exercise of the Call Option, the NEP Change of Control Option, or the Class B COC Option pursuant to and in accordance with the terms of the Company LLC Agreement and the Partnership Agreement, all of which Issued NEP Common Units shall be subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.
“Registration Expenses” has the meaning set forth in Section 2.07(a).
“Registration Statement” means a registration statement filed with the Commission by the Partnership registering Registrable Securities pursuant to the terms of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning set forth in Section 2.07(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement or any other registration statement filed with the Commission by the Partnership with respect to any Holder who has rights pursuant to Section 2.02.
“Selling Holder Indemnified Persons” has the meaning set forth in Section 2.08(a).
“Specified Transferee” has the meaning set forth in Section 2.10.
“Target Effective Date” means the earlier to occur of the following: (a) the first date on which a Call Option Notice is delivered by the NEP Member in accordance with Section 7.02 of the Company LLC Agreement and (b) thirty (30) days after the announcement of a Change of Control with respect to Investor.
“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.
“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public for cash or an offering that is a “bought deal” with one or more

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investment banks, in either case, in the sole discretion of the Partnership. For the avoidance of doubt, the term Underwritten Offering does not include (i) at-the-market offerings or (ii) any offering made pursuant to a demand right exercised under any Previous Registration Rights Agreement or future registration rights agreement to which the Partnership is a party.
“VWAP” per Common Unit on any Trading Day shall mean the per Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEP <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Common Units are listed). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as determined in good faith by the Partnership in a commercially reasonable manner.
Section 1.02    Registrable Securities. Except as otherwise specifically provided herein, a Registrable Security will cease to be a Registrable Security under this Agreement upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to a Specified Transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any transaction exempt from registration pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its Affiliates, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the Holder’s rights under this Agreement are not assigned to a Specified Transferee of such securities pursuant to Section 2.10. For the avoidance of doubt, (i) the provisions of this Section 1.02 do not modify the transfer restrictions applicable to Holders under the Partnership Agreement and (ii) only a Holder that (A) is the Purchaser under the Contribution Agreement, (B) is an Affiliate of such Purchaser both (y) at the time any Registrable Securities are transferred to such Holder in compliance with the Contribution Agreement and the Partnership Agreement and (z) at the time of exercise of registration rights pursuant to Section 2.02 or Section 2.03, or (C) acquires Registrable Securities from a Holder specified in clause (A) or clause (B) above upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) shall have any registration rights under this Agreement.

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ARTICLE II

REGISTRATION RIGHTS

Section 2.01    Shelf Registration.
(a)    Shelf Registration Statements.
(i)    The Partnership shall use its commercially reasonable efforts to (A) prepare and file an initial Registration Statement to permit the public resale of the Registrable Securities on a continuous basis pursuant to Rule 415 of the Securities Act, or such other rule as is then applicable, at then prevailing prices and (B) cause such initial Registration Statement to become effective no later than the Target Effective Date.
(ii)    The Partnership will use its commercially reasonable efforts to cause the Registration Statement filed pursuant to Section 2.01(a) (or any additional Registration Statement) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which (1) there are no longer any Registrable Securities outstanding and (2) there are no additional Registrable Securities that could be issued pursuant to the Partnership Agreement and one or more exercises of the Call Option or Class B COC Option, and (B) the earlier to occur of (1) the seventh (7th) anniversary of the date of this Agreement or (2) the third (3rd) anniversary of the date on which the Partnership shall have acquired, pursuant to one or more exercises of the Call Option or Class B COC Option, or otherwise, all of the Class B Units issued to Investor at the closing of the Contribution Agreement (the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). The plan of distribution indicated in a Registration Statement will include all such methods of sale as Investor may reasonably request in writing at least five (5) Business Days prior to the filing of such Registration Statement and that can be included in such Registration Statement under the rules and regulations of the Commission. As soon as practicable following the date that such Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of such Registration Statement.

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(b)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition, or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Partnership determines it must amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading, (iii) the Partnership determines in good faith that it would be required to make disclosure of material information in the Registration Statement that the Partnership has a bona fide business purpose for preserving as confidential, or (iv) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith determination of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, shall promptly terminate any suspension of the use of prospectus that is a part of such Registration Statement it has put into effect, and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Registration.
(a)     Participation. If at any time (i) on or after January 1, 2023, and (ii) except in connection with the exercise of a demand registration pursuant to Section 2.03, prior to December 31, 2027, (x) the Partnership proposes to file a Registration Statement related to an Underwritten Offering or (y) prospectus supplement to an effective registration statement of the Partnership, including pursuant to Section 2.03, then the Partnership shall give not less than four (4) Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to Investor, and such Piggyback Notice shall offer Investor (on behalf of and as representative of each Holder) the opportunity to include in such Underwritten Offering a number of Registrable Securities (including the securities being registered pursuant to Section 2.03) (the “Included Registrable Securities”); provided, however, that the aggregate amount of Registrable Securities that may be included in Underwritten Offerings pursuant to piggyback registration rights exercised in any twelve month period pursuant to this Section 2.02 shall not exceed one third of the aggregate number of Registrable Securities that is the sum of: (A) a number of Registrable Securities that would be outstanding if the NEP Member exercised its Call Option for all outstanding Class B Units in full on the date of the Piggyback Notice equal to (x) the product of the Call Option Purchase Price with respect to all then outstanding Class B Units and (y) 0.70, divided by the 10-day VWAP average on the date of the Piggyback Notice and (B) the number of Registrable Securities outstanding as of the date of the Piggyback Notice (or such

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larger number of Registrable Securities, to the extent consented to by the Partnership in its sole and absolute discretion) (the “Maximum Number”), as Investor may request in writing (a “Piggyback Registration”); provided further that the Partnership shall not be required to offer such opportunity (A) if Investor (on behalf of all Holders) does not request registration of a minimum of $50 million of Registrable Securities in the aggregate (determined by multiplying the number of Included Registrable Securities owned by the Average VWAP for the ten (10) Trading Days preceding the date of such Piggyback Notice) or (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Class B Purchasers and the other Holders will have a materially adverse effect on the price, timing, or distribution of the Common Units in such Underwritten Offering, in which case the amount of Registrable Securities to be offered for the account of the Investor and the other Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to Investor on a Business Day pursuant to Section 3.01, and receipt of such notice shall be confirmed and kept confidential by Investor and the other Holders (and neither Investor nor any other Holder receiving such notice shall purchase or sell Common Units) (provided that any Holder may provide such notice to its personnel, advisors, and other representatives on a confidential basis) until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) Investor has received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to Investor reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made. Investor will have two (2) Business Days (or one (1) Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing (on behalf of all Holders) that the Partnership include a number of Registrable Securities in the Underwritten Offering up to the Maximum Number. If no request for inclusion from Investor is received by the Partnership within the specified time, neither Investor nor any Holder shall have any further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed pursuant to the provisions of this Agreement, the Partnership shall give written notice of such determination to Investor (on behalf of all Holders), and (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Investor (on behalf of any Selling Holder) shall have the right to withdraw its request for inclusion of such Registrable Securities, in whole or in part (subject to the other provisions of this Agreement), in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of pricing of such Underwritten Offering. Investor may deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that Investor (on behalf of all Holders) not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that Investor may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice (unless subsequently revoked), the Partnership shall not be required to deliver any notice to Investor or any Holder pursuant to this Section 2.02(a), and the Holders shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is subsequently revoked by Investor. Investor shall have the right (on behalf of all

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Holders) to exercise the piggyback registration rights set forth in this Section 2.02 up to four (4) times, but not more frequently than once in any six-month period; provided, however, that if the number of Included Registrable Securities included in the Underwritten Offering is reduced by fifty percent (50%) or more, Investor (on behalf of all Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, and such exercise of piggyback registration rights will not decrease the number of piggyback registration rights that Investor shall have the right to request under this Section 2.02(a).
(b)    Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Common Units proposed to be included in such Underwritten Offering prior to the delivery by the Partnership of the Piggyback Notice hereunder, unless such Underwritten Offering is undertaken pursuant to the exercise of a Holder’s rights under Section 2.03 below, in which case the allocation between all participating Holders shall be determined as if all such Holders were exercising piggyback registration rights in the following clause, and (ii) second, pro rata among the Persons who are exercising piggyback registration rights related to such Underwritten Offering (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units proposed to be sold by such Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Holders and by any other Persons exercising pari passu piggyback registration rights in such Underwritten Offering).
Section 2.03    Underwritten Offerings.
(a)    Demand Rights. At any time on or after January 1, 2025, and prior to December 31, 2031, Investor (on behalf of any Holder) shall have the right to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering if Investor reasonably expects (for any Holder) (i) gross proceeds of at least $100 million from such Underwritten Offering or (ii) gross proceeds of at least $50 million from such Underwritten Offering and such Registrable Securities represent one hundred percent (100%) of the then-outstanding Registrable Securities held by any applicable Selling Holder. Investor (on behalf of any Holder) shall exercise any such demand registration right by delivering a written notice (a “Demand Notice”) to the Partnership specifying that (x) it is exercising a demand registration right, (y) the name of each Selling Holder, and (z) the amount of Registrable Securities to be included in the Underwritten Offering. Promptly upon receipt of the written notice, the Partnership shall enter into an underwriting agreement in a form that is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that Investor shall have the right (on behalf of all

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Holders) to exercise the demand registration rights set forth in this Section 2.03 not more than four (4) times (and not more frequently than once in any six-month period), and only in the event that either the Partnership has not conducted an Underwritten Offering of Common Units in the preceding six-month period in which Investor (on behalf of the Holders) was eligible to exercise piggyback registration rights pursuant to Section 2.02, or, if the Partnership has conducted such an Underwritten Offering, Investor (on behalf of all Holders) has been reduced in the amount of Registerable Securities included in such offering pursuant to Section 2.02(b) by twenty-five percent (25%) or more of the Included Registrable Securities; provided, further, that the aggregate amount of Registerable Securities that may be included in Underwritten Offerings pursuant to demand registration rights exercised in any twelve month period pursuant to this Section 2.03 shall not exceed one third of the aggregate number of Registrable Securities outstanding as of the date of delivery of a Demand Notice (or such larger number of Registrable Securities to the extent consented to by the Partnership in its sole and absolute discretion); provided, further, that if the Partnership or any of its Affiliates (A) is conducting or actively pursuing a merger, acquisition, or disposition transaction with a third party, (B) is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), or (C) is in possession of material nonpublic information affecting the Common Units that the Partnership has determined, in good faith in the best interests of the Partnership, should not be publicly disclosed at that time, then the Partnership may suspend Investor’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such demand registration right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an aggregate of ninety (90) days in any 180-day period or one hundred twenty (120) days in any 365-day period.
(b)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08), and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters, other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell Registerable Securities pursuant thereto, its ownership of the securities being registered on its behalf, its intended method of distribution, and any other representation regarding matters required by law. Subject to the other provisions of this Agreement, the terms of each Underwritten Offering shall be approved or disapproved in the sole reasonable discretion of the Partnership; provided, however, that, in an Underwritten Offering undertaken pursuant to this Section 2.03, underwriting discounts and commissions shall be approved by Investor; provided, further, that the Partnership and Investor shall use commercially reasonable efforts to cooperate and coordinate relating to the terms of an Underwritten Offering, including indicative pricing ranges, at all times following the time a notice of exercise a demand registration right is given pursuant to this Section 2.03. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, Investor may (on behalf of such Selling Holder) withdraw such Selling Holder’s Registerable Securities from such Underwritten Offering by written notice to the Partnership and the Managing Underwriter;

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provided, however, that, to be effective, such withdrawal must be made at least two (2) Business Days prior to the time of pricing of such Underwritten Offering; provided, further, that, in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Common Units that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a materially adverse effect on the price, timing, or distribution of the Registrable Securities offered or the market for the Common Units, and the amount of Registrable Securities requested to be included in such Underwritten Offering pursuant to Section 2.03(a) is reduced in accordance with Section 2.02(b) by fifty percent (50%) or more, Investor (on behalf of the Holders) will have the right to withdraw from such Underwritten Offering by delivering written notice to the Partnership at least two (2) Business Days prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings that Investor shall have the right to request under this Section 2.03. Notwithstanding the ability of Investor (on behalf of any Holder) to withdraw Registrable Securities from an Underwritten Offering, the exercise of piggyback registration rights or demand registration rights under this Agreement shall be irrevocable, and, except as otherwise specifically provided above, shall decrease the number of Underwritten Offerings that Investor (on behalf of itself and the other Holders) shall have the right to request under Section 2.02 and Section 2.03.
Section 2.04    Further Obligations. In connection with its obligations under this Article II, the Partnership will:
(a)    promptly prepare and file with the Commission the Registration Statements and such amendments and supplements to any Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period of the Underwritten Offering and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering of such Registrable Securities, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)    furnish to Investor (on behalf of each Selling Holder) (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide Investor the opportunity to object to any information pertaining to Investor and such Selling Holder and the plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the

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prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction in which it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction in which it is not then so subject;
(e)    promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify Investor (on behalf of each Selling Holder), at any time when a prospectus relating thereto is required to be delivered by any such Selling Holder under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof, or proceedings related thereto;

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(g)    upon request and subject to appropriate confidentiality obligations, furnish to Investor (on behalf of each Selling Holder) copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such Underwriters may reasonably request;
(i)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(j)    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(k)    use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(l)    use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)    provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(n)    enter into customary agreements, take such other actions as are reasonably requested by Investor (on behalf of each Selling Holder) or the Underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities and generally use

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commercially reasonable efforts to cooperate with Investor in connection with such disposition of Registrable Securities (including making appropriate representatives of the Partnership available to participate in customary marketing activities); provided, however, that representatives of the Partnership shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering which, in any event, shall be commensurate with the amount of time customarily dedicated in similar Underwritten Offerings undertaken by the Partnership and its Affiliates; provided further that the Partnership’s management may, but shall not be required to, participate in a roadshow or similar marketing effort in connection with any Underwritten Offering contemplated by Section 2.03(a);
(o)    if reasonably requested by Investor (on behalf of any Selling Holder), (i) incorporate in a prospectus supplement or post-effective amendment such information as Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(p)    if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates, and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and
(q)    if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act (a “Holder Underwriter”), in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with Investor (on behalf of such Holder Underwriter) in allowing Investor (on behalf of such Holder Underwriter) to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof; provided, however, that the Partnership need not disclose any non-public information to any representative of Investor unless and until Investor and its representatives have entered into a confidentiality agreement with the Partnership. In addition, at the request of Investor (on behalf of such Holder Underwriter), the Partnership will furnish to Investor, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as Investor may reasonably request (provided that such request shall not be more frequently than on a semi-annual basis), (i) a “comfort letter,” dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope, and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, accompanied by standard “10b-5” negative assurance for such offerings, and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other Persons serving such functions, as has been customarily given by such officers in

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Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to Investor with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.
Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless Investor (on behalf of each Selling Holder) has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.04(q) with respect to the Partnership at the time such Holder’s consent is sought.
Each Selling Holder, upon receipt of notice from the Partnership or from Investor of the happening of any event of the kind described in Section 2.04(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(f) or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request that the Managing Underwriter or Managing Underwriters, if any, deliver to the Partnership (at the Partnership’s expense) all copies in its or their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if Investor or such Holder has failed to timely furnish such information that the Partnership reasonably determines, after consultation with its counsel, is required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities.
Each Holder of Registrable Securities who is participating in an Underwritten Offering agrees to enter into a customary letter agreement (each, a “Lockup”) with Underwriters providing that such Holder will not effect any public sale or distribution of a Common Unit during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors, or any other Affiliate of the Partnership on whom a restriction is imposed, (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder, and (iii) the Partnership will use commercially reasonable efforts to ensure that each Lockup shall include customary carve-outs,

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including carve-outs for the pledge, hypothecation, or other granting of a security interest in Common Units or securities convertible into or exchangeable for shares of Common Units as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Common Units or such securities.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incurred by the Partnership incident to the Partnership’s performance under or compliance with this Agreement to file a Shelf Registration Statement pursuant to Section 2.01, or effect a Piggyback Registration pursuant to Section 2.02 or an Underwritten Offering pursuant to Section 2.03 and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating, and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.
(b)    Expenses. The Partnership will pay all reasonable, documented Registration Expenses, as determined in good faith, in connection with a Registration Statement filed pursuant to Section 2.01(a) and any Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, the Partnership shall not be responsible for the fees and expenses incurred by Investor or any Holder, including professional fees (including legal fees) incurred in connection with the exercise of Investor’s or such Holder’s rights hereunder.
Section 2.08    Indemnification.
(a)    By the Partnership. In the event of a Registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses, or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the

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applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any reasonable, documented legal or other expenses incurred by such Selling Holder Indemnified Person in connection with investigating, defending, or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to it by Investor or such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder severally and not jointly agrees to indemnify and hold harmless the Partnership, the General Partner, and their respective directors, officers, employees, and agents and each Person who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holders from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party

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and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold such indemnified party harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that the liability of each Selling Holder shall not be greater than the maximum amount for which such Selling Holder could have been liable under the proviso contained in Section 2.08(b). The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending, or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract, or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:

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(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof until no Holder owns Registrable Securities;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof until no Holder owns Registrable Securities; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by a Holder only if (a) such transferee or assignee is an Affiliate of such Holder, and after such transfer or assignment continues to be, an Affiliate of such Holder, or such transferee acquires Registrable Securities from Investor or an Affiliate of Investor upon foreclosure of a pledge thereof under a Class B Permitted Loan Financing (as that term is defined in the Company LLC Agreement) (each of the transferees and assignees specified in this clause (a), a “Specified Transferee”), (b) the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $50 million of Registrable Securities (determined by multiplying the number of Registrable Securities proposed to be transferred by the Average VWAP for the ten (10) Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (c) the Partnership is given written notice prior to any such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (d) with respect to such Holder, a Change of Control has not occurred, and (e) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding the foregoing, Investor may not transfer any of its rights to give or receive notices, including in respect of the exercise of piggyback or demand registration rights hereunder, on behalf of itself or any Holder without the express written consent of the Partnership. Notwithstanding anything herein to the contrary, Investor may continue to give or receive notices and exercise piggyback or demand registration rights hereunder on behalf of all Holders regardless of whether Investor owns Registrable Securities.
Section 2.11    Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of Investor (on behalf of itself and each Selling Holder), enter into any agreement with any current or future holder of any securities of the Partnership that would allow directly or indirectly such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the

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Holders of Registrable Securities hereunder. For purposes of this Agreement, the term “pari passu” shall mean only the right to include Common Units in an Underwritten Offering subject to customary cutback provisions, such as contained Section 2.02(b), and shall not refer to any other term of this Agreement or any other agreement or instrument pursuant to which registration rights are granted.
ARTICLE III

MISCELLANEOUS
Section 3.01    Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy or facsimile, air courier guaranteeing overnight delivery, personal delivery, or (in the case of any notice or communication given by the Partnership to Investor or any other Holder) email to the following addresses:
(a)    If to Investor or to any other Holder, to the addresses set forth on Schedule A.
(b)    If to the Partnership:
NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Treasurer and Daniel Lotano
e-mail: Daniel.Lotano@nexteraenergy.com
with a copy to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Bill Swanstrom
e-mail: BSwanstrom@lockelord.com
or to such other address as the Partnership, Investor, or any other Holder may designate to each other in writing from time to time or, if to a transferee or assignee of Investor or any other Holder or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.02    Binding Effect. This Agreement shall be binding upon the Partnership, Investor, and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon

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any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03    Assignment of Rights. Except as provided in Section 2.10, neither Investor nor any other Holder may assign or transfer this Agreement or any of the rights, benefits, or obligations hereunder without the prior written consent of the Partnership.
Section 3.04    Recapitalization, Exchanges, etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets, or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units, and the like occurring after the date of this Agreement.
Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute

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may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Entire Agreement. This Agreement, the Contribution Agreement, and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein or in the Contribution Agreement, with respect to the rights granted by the Partnership, Investor, or any of their respective Affiliates set forth herein or therein. This Agreement, the Contribution Agreement, and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding the foregoing, no provision of this Agreement, the Contribution Agreement, and the other agreements and documents referred to herein and therein are intended to modify, amend, or otherwise affect any provisions of the Partnership Agreement.
Section 3.11    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and Investor (on behalf of itself and each Holder). Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver, or consent has been made or given.
Section 3.12    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 3.13    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees, and acknowledges that, other than as set forth herein, no Person other than Investor, the other Holders, their respective permitted assignees, and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership, or limited liability company, no recourse under this Agreement or under

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any documents or instruments delivered in connection herewith shall be had against any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or their respective permitted assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of such Persons or any of their respective assignees, or any former, current, or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of Investor or other Holder hereunder.
Section 3.14    Interpretation. Article, Section, and Schedule references in this Agreement are references to the corresponding Article, Section, or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented, or otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership, unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent, or approval is to be made or given by Investor or any other Holder, such action shall be in such Person’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

NEXTERA ENERGY PARTNERS, LP

By: ____________________________
Name:
Title:

[Signature Page to Registration Rights Agreement]

INVESTOR:

EIG NET HOLDINGS III, LLC

By: ____________________________
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Class B Purchaser Name and Contact Information; Address for Notices to Investor or Any
Other Holder

Investor:

EIG NET Holdings III, LLC
c/o EIG Management Company, LLC
1700 Pennsylvania Ave NW, Suite 800
Washington, DC 20006
Attention: Brian Boland
E-mail: brian.boland@eigpartners.com

(provided that the address of the Class B Purchaser will be the following if and when EIG Management Company, LLC commences commercial operations at such address: 600 New Hampshire Avenue NW, Suite 1200,
Washington, DC 20037

With copies to (which alone shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention: John D. Pitts, P.C.
                 David Thompson
E-mail: john.pitts@kirkland.com
              david.thompson@kirkland.com

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”) is executed and delivered this [__] day of [_______], 2019, by and between South Texas Midstream Holdings, LLC, a Delaware limited liability company (“South Texas Holdings”), and, solely with respect to Section 2, Section 5, Section 6, and Section 8 of this Agreement, NextEra Energy Operating Partners, LP, a Delaware limited partnership (“OpCo” and, together with South Texas Holdings, “Assignor”), and South Texas Midstream, LLC, a Delaware limited liability company (“Assignee”). Terms defined in the preamble or other Sections of this Agreement shall have the meaning set forth in Exhibit A.
WHEREAS, Assignee is a wholly owned subsidiary of South Texas Holdings;
WHEREAS, OpCo is an indirect owner of South Texas Holdings;
WHEREAS, South Texas Holdings owns certain membership interests and certain partnership interests, directly or indirectly, in certain entities, as set forth on Exhibit B hereto (collectively, the “Interests”); and
WHEREAS, South Texas Holdings desires to contribute, assign, transfer and convey all of its right, title and interest in and to the Interests to Assignee, and Assignee desires to accept the assignment and transfer of the Interests from South Texas Holdings (the “Contribution”).
NOW THEREFORE, in consideration of the mutual promises, agreements representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.    Contribution. Effective as of the date hereof (the “Contribution Date”), South Texas Holdings hereby contributes, assigns, transfers and conveys to Assignee, as a contribution to the capital of Assignee, all of Assignor’s right, title and interest in and to the Interests, and Assignee hereby accepts the foregoing contribution, assignment, transfer and conveyance of the Interests. On the Contribution Date, South Texas Holdings’ capital account in Assignee shall be credited in respect of the Contribution in an amount equal to the Contribution Amount.
2.    Representations and Warranties of Assignor. Except as disclosed in, or qualified by any matter set forth in, the Schedules hereto, Assignor hereby represents and warrants to Assignee:
(a)    Organization. South Texas Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. OpCo is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Authority, Enforceability. South Texas Holdings has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including to hold, sell and transfer the Interests. OpCo has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Assignor of this Agreement, and the performance by Assignor of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action on behalf of Assignor. This Agreement has been duly and validly executed and delivered by Assignor and constitutes the legal, valid and binding obligation of Assignor enforceable against Assignor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    The Interests. South Texas Holdings holds each Interest, either directly or indirectly, free of all Encumbrances or restrictions on transfer other than (i) those arising under the Organizational Documents of the Contributed Companies, (ii) those securing Taxes not yet due and payable, (iii) those arising under any applicable securities Laws of any jurisdiction and (iv) those described in Schedule 2(c) of the Schedules for such Contributed Company. Except as set forth in Schedule 2(c) of the Schedules, Assignor is the only Person with an interest in the profits, losses, distributions and capital of, or other economic interest in, each Contributed Company. Each Interest is validly issued and fully paid. Assignor has good and valid title to each such Interest, free and clear of all Encumbrances other than as provided in the first sentence of Section 2(c).
(d)    No Violation or Breach; Consents and Approvals. With respect to the Contribution, the execution and delivery by Assignor of this Agreement does not, and the performance by Assignor of its obligations under this Agreement will not:
(i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Assignor;
(ii)    result in a violation or a breach of, default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any Material Contract to which Assignor is a party or Permit, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) or the giving of notice which would not, in the aggregate, have a Material Adverse Effect; or
(iii)    except as set forth on Schedule 3(j) of the Schedules, result in a violation or breach of any term or provision of any Law applicable to Assignor, except as would not have a Material Adverse Effect or require any Consent of any Governmental Authority under any applicable Law.
(e)    Brokers. Assignor has no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution for which Assignee or any Contributed Company could become liable or obligated.
3.    Representations and Warranties Regarding the Contributed Companies. Except as disclosed in, or qualified by any matter set forth in, the Schedules hereto, South Texas Holdings hereby represents and warrants to Assignee with respect to each of the Contributed Companies:

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(a)    Organization. Each Contributed Company is a limited liability company or limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority, as applicable, to conduct its business as it is now being conducted and to own, lease and operate its assets. Each Contributed Company is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Prior to the Contribution Date, Assignor has made available to Assignee complete and correct copies of the Organizational Documents of each Contributed Company, each as amended, restated or otherwise supplemented, and such documents are in full force and effect.
(b)    Capitalization.
(i)    Schedule 3(b) of the Schedules accurately sets forth the ownership structure and capitalization of each Contributed Company as of the Contribution Date.
(ii)    Except as set forth on Schedule 3(b) of the Schedules, (A) there are no issued and outstanding Equity Securities of any Contributed Company; (B) no Contributed Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Contributed Company, in each case, other than the Organizational Documents of any Contributed Company; and (C) none of the Equity Securities of any Contributed Company is subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Contributed Company, in each case, other than the Organizational Documents of any Contributed Company.
(iii)    Except for Assignor’s ownership of the Interests and as set forth on Schedule 3(b) of the Schedules, none of the Contributed Companies have subsidiaries or own Equity Interests in any Person.
(c)    No Violation or Breach; Consents and Approval. With respect to the Contribution, the execution and delivery by Assignor of this Agreement does not, the performance by Assignor of its obligations hereunder will not, and such Contribution will not:
(i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any applicable Contributed Company;
(ii)    result in a material violation or a material breach of, material default (or give rise to any material right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any Material Contract, Land Contract or Permit or result in the imposition or creation

3

of any Encumbrance (other than as set forth on Schedule 3(c)) on any asset of any applicable Contributed Company or on the applicable Interest;
(iii)    except as set forth on Schedule 3(j) of the Schedules, result in a material violation or material breach of any term or provision of any Law applicable to any Contributed Company or any of its assets or require any Consent of any Governmental Authority under any applicable Law; or
(iv)    require Assignor to obtain any Consent of, or give notice to, any Person as a result of or under any terms, conditions or provisions of any Contract or Permit by which it is bound.
(d)    Business. The Business of the applicable Contributed Companies is the only business operation carried on by such Contributed Companies. The assets that the applicable Contributed Companies have the right to use, and immediately after the Contribution, will constitute, the tangible assets that are sufficient to conduct their Business as currently conducted and as conducted on the Contribution Date except for such additional tangible assets that are expected to be contributed after the Contribution Date, as the case may be, from future capital expenditures made by the applicable Contributed Company that are reflected in the Project Model with respect to such Contributed Company (which, for the avoidance of doubt, shall include the capital expenditures made in accordance with Exhibit D to that certain Written Consent of the Executive Committee of NET Mexico Pipeline Partners, LLC, dated June 24, 2019). Such assets, taken as a whole, are in good condition, normal wear and tear excepted. The applicable Contributed Companies have good title to the assets they purport to own, free and clear of any Encumbrances (other than Permitted Encumbrances) and have valid leases, licenses or other rights to use the other assets referred to in the prior sentence, subject to the exception referred to in the prior sentence.
(e)    Bank Accounts. Schedule 3(e) of the Schedules sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Contributed Company maintains accounts of any nature (other than accounts maintained under a collateral accounts agreement or similar depositary agreement entered into in connection with any financing to which a Contributed Company is a party and which accounts are referenced in one or more Material Contracts) or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
(f)    Legal Proceedings. Except as set forth on Schedule 3(f) of the Schedules, there is no Claim pending, or to Assignor’s Knowledge, threatened in writing against any Contributed Company that affects the Contributed Company or the assets of any such Contributed Company that (i) if adversely determined would reasonably be expected to materially and adversely affect any Contributed Company or any assets of any Contributed Company or (ii) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the Contribution.
(g)    Compliance with Laws and Orders. Each Contributed Company is in material compliance with all Laws and orders applicable to it; provided, however, that this Section 3(g) does not address Taxes, which are exclusively addressed by Section 3(i); employee matters and

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employee benefits, which are exclusively addressed by Sections 3(q) or 3(r), respectively; or compliance with Environmental Laws, which is exclusively addressed by Section 3(n).
(h)    Liabilities. No Contributed Company has any liability or obligation that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations of such Contributed Companies (i) incurred in the Ordinary Course of Business, (ii) that do not and are not individually or in the aggregate reasonably expected to have a Material Adverse Effect, or (iii) that constitute amounts due under the Material Contracts to which the applicable Contributed Company is a party.
(i)    Taxes. Except as set forth on Schedule 3(i) of the Schedules: (i) all material Tax Returns that are required to be filed on or before the Contribution Date by each Contributed Company have been or will have been duly and timely filed, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all Taxes that are shown to be due on such Tax Returns and all other Taxes whether or not shown as due on such Tax Returns that are due and owing have been or will have been timely paid in full or have been or will be adequately reserved in accordance with GAAP, (iv) all withholding Tax requirements imposed on the Contributed Companies have been satisfied in full in all material respects, except for amounts that are being contested in good faith, (v) no Contributed Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (vi) there are no pending or active, or to Assignor’s Knowledge threatened audits or legal proceedings involving Tax matters with respect to the Contributed Companies nor has Assignor been notified of any request for examination, (vii) there are no liens for Taxes upon the Interests or upon any of the assets of the Contributed Companies, except for Permitted Encumbrances, (viii) immediately upon the Contribution, none of the Contributed Companies will be a party to or will be bound by any Tax allocation or sharing agreement or Tax indemnity agreement (excluding, however, commercial agreements entered into in the Ordinary Course of Business and not primarily concerned with Taxes) pursuant to which it is liable for the Taxes of any other Person, other than any Tax allocation or sharing agreements, if any, that the Contributed Companies become subject to as a result of Assignee’s ownership of the Contributed Companies, (ix) each of the Contributed Companies is and, to the Assignor’s knowledge, has been since its formation classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes and has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, (x) no written claim, or to Assignor’s Knowledge unwritten claim, has been made by any Taxing Authority (domestic or foreign) in any jurisdiction where the Contributed Companies do not file Tax Returns that any such entity (or its owner for Tax purposes in the case of a disregarded entity) may be subject to Tax by that jurisdiction; (xi) neither the Contributed Companies nor Assignor, nor any Affiliate of Assignor with respect to the assets or operations of a Contributed Company, is or has ever entered into or been a party to any “listed transaction”, as defined in Section 1.6011-4(b)(2) of the Treasury Regulations; and (xii) none of the Contributed Companies owns an interest in real property in any state or local jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The representations and warranties in this Section 3(i) are the sole and exclusive representations and warranties of Assignor with respect to Taxes.

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(j)    Regulatory Status. Except as set forth on Schedule 3(j) of the Schedules, no consent, approval, authorization, order, filing, registration or qualification of or with FERC, the Railroad Commission of Texas or any other Governmental Authority is required to be obtained with respect to (i) the execution and delivery of this Agreement or (ii) the Contribution.
(k)    Contracts.
(i)    Schedule 3(k)(i) of the Schedules sets forth a list of the following Contracts to which a Contributed Company is a party or by which the Contributed Company is bound (the “Material Contracts”):
(A)    Contracts for the provision of services relating to gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons;
(B)    Contracts that constitute a pipeline interconnect or facility operating agreement;
(C)    partnership, joint venture or limited liability company agreements other than the Organizational Documents of each Contributed Company;
(D)    Contracts under which it has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a security interest on any of its assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money; and
(E)    all Contracts with respect to the purchase, issuance, transfer or Encumbrance of the ownership interests of the Contributed Companies.
(ii)    Except as set forth on Schedule 3(k)(ii) of the Schedules, Assignor has provided Assignee with, or access to, copies of all applicable Material Contracts.
(iii)    Except as set forth on Schedule 3(k)(iii) of the Schedules, each of the applicable Material Contracts, in all material respects, is in full force and effect and constitutes a valid and binding obligation of the Contributed Company party thereto and, to Assignor’s Knowledge, of the other parties thereto.
(iv)    Except as set forth on Schedule 3(k)(iv) of the Schedules, no Contributed Company is in breach or default in any material respect under any applicable Material Contract, and to Assignor’s Knowledge, no other party to any of the applicable Material Contracts is in breach or default in any material respect thereunder.
(v)    Each Contributed Company is a party to such other Contracts (excluding for all purposes of this Section 3(k)(v) all Land Contracts and Material Contracts) for the procurement of services, equipment and materials that are sufficient for the ownership, use, operation and maintenance of the assets of such Contributed Company in accordance with Good Industry Practices (such other Contracts, collectively, the “Other

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Contracts”). Except as set forth on Schedule 3(k)(v) of the Schedules, (A) each of such Other Contracts, in all material respects, is in full force and effect and constitutes a valid and binding obligation of the applicable Contributed Company and, to Assignor’s Knowledge, of the other parties thereto, (B) no Contributed Company is, and to Assignor’s Knowledge no other party to any of such Other Contracts is, in breach or default in any material respect under such Other Contracts, (C) the material revenues and expenses expected to be received or incurred pursuant to the Material Contracts and the Other Contracts have been included in the applicable Projections, and (D) the Contributed Company is not a party to any Contract (other than the applicable Material Contracts) under which the performance or failure to perform by a party thereto would reasonably be expected to result in a material and adverse effect on any Contributed Company or any assets of any Contributed Company. No Contributed Company is a party to, or bound by, any material Contract other than the Material Contracts.
(l)    Real Property.
(i)    The Property constitutes all the real property owned leased, licensed or subleased by any of the Contributed Companies.
(ii)    Each Contributed Company has good and valid fee simple title to such portions of the Property that are owned in fee simple absolute, good and valid leasehold title to such portions of the Property that are subject to leasehold interests, and good and valid title to such portions of the property that are subject to easements and rights-of-way appertaining or related thereto, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.
(iii)    Each Contributed Company is a party to Land Contracts that are sufficient for the ownership, use, operation and maintenance of the assets of such Contributed Company in accordance with Good Industry Practices. Other than as described in Schedule 3(l)(iii) of the Schedules:
(A)    each of such Land Contracts is in full force and effect and constitutes a valid and binding obligation of the Contributed Company party thereto and, to Assignor’s Knowledge, of the other parties thereto;
(B)    no Contributed Company is in breach or default in any material respect under any such Land Contract, and to Assignor’s Knowledge, no other party to any of such Land Contracts is in breach or default in any material respect thereunder; and
(C)    pursuant to such Land Contracts, the Contributed Company leases or holds an easement interest, license or Permit to use the Property, in each case, free and clear of all Encumbrances (except for Permitted Encumbrances) created by, through or under the Contributed Company.
(iv)    Other than as described in Schedule 3(l)(iv) of the Schedules, to Assignor’s Knowledge, there are no unrecorded Encumbrances affecting the Property or any portion thereof other than Permitted Encumbrances.

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(v)    There is no Claim pending or, to Assignor’s Knowledge, threatened against or involving the Property before any Governmental Authority, including any condemnation proceedings.
(vi)    No Contributed Company has received written notice of, nor, to Assignor’s Knowledge, has there been, any violation of any covenant or restriction applicable to the Property, or any part thereof, from any Governmental Authority or third party or notice of any violation of any zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Property, or any part thereof. The continued operation and use of the assets on the Property in the manner operated and used as of the Contribution Date comply with all zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Property, or any part thereof.
(vii)    Other than as described in Schedule 3(l)(vii) of the Schedules, there is no pending litigation known to any Contributed Company or Assignor affecting the Property, nor any eminent domain proceedings affecting or, to Assignor’s Knowledge, threatened against the Property, nor, to Assignor’s Knowledge, has there been any occurrence that is reasonably foreseeable to result in any such litigation. To Assignor’s Knowledge, there is no threatened litigation that might result in a judicial or equitable mortgage against the Property or that might result in a consummation of judgment against Assignee. If any Contributed Company is served with process or receives notice that litigation may be commenced against it, Assignor shall promptly notify Assignee.
(viii)    Other than Permitted Encumbrances, to Assignor’s Knowledge, there are no leases or licenses affecting the Property or any part thereof, and no Person has occupancy or possession of, and no Person has any right or option to purchase or acquire, the Property, or any part thereof or interest therein.
(ix)    Other than as described in Schedule 3(l)(ix) of the Schedules, no Contributed Company has entered into or made any outstanding options, rights of first offer, rights of first refusal to purchase, conditional sales agreements or other agreements or arrangements, whether oral or written, to purchase any Land Contract, the Property or any portion thereof or interests therein.
(x)    Other than as described in Schedule 3(l)(x) of the Schedules, all improvements, systems, sidewalks, if any, and equipment of each Contributed Company (A) is in good condition, order and repair in all material respects, ordinary wear and tear excepted, (B) is free and clear of any damage that would materially and adversely affect its value, use or operation, (C) is structurally sound and free and clear of any material defects in materials and workmanship (including, without limitation, patent and observable structural defects) and (D) has been constructed and installed in substantial compliance with the plans and specifications relating thereto.
(m)    Permits.

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(i)    Except for Permits that have been applied for by the applicable Contributed Companies but have not been issued by the applicable Governmental Authority prior to the Contribution Date:
(A)    the Contributed Companies have all material Permits required by applicable Law for the conduct of the Business by the Contributed Companies in the manner in which the Business is currently owned and operated and in the manner in which the Business is currently proposed to be owned and operated following the Contribution and that are sufficient (together with such Permits to be issued prior to the Contribution Date as described above in this Section 3(m)(i)) for the ownership, use, operation and maintenance of the assets of the Contributed Companies and in accordance with Good Industry Practices (the “Material Permits”);
(B)    the Contributed Companies hold, and have timely applied for renewal of, all Material Permits, except any such Permits relating exclusively to the construction (and not operation) of the Business and that are no longer required to continue the operation of the Business;
(C)    all Material Permits are in full force and effect; and
(D)    there are no proceedings pending or, to Assignor’s Knowledge, threatened which might reasonably result in the revocation, suspension or adverse modification of any Material Permits.
(ii)    Except as set forth on Schedule 3(m)(ii) of the Schedules, each Contributed Company is in material compliance with all Material Permits, and neither Assignor nor any Contributed Company has received any written notification from any Governmental Authority alleging that any Contributed Company is in material violation of any of such Material Permits, other than with respect to any allegation that no longer remains pending.
(iii)    This Section 3(m) does not address Permits required under Environmental Law, which are addressed by Section 3(n).
(n)    Environmental, Health and Safety Matters.
(i)    Assignor has made commercially reasonable efforts to make available to Assignee copies of all material environmental site assessments, audits, reports and other material environmental documents generated by a third party on behalf of a Contributed Company and that are in the possession or control of Assignor or a Contributed Company and that relate to environmental, health or safety matters concerning the Contributed Companies, the Property, or the operation of the Business.
(ii)    Except as set forth in Schedule 3(n)(ii) of the Schedules, the Contributed Companies hold and maintain all material Permits issued or required under Environmental Law to be held by the Contributed Companies for the ownership, use or operation of the Business or occupation of the Property by the Contributed Companies in the manner in which they are currently, or to be, owned and operated immediately following the

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Contribution, and that are sufficient for the ownership, use, operation and maintenance of the assets of the Contributed Companies (“Environmental Permits”). Except as set forth in Schedule 3(n)(ii) of the Schedules, all such Environmental Permits are in good standing and are in full force and effect, and, to Assignor’s Knowledge, no Environmental Permit is threatened to be revoked, materially revised or modified, or not renewed.
(iii)    Except as set forth in Schedule 3(n)(iii) of the Schedules: (A) each Contributed Company is and has been for the past two (2) years in compliance in all material respects with all Environmental Laws and Environmental Permits and (B) the Contributed Company has not received any written notice or report that remains unresolved alleging either or both that (1) the Contributed Company is or may be in violation of any Environmental Law or any Environmental Permit or (2) the Contributed Company has or may have any liability under any Environmental Law.
(iv)    Except as set forth in Schedule 3(n)(iv) of the Schedules, no Contributed Company has been served with written notice of any material Environmental Claims in the past two (2) years (or earlier if currently outstanding) and, to Assignor’s Knowledge, no material Environmental Claims are threatened against a Contributed Company by any Person under any Environmental Laws. Except as set forth in Schedule 3(n)(iv) of the Schedules, each Contributed Company is not the subject of any outstanding order or contract resolving an Environmental Claim asserted by any Governmental Authority or any other third party respecting Environmental Laws, including with respect to any remedial action or any Release or, to Assignor’s Knowledge, threatened Release of, or exposure of any Person to, a Hazardous Material.
(v)    Except as set forth in Schedule 3(n)(v) of the Schedules, to Assignor’s Knowledge, there has been no Release of any Hazardous Material at or from any Property, and the Contributed Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported or handled, or exposed any Person to any Hazardous Materials, in each case so as to give rise to a material liability of any Contributed Company.
(vi)    Except as set forth in Schedule 3(n)(vi) of the Schedules, to Assignor’s Knowledge, Hazardous Materials are not present at, on, under, in or about the Property or any real property which is the subject of any leases entered by any Contributed Company in connection with the Business (A) in violation of Environmental Law in any material respect; (B) which has given or could reasonably be expected to give rise to material liability of a Contributed Company under any Environmental Law, materially interfere with the continued operations of the Business through and after the Contribution, or materially impair the value of the Property or any such leased property; or (C) which requires remedial action by a Contributed Company.
(o)    Intellectual Property.
(i)    The Contributed Companies own, free and clear of any Encumbrances (other than Permitted Encumbrances), or have the licenses or rights to use for the Business, all material Intellectual Property currently used in the Business and that will be required for Assignee to operate the Business as currently proposed to be operated following

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the Contribution, without payment to any Person, and the Contribution will not alter or impair any such right. To Assignor’s Knowledge, the use by the Contributed Companies of the Intellectual Property currently used in the Business does not infringe on the rights of any Person that would reasonably be expected to have a Material Adverse Effect.
(ii)    Neither Assignor nor any Contributed Company has (A) received from any Person a claim in writing, or, to Assignor’s Knowledge, unwritten, that any Contributed Company is infringing in any material respect the Intellectual Property of such Person or (B) received any written notice or, to Assignor’s Knowledge, unwritten, of any default, and, to Assignor’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have a Material Adverse Effect.
(iii)    Assignor and each of the Contributed Companies has taken reasonable measures to protect the confidentiality of all material trade secrets.
(p)    Brokers. The Contributed Companies have no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution.
(q)    Employee Matters. No Contributed Company has, nor has any Contributed Company had within the preceding four (4) years, any employees. No Contributed Company is a party to a collective bargaining agreement.
(r)    Employee Benefits. The Contributed Companies do not sponsor or maintain any Benefit Plan and no Contributed Company has, nor has any Contributed Company had within the preceding four (4) years, any liability, actual or contingent, with respect to any Benefit Plan. The Contributed Companies have no liability with respect to any defined benefit pension plan or any post-retirement welfare plan.
(s)    Financial Statements. Assignor has made available to Assignee true and complete copies of all available unaudited financial statements of the Contributed Companies for the years 2016, 2017 and 2018, in each case, consisting of a balance sheet for the period ending on the applicable Balance Sheet Date and the related statements of income for the period then ended (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial position of each Contributed Company as of the applicable Balance Sheet Date (subject to the absence of notes and normal year-end adjustments which are not material, either individually or in the aggregate).
(t)    Absence of Certain Changes. Except as set forth in Schedule 3(s) of the Schedules, (i) each Contributed Company has operated, in all material respects, in the Ordinary Course of Business and (ii) there has not been any event or condition that has had or would reasonably be expected to result in a Material Adverse Effect.
(u)    Insurance. Assignor or its Affiliates maintain insurance policies or other arrangements with respect to the Business consistent with Good Industry Practices.

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(v)    Projections. Assignor has prepared the financial projections in the Project Model (the “Projections”) in good faith, and has developed reasonable assumptions on which such Projections are based. The Projections are consistent in all material respects with the financial provisions of the Contracts relied upon or taken into account in developing such Projections.
(w)    Disclosure. No representation or warranty or other statement made by Assignor or its Affiliates in this Agreement or in any written communication described in Schedule 3(w) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading in any material respect.
4.    Representations and Warranties of Assignee. Except as disclosed in, or qualified by any matter set forth in, the Assignee Schedules, Assignee hereby represents and warrants to Assignor:
(a)    Organization. Assignee is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Authority. Assignee has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Assignee of this Agreement, and the performance by Assignee of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action on behalf of Assignee. This Agreement has been duly and validly executed and delivered by Assignee and constitutes the legal, valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    No Violation or Breach; Consents and Approvals. With respect to the Contribution, the execution and delivery by Assignee does not, and the performance by Assignee of its obligations under this Agreement will not:
(i)    result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Assignee;
(ii)    result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), or require the giving of any notice under, any Material Contract to which Assignee is a party or Permit, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, have an Assignee Material Adverse Effect; or
(iii)    result in a violation or breach of any term or provision of any Law applicable to Assignee, except as would not have an Assignee Material Adverse Effect or require any Consent of any Governmental Authority under any applicable Law.

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(d)    Brokers. Assignee has no liability or obligation to pay fees or commissions or like payments to any broker, finder or agent with respect to the Contribution for which Assignor or any applicable Contributed Company could become liable or obligated.
(e)    No Other Representations. Assignee acknowledges that except as set forth in Section 2 (with respect to Assignor) and Section 3 (with respect to South Texas Holdings), none of Assignor, any applicable Contributed Company or any Affiliate or Representative thereof makes any representation or warranty, express or implied, as to the Interests, any applicable Contributed Company or the business, assets, operations, condition (financial or otherwise), or prospects of any applicable Contributed Company.
(f)    Legal Proceedings. There is no Claim pending or, to Assignee’s Knowledge, threatened against Assignee that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal the Contribution.
(g)    Compliance with Laws and Orders. Assignee is not in violation of or in default under any Law or order applicable to Assignee or its assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Assignee from performing its obligations hereunder.
5.    Taxes.
(a)    Transfer Taxes. Assignor, and not Assignee, shall bear one hundred percent (100%) of any Transfer Taxes imposed as a result of the Contribution (notwithstanding any requirement of Law). Such Transfer Taxes shall be paid by the Party legally responsible to pay such Taxes and, as applicable, Assignor shall pay to Assignee the full amount of such Taxes at least three (3) Business Days prior to the Tax payment due date. Assignor and Assignee shall timely file their own Transfer Tax returns as required by applicable Law and shall notify the other Party when such filings have been made. Assignor and Assignee shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are accurately prepared and timely filed.
(b)    Tax Matters. With respect to the Contribution and the applicable Contributed Companies, except as provided in Section 5(a) relating to Transfer Taxes:
(i)    With respect to any Tax Return covering a taxable period ending on or before the Contribution Date (a “Pre-Contribution Taxable Period”) and any Tax Return covering a taxable period beginning on or before the Contribution Date and ending after the Contribution Date (a “Straddle Taxable Period”), in each case, that is required to be filed after the Contribution Date with respect to any applicable Contributed Company, (A) Assignor shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by change in Law or fact and, with respect to Tax Returns for a Straddle Taxable Period, shall deliver such Tax Return as so prepared to Assignee not later than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return for Assignee’s review and comments, (B) Assignor shall cooperate and consult with Assignee to finalize such Tax Return and (C) Assignee shall cause such applicable Contributed Company to execute and

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duly and timely file such Tax Return with the appropriate Taxing Authority and shall cause such applicable Contributed Company to pay all Taxes shown as due and payable on such Tax Return.
(ii)    Assignor shall be responsible for and indemnify Assignee against any Tax with respect to any applicable Contributed Company that is attributable to a Pre-Contribution Taxable Period or to that portion of a Straddle Taxable Period that ends on the Contribution Date; provided, however, that Assignor shall not be liable for, and shall not indemnify Assignee for, any liability for Taxes (A) that were otherwise paid by Assignor, (B) that were recoverable from a Person other than the Assignee or the applicable Contributed Companies or (C) resulting from transactions or actions taken by Assignee or the applicable Contributed Companies after the Contribution. Not later than five (5) days prior to the due date for the payment of any such Tax, Assignor shall pay to Assignee the amount of such Taxes, less any Taxes previously paid. With respect to a Straddle Taxable Period, Assignor and Assignee shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Contribution Date by an interim closing of the books of any applicable Contributed Company as of the Contribution Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes of any applicable Contributed Company based solely on capital which shall be prorated on a daily basis to the Contribution Date. For this purpose, any franchise Tax paid or payable with respect to any applicable Contributed Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Contribution Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date.
(iii)    Assignee shall be responsible for and shall pay, or cause to be paid, all Taxes relating to any applicable Contributed Company for which Assignor is not required to indemnify Assignee pursuant to Section 5(b)(ii) (such Taxes, “Assignee Taxes”). Assignee shall indemnify and hold harmless Assignor against all Assignee Taxes.
(iv)    None of Assignee or any applicable Contributed Company shall carry back any net operating loss or other item or attribute from a period (or portion thereof) that ends after the Contribution Date to a Pre-Contribution Taxable Period.
(v)    With respect to any Tax (or portion thereof) for which Assignor is responsible, Assignor shall have the right, at its sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving such Tax, including the selection of counsel and experts. Assignee shall (and shall cause any applicable Contributed Company to) take such action in connection with any such proceeding as Assignee shall reasonably request from time to time to implement the preceding sentence, including by the execution of powers of attorney. Notwithstanding the foregoing, Assignee shall be entitled to participate in any such proceeding, at its sole cost and expense, with respect to any issue

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that could materially and adversely affect Assignee or any applicable Contributed Company in a taxable period (or portion thereof) beginning after the Contribution Date. Assignor shall not settle any proceeding in which Assignee is entitled to participate in accordance with the preceding sentence without Assignee’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Assignee shall (and shall cause any applicable Contributed Company to) give written notice to Assignor of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Assignor is responsible within twenty (20) days after its receipt of such notice; failure to give any such written notice within such twenty (20)-day period shall limit Assignor’s indemnification obligation pursuant to this Agreement to the extent Assignor is prejudiced by such failure.
(vi)    Assignor shall grant to Assignee (or its designees) access at all reasonable times to all of the information, books and records relating to any applicable Contributed Company within the possession of Assignor (including work papers and correspondence with Taxing Authorities), and shall afford Assignee (or its designees) the right (at Assignee’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Assignee (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Assignee shall grant or cause any applicable Contributed Company to grant to Assignor (or its designees) access at all reasonable times to all of the information, books and records relating to any applicable Contributed Company for Pre-Contribution Taxable Periods or Straddle Taxable Periods within the possession of Assignee or a Contributed Company (including work papers and correspondence with Taxing Authorities) and to any employees of any Affiliate of an applicable Contributed Company, and shall afford Assignor (or its designees) the right (at Assignor’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Assignor (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Contribution Date, Assignee will preserve all information, records or documents in its possession (or in the possession of a Contributed Company) relating to liabilities for Taxes of any applicable Contributed Company for Pre-Contribution Taxable Periods or Straddle Taxable Periods until the later of (A) six (6) years after the Contribution Date or (B) six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes. Assignee shall not dispose of any of the foregoing items without first offering such items to Assignor.
(vii)    If, after the Contribution, Assignee or any applicable Contributed Company receives a refund or utilizes a credit of any Tax of any applicable Contributed Company attributable to a Pre-Contribution Taxable Period or that portion of a Straddle Taxable Period ending on the Contribution Date, Assignee shall pay to Assignor within ten (10) Business Days after such receipt or utilization an amount equal to such refund received or credit utilized by Assignee or by an applicable Contributed Company, in each case, together with any interest received or credited thereon, net of any reasonable costs associated therewith. Assignee shall, and shall cause any applicable Contributed Company to, use Commercially Reasonable Efforts to obtain a refund or credit of any Tax of any applicable Contributed Company attributable to a Pre-Contribution Taxable Period or that portion of a

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Straddle Taxable Period ending on the Contribution Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Contribution Taxable Period or that portion of a Straddle Taxable Period ending on the Contribution Date (including with respect to the transactions contemplated hereby).
(c)    Treatment of Payments. Any payments made pursuant to this Section 5 or Section 6 with respect to the Contribution or the applicable Contributed Companies shall be treated as an adjustment to the Contribution Amount by the Parties for Tax purposes, unless otherwise required by applicable Law.
6.    Indemnification, Limitations of Liability and Waivers.
(a)    Indemnification.
(i)    Subject to the terms and conditions of this Section 6, from and after the Contribution, Assignor shall indemnify and hold harmless Assignee from and against all Losses incurred or suffered by Assignee, the Contributed Companies, and their respective directors, officers, employees, Affiliates, equity holders, agents, attorneys, Representatives, successors and assigns (the “Assignee Indemnified Parties”) based upon, attributable to or resulting from:
(A)    any breach of any representation or warranty of Assignor contained in this Agreement with respect to the Contribution or the Contributed Companies; and
(B)    any breach of any covenant or agreement of Assignor contained in this Agreement with respect to the Contribution or the Contributed Companies.
(ii)    Subject to the terms and conditions of this Section 6, from and after the Contribution, Assignee shall indemnify and hold harmless Assignor from and against all Losses incurred or suffered by Assignor and its directors, officers, employees, Affiliates, equity holders, agents, attorneys, Representatives, successors and assigns (the “Assignor Indemnified Parties”) based upon, attributable to or resulting from:
(A)    any breach of any representation or warranty of Assignee contained in this Agreement with respect to the Contribution; and
(B)    any breach of any covenant or agreement of Assignee contained in this Agreement with respect to the Contribution.
(b)    Limitations of Liability.
(i)    Notwithstanding anything in this Agreement to the contrary:
(A)    the representations and warranties contained in this Agreement with respect to the Contribution or the Contributed Companies shall survive until the date falling twelve (12) months after the Contribution Date, except

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that (x) the representations and warranties set forth in Sections 2(a), 2(b), 2(c), 2(e), 3(a), 3(b), 4(a), 4(b) and 4(d) shall survive for five (5) years following such Contribution Date and (y) the representations and warranties in Section 3(i) shall survive until sixty (60) days after the expiration of the applicable statute of limitations;
(B)    the covenants and agreements in this Agreement that by their nature are required to be performed following such Contribution Date shall survive, and thus a claim may brought with respect to a breach thereof, until the date on which each such post-Contribution covenant has been fully performed, except that the covenants and agreements in Section 5 shall survive until sixty (60) days after the expiration of the applicable statute of limitations;
(C)    neither Indemnifying Party shall have any liability pursuant to Section 6(a) with respect to the Contribution or the Contributed Companies until the aggregate amount of all Losses incurred by the other Indemnified Parties that are subject to indemnification pursuant to Section 6(a) arising out of or relating to the Contribution or the applicable Contributed Companies equals or exceeds the Deductible Amount, in which event the Indemnifying Party shall be liable for Losses arising out of or relating to the Contribution or the applicable Contributed Companies only to the extent they are in excess of the Deductible Amount; provided, that this Section 6(b)(i)(C) shall not apply to any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Sections 3(l)(iii), 3(m) and 3(n);
(D)    no Indemnifying Party shall have any liability pursuant to Section 6(a) in connection with any single item or group of related items that result in Losses arising out of or relating to the Contribution or the applicable Contributed Companies incurred by the Indemnified Party that are subject to indemnification pursuant to Section 6(a) in the aggregate of less than $50,000, and no such item or group of related items shall be included in or aggregated for purposes of determining whether the Deductible Amount is exceeded; provided that this Section 6(b)(i)(D) shall not apply to any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Sections 3(l)(iii), 3(m) and 3(n); and
(E)    in no event shall any Indemnifying Party’s aggregate liability for Losses arising out of or relating to the Contribution or the applicable Contributed Companies, whether relating to a breach of a representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise, exceed the Maximum Indemnification Amount; provided that this Section 6(b)(i)(E) shall not apply to (1) any such Losses resulting from, arising out of or relating to (x) any willful breach of any representation, warranty or covenant or (y) fraud or (2) any Losses incurred by any of the Assignee Indemnified Parties as a result of any breach by Assignor of any of its representations and warranties set forth in Section 3(l)(iii), and provided, further, that for the avoidance of doubt, the limitation set forth in this subparagraph (E) shall not be

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construed to limit in any respect Assignee’s obligation to pay the Contribution Amount or any portion thereof when due.
(ii)    Notwithstanding the foregoing, if a written claim or written notice is duly given in good faith under this Section 6 with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in Sections 6(b)(i)(A) or 6(b)(i)(B), the Claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such Claim is finally resolved pursuant to this Section 6.
(iii)    If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Section 6 shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other claim for indemnification under this Section 6, there shall be no duplication in the calculation of the amount of the Losses.
(iv)    An Indemnifying Party shall not be required to indemnify a Party seeking indemnification to the extent of any Losses that a court of competent jurisdiction or arbitrator(s) shall have determined by final judgment to have resulted from the fraud or willful misconduct of the Party seeking indemnification.
(c)    Notice; Duty to Mitigate.
(i)    Each Party shall give written notice to the other Party as soon as practicable after becoming aware of any breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement.
(ii)    Each Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) shall use its Commercially Reasonable Efforts to mitigate Losses for which indemnification may be sought pursuant to this Section 6 or Section 5, including (A) using its Commercially Reasonable Efforts to secure payment from insurance policies available and existing on the Contribution Date that provide coverage with respect to such Losses (an “Insurance Payment”) and (B) using its Commercially Reasonable Efforts to secure reimbursement, indemnity or other payment from any third Person obligated by contract or otherwise to reimburse, indemnify or pay the Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to such Losses (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”). Notwithstanding anything in this Agreement to the contrary, the recovery by a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) from any Party providing such indemnification shall not relieve the Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) of its obligation to mitigate Losses pursuant to this Section 6(c).
(iii)    Any amounts payable to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses pursuant to this Section 6 or Section 5 shall be reduced by the amount of the Mitigation Payment, if any, received by the Person entitled to indemnification pursuant to Section 6(a) or Section 5 with respect to such Losses. In the event a payment is made to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses and thereafter such Person receives a

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Mitigation Payment with respect to such Losses, such Person shall reimburse the Party providing such indemnification an amount equal to the lesser of (A) the Mitigation Payment and (B) the amount so paid by the Party providing such indemnification.
(iv)    Any amounts payable to a Person entitled to indemnification pursuant to Section 6(a) or Section 5(b) with respect to any Losses pursuant to this Section 6 or Section 5 shall be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of the retroactive or other premium adjustments reasonably attributable thereto) and the amount of any net Tax benefits available to such Person as a result of the payment, incurrence or accrual of such Losses.
(d)    Indirect Claims. Without limiting any other remedies of Assignee under this Agreement, from and after the Contribution, Assignee hereby releases Assignor, its Affiliates and the officers, directors and employees of the applicable Contributed Companies (acting in their capacity as such) with respect to any claims, liabilities or obligations for controlling stockholder liability or breach of any fiduciary or other duty relating to any pre-Contribution actions or failures to act (including negligence or gross negligence) in connection with the business of the applicable Contributed Companies prior to the applicable Contribution.
(e)    Waiver of Other Representations.
(i)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 2 AND 3, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF ASSIGNOR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, AND ANY OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
(ii)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ASSIGNOR’S INTERESTS IN THE COMPANIES AND THE ASSETS OF THE CONTRIBUTED COMPANIES ARE BEING TRANSFERRED THROUGH THE CONTRIBUTION OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND ASSIGNOR MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, ASSIGNOR SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO ASSIGNEE OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ASSIGNEE, OR ASSIGNEE’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ASSIGNEE IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY.

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(f)    Environmental Waiver and Release. FROM AND AFTER THE CONTRIBUTION, EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL RIGHTS OR REMEDIES WHICH ASSIGNEE MAY HAVE AGAINST ASSIGNOR AT OR UNDER LAW OR OTHERWISE WITH RESPECT TO ANY ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS ARISING UNDER ENVIRONMENTAL LAWS ARE WAIVED RELATING TO THE APPLICABLE CONTRIBUTED COMPANIES OR THEIR PROPERTIES OR ASSETS. FROM AND AFTER THE CONTRIBUTION, EXCEPT AS PROVIDED IN THIS AGREEMENT, ASSIGNEE DOES HEREBY AGREE, WARRANT, AND COVENANT TO (AND ASSIGNEE SHALL CAUSE THE APPLICABLE CONTRIBUTED COMPANIES TO) RELEASE, ACQUIT, AND FOREVER DISCHARGE ASSIGNOR AND ANY AFFILIATE OF ASSIGNOR (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF FROM ANY AND ALL LOSSES, INCLUDING ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ANY OTHER ENVIRONMENTAL MATTERS ARISING UNDER ENVIRONMENTAL LAWS OF THE COMPANIES OR THE ASSETS OF THE APPLICABLE CONTRIBUTED COMPANIES. FROM AND AFTER THE CONTRIBUTION, EXCEPT AS PROVIDED IN THIS AGREEMENT, ASSIGNEE AND THE APPLICABLE CONTRIBUTED COMPANIES WARRANT, AGREE, AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ASSIGNOR OR ANY AFFILIATE OF ASSIGNOR (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF UPON ANY CLAIM, DEMAND, OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY SUCH ENVIRONMENTAL LIABILITIES, EXCEPT TO THE EXTENT ASSIGNEE OR ANY AFFILIATE OF ASSIGNEE (INCLUDING THE APPLICABLE CONTRIBUTED COMPANIES) OR ANY REPRESENTATIVE THEREOF IS ENTITLED TO INDEMNITY FOR SUCH MATTERS UNDER THIS SECTION 6.
(g)    Waiver of Remedies.
(i)    Assignee and Assignor acknowledge and agree that the indemnification provisions in Section 5 and this Section 6 shall be the exclusive remedy of Assignee and Assignor with respect to the Contribution; provided, however, that the foregoing shall not limit or restrict (A) the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to the Parties hereunder or (B) any remedy or relief available under Law as a result of willful misconduct or fraud.
(ii)    Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful misconduct, no Representative or Affiliate of Assignor shall have any personal liability to Assignee or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Assignor in this Agreement and except in the case of fraud or willful misconduct, no Representative or Affiliate of Assignee shall have any personal liability to Assignor or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Assignee in this Agreement.

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(h)    Indemnification Procedures.
(i)    In the event that (A) an Assignee Indemnified Party or Assignor Indemnified Party seeking indemnification (the “Indemnified Party”) becomes aware of the existence of any Claim with respect to which payment may be sought under this Section 6 or Section 5 (an “Indemnification Claim”) or (B) any legal proceedings shall be instituted, or any Claim shall be asserted, by any Person not party to this Agreement with respect to an Indemnification Claim (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that, so long as such notice is given within the applicable time period described in Section 6(b)(i)(A) or (i)(B), no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall be in writing and (x) shall specify the asserted factual basis for indemnification claimed by the Indemnified Party, (y) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (z) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.
(ii)    The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Indemnification Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within thirty (30) days after receipt of notice of the underlying Third Party Claim (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Indemnification Claim. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim. The Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 6(h) to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each a “Settlement”) unless (x) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release

21

from all liability with respect to the Indemnification Claim and (y) such Settlement does not impose any liabilities or obligations on the Indemnified Party.
(iii)    After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof pursuant to the terms of the agreement reached with respect to the Indemnification Claim.
(iv)    If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 6(h) to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(v)    In the event that an Indemnified Party has delivered a Claim Notice with respect to an Indemnification Claim that does not involve a Third Party Claim, such Indemnification Claim shall be resolved through the dispute resolution process set forth in Section 8(o).
(vi)    Notwithstanding anything in this Agreement to the contrary, any claim for indemnity under this Section 6 by any current or former director, officer, employee, Affiliate, equity holder, agent, attorney or Representative of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Assignor and Assignee shall have any rights against either Assignor or Assignee under the terms of this Section 6 except as may be exercised on its behalf by Assignor or Assignee, as applicable, pursuant to this Section 6. Assignor and Assignee may elect to exercise or not exercise indemnification rights under this Section 6 on behalf of the other Assignor Indemnified Parties and Assignee Indemnified Parties, respectively, affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section 6(h).
(vii)    To the extent that this Section 6(h) conflicts with the procedures in Section 5, Section 5 shall govern.
(i)    Access to Information. After the Contribution Date with respect to the Contribution, Assignor and Assignee shall grant each other (or their respective designees), and Assignee shall cause the applicable Contributed Companies to grant to Assignor (or its designees), access at all reasonable times upon reasonable notice to all of the information, books and records relating to the applicable Contributed Companies in its possession, to the extent such books and records reasonably relate to an Indemnification Claim or Third Party Claim and shall afford such

22

party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate, prosecute or defend any claims between the Parties arising under, this Agreement other than (x) information relating to post-Contribution periods that is commercially sensitive, trade secret or otherwise confidential or (y) in the case of claims between the Parties, any information that is subject to any attorney-client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure. At or promptly after the Contribution, Assignor shall deliver to Assignee all books, records, correspondence, files and other information of or relating to the applicable Contributed Companies or their properties, business, operations or condition in Assignor’s or its Affiliate’s possession to the extent such information is not in the custody or possession of the applicable Contributed Companies on the Contribution Date other than (A) information relating to pre-Contribution periods with respect to any non-Contributed Company Affiliate that is commercially sensitive, trade secret or otherwise confidential or (B) in the case of claims between the Parties, any information that is subject to any attorney client, work product or other privilege or that otherwise would not be required to be provided pursuant to a subpoena or other civil discovery procedure. To the extent that this Section 6(i) conflicts with the procedures in Section 5, Section 5 shall govern.
7.    Further Assurances. Assignor and Assignee shall, from time to time after execution of this Agreement and without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as may reasonably be required to carry out the provisions of this Agreement.
8.    Miscellaneous.
(a)    Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given, provided or furnished hereunder by any Party to the other Party shall be in writing and shall be deemed duly given, provided or furnished (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier) or (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:
If to Assignor:
South Texas Midstream Holdings, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408-2683
Attention: Daniel Lotano
Facsimile: Daniel.Lotano@nexteraenergy.com

with a copy to:

South Texas Midstream Holdings, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408

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Attention: Jessica Aldridge
E-mail: jessica.aldridge@nexteraenergy.com

with a copy to:

South Texas Midstream Holdings, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Mitch Ross
E-mail: Mitch.Ross@nexteraenergy.com

with a copy to:

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attn: Bill Swanstrom
E-mail: BSwanstrom@lockelord.com
If to Assignee:
South Texas Midstream, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408-2683
Attention: Daniel Lotano
Facsimile: Daniel.Lotano@nexteraenergy.com

with a copy to:
South Texas Midstream, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Jessica Aldridge
E-mail: jessica.aldridge@nexteraenergy.com

with a copy to:

South Texas Midstream, LLC
c/o NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Mitch Ross
E-mail: Mitch.Ross@nexteraenergy.com

with a copy to:

Locke Lord LLP
600 Travis, Suite 2800

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Houston, Texas 77002
Attn: Bill Swanstrom
E-mail: BSwanstrom@lockelord.com
or to such other Persons, addresses or facsimile as may be designated in writing by the Party to receive such notice.
(b)    Remedies.
(i)    The Parties agree that damages at Law shall be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by Assignee or Assignor, and, accordingly, the Parties shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining such other party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. The rights set forth in this Section 8(b)(i) shall be in addition to any other rights which the parties may have at Law or in equity pursuant to this Agreement.
(ii)    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE REPRESENTATIVES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS BUT ONLY TO THE EXTENT THE SAME ARE NOT DIRECT DAMAGES), DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY OF ANY OTHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ITS AFFILIATE’S, OR ANY OF THEIR RESPECTIVE OFFICER’S, DIRECTOR’S, EMPLOYEE’S OR REPRESENTATIVE’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND IN PARTICULAR, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY SHALL BE USED IN CALCULATING THE AMOUNT OF ANY LOSSES, EXCEPT IN EACH CASE, ANY SUCH AMOUNTS REQUIRED TO BE PAID TO THIRD PARTIES PURSUANT TO A THIRD-PARTY CLAIM THAT IS SUBJECT TO AN INDEMNIFICATION OBLIGATION UNDER THIS AGREEMENT (collectively, “Non-Reimbursable Damages”).
(c)    Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement and the other documents delivered pursuant to this Agreement contain the sole and entire agreement of the Parties hereto with respect to the subject matter hereof. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the other documents delivered pursuant to this Agreement; and the Parties hereto expressly disclaim that they are owed any duties in connection with the transactions contemplated hereby or are entitled to any remedies not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth

25

herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the subject matter hereof shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement).
(d)    Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, including all expenses and costs incurred to obtain approvals required by such Party from Governmental Authorities.
(e)    Schedules. Assignor may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on its face. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden Assignor’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Schedules shall not be deemed an admission by Assignor that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(f)    Nature of Representations and Warranties. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. The Parties have agreed that should any representation or warranty of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any Party hereto as a result of the untruth of any such representation or warranty.
(g)    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
(h)    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
(i)    No Third Party Beneficiary. Except as specified in Section 6 (which provisions are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

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(j)    Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
(k)    Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
(l)    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible for such provision to be legal, valid and enforceable.
(m)    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or portable document format (.pdf) copies hereof or signature hereon shall, for all purposes, be deemed originals.
(n)    Governing Law; Waiver of Jury Trial; Service of Process.
(i)    This Agreement (unless expressly provided otherwise therein), and all Disputes, claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the internal substantive Laws of the State of New York without giving effect to any conflict or choice of law provision. Each Party hereby agrees that this Agreement involves at least $1,000,000 and that this Agreement has been entered into in express reliance on Sections 5-1401 and 5-1402 of the New York General Obligations Law.
(ii)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.
(iii)    Each Party irrevocably and unconditionally consents to service of any process, summons, notice or document by U.S. prepaid certified or registered mail to such Party’s respective address set forth above in Section 8(a) and agrees that such service shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 8(n). Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

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(o)    Alternative Dispute Resolution. In the event of any claim, dispute or controversy arising under, out of or relating to this Agreement or any breach or purported breach hereof (the “Dispute”) which the Parties hereto have been unable to settle or agree upon in the normal course of business and within a period of fifteen (15) days after the Dispute arises, the Parties shall follow the dispute resolution process as set forth herein.
(i)    Negotiations. The Parties shall attempt in good faith to resolve the Dispute promptly by negotiation between senior officers who have authority to settle the controversy. Either Party may give the other Party written notice of the existence of any such Dispute. Within ten (10) days after delivery of the notice, the Party receiving the notice shall submit to the disputing Party a written response. The notice and the response shall include: (1) a statement of each Party’s position and a summary of arguments supporting that position; and (2) the name and title of the executive who will represent the Party in the negotiations and of any other person who will accompany the senior officer. Within twenty (20) days after delivery of the disputing Party’s notice, the senior officers of each Party (which, in the case of Assignee, may be the senior officers of a member of Assignee other than Assignor) shall meet in a mutually acceptable time, manner and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by a Party to the other will be honored. All negotiations pursuant to this Section 8(o) are confidential and without prejudice.
(ii)    Mediation. If the Dispute has not been resolved by negotiation within thirty (30) days of the disputing Party’s notice, or if the Parties failed to meet within twenty (20) days after delivery of the disputing Party’s notice and upon mutual agreements of the Parties, the Dispute shall be referred to non-binding mediation before a qualified and experienced mediator to be mutually agreed to by the Parties. The place of mediation shall be Palm Beach County, Florida. The Parties shall agree upon a mediator within ten (10) days after referral of the Dispute to non-binding mediation. If the Parties cannot agree on a mediator within such ten (10) days, either Party may submit the dispute to arbitration pursuant to Section 8(o)(iii) below. The mediator shall be a retired judge or a licensed attorney with at least ten (10) years’ experience in the midstream natural gas industry from the national roster of mediators of the American Arbitration Association (the “AAA”). Compensation of the mediator and other mediation fees; costs, and expenses assessed by the mediator shall be borne equally by the parties. Each Party shall otherwise pay for its own costs incurred to participate in the mediation.
(iii)    Arbitration.
(A)    After, but only after the period for resolution of a Dispute set forth in Section 8(o)(i) and Section 8(o)(ii), as appropriate, has terminated without a resolution, at the request of either Party to the Dispute, the Dispute shall be referred to and finally settled by binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA then in effect before a panel of three (3) arbitrators. The arbitration shall be conducted in English and shall take place in Palm Beach County, Florida or in any other place and location mutually agreed upon by the Parties hereto.
(B)    The arbitration shall be conducted before a three (3) member panel, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two party-appointed arbitrators. The

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claimant shall name its arbitrator in the demand for arbitration and the responding Party shall name its arbitrator within ten (10) days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) days after the appointment of the second arbitrator. If the two (2) party-appointed arbitrators are unable to agree upon the third arbitrator within fifteen (15) days after the two (2) party arbitrators have been appointed; the third arbitrator shall be selected by the AAA in accordance with the Rules. Each arbitrator will be qualified by at least ten (10) years’ experience in the midstream natural gas industry, and the chairman of the arbitration panel shall be a licensed attorney whose primary area of practice for the preceding ten (10) years is the midstream natural gas industry.
(C)    The award rendered by the arbitration panel shall be: (a) in writing, signed by the arbitrators, stating the reasons upon which the award is based; (b) rendered as soon as practicable after conclusion of the arbitration; and (c) final and binding upon the Parties without the right of appeal to the courts, including the question of cost of the arbitration and all matters related thereto. Each of the Parties agrees that any judgment rendered by the arbitrators against it may be entered in either (i) the Federal court of the Southern District of New York to the extent that such court has or can exercise jurisdiction or (ii) the New York state courts in New York County, New York, to the extent that the Federal court of the Southern District of New York does not have or cannot exercise jurisdiction, and any such judgment entered in either such court may be executed against such Party’s assets in any jurisdiction. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (X) THE FEDERAL COURT OF THE SOUTHERN DISTRICT OF NEW YORK TO THE EXTENT THAT SUCH COURT HAS OR CAN EXERCISE JURISDICTION AND (Y) THE NEW YORK STATE COURTS IN NEW YORK COUNTY, NEW YORK, TO THE EXTENT THAT THE FEDERAL COURT FOR THE SOUTHERN DISTRICT OF NEW YORK DOES NOT HAVE OR CANNOT EXERCISE JURISDICTION, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (1) SUCH PARTY IS NOT SUBJECT THERETO, (2) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT, OR IS NOT MAINTAINABLE, IN SUCH COURT, (3) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (4) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (5) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY

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APPLICABLE LAWS. The arbitrators shall, in any award, allocate all of the costs of the binding arbitration (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the arbitration, which fees and costs shall be borne by such Party), including the fees of the arbitrators, against the Party who did not prevail. Until such award is made, however, the Parties shall share equally in paying the costs of the arbitration.
(D)    The arbitrators shall have no jurisdiction to consider: (i) any Non-Reimbursable Damages arising under, arising out of or related to this Agreement or damages beyond the limitations of liability contained in this Agreement, regardless of the legal theory under which such damages may be sought and even if the Parties have been advised of the possibility of such damages or loss; or (ii) any challenge to the limitations of liability contained in this Agreement.
(iv)    Each Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction as provided in Section 8(o)(iii)(C) any injunctive, interim or provisional relief that is necessary to protect the rights or property of that Party.
(p)    Joint and Several Liability of OpCo and South Texas Holdings as Assignor. Each of OpCo and South Texas Holdings shall be jointly and severally liable for each of the obligations and liabilities of Assignor under and pursuant to Section 2, Section 5, and Section 6 of this Agreement owed by Assignor to Assignee on or after the Contribution Date, including the obligations and liabilities of Assignor under the Schedules, whether now existing or hereafter arising.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR

SOUTH TEXAS MIDSTREAM HOLDINGS, LLC

By: ____________________________
Name:
Title:

NEXTERA ENERGY OPERATING PARTNERS, LP
Solely with respect to references to Assignor in Section 2, Section 5, Section 6, and Section 8 of this Agreement.

By: ____________________________
Name:
Title:

ASSIGNEE

SOUTH TEXAS MIDSTREAM, LLC

By: ____________________________
Name:
Title:

[Signature Page to Contribution Agreement]

EXHIBIT A

DEFINITIONS

Certain Definitions. As used herein:

“AAA” has the meaning set forth in Section 8(o)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignee” has the meaning set forth in the preamble.

“Assignee Indemnified Parties” has the meaning set forth in Section 6(a)(i).

“Assignee’s Knowledge” means the actual knowledge of the individuals listed on Schedule A-2.

“Assignee Material Adverse Effect” means, with respect to the Contributed Companies and the Contribution, any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, properties or condition (financial or otherwise) of the Assignee; provided, however, that in determining whether an Assignee Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which Assignee operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Laws (including Environmental Laws), (e) any changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities other than any such changes resulting from any action or failure to act by Assignee, (f) the announcement of the execution of this Agreement or the transfer of the applicable Contributed Companies, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Assignee, to the extent due to the announcement and performance of this Agreement or the identity of Assignor or the applicable Contributed Companies, or the Contribution and (g) any actions to be taken pursuant to or in accordance with this Agreement; provided, however, that in the case of the foregoing clauses (a), (b) and (e) any such fact, event, circumstance, condition, change or event may be taken into consideration in determining whether a Material Adverse Effect has occurred if affecting Assignee in a materially disproportionate manner relative to similarly situated industry participants.

“Assignee Schedules” means the disclosure schedules delivered by Assignee to Assignor on the date hereof, as thereafter modified, supplemented or amended.

“Assignee Taxes” has the meaning set forth in Section 5(b)(iii).

“Assignor” has the meaning set forth in the preamble.

“Assignor Indemnified Parties” has the meaning set forth in Section 6(a)(ii).

“Assignor’s Knowledge” means the actual knowledge of the individuals listed on Schedule A-1.

“Balance Sheet Date” means June 30, 2019.

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan, agreement or arrangement that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock, equity or equity-based plan, agreement or arrangement (whether qualified or nonqualified) or (d) each employment, individual consulting, retention, change of control, severance, retirement, bonus, incentive compensation, deferred compensation, medical, retiree medical, vision, dental, other health, life insurance plan, agreement or arrangement insurance plan.

“Business” means, with respect to the Contributed Companies, engaging in the receipt, gathering, treating, pumping, transportation, transmission, delivery, re-delivery, storing, marketing, purchasing or selling of crude oil, natural gas, residue natural gas or natural gas liquids hydrocarbons; developing, constructing, installing, owning, operating and maintaining the infrastructure related thereto; and other midstream-related services associated with hydrocarbons.

“Business Days” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York and Florida are authorized or required by applicable Law to be closed.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claim Notice” has the meaning set forth in Section 6(h)(i).

“Commercially Reasonable Efforts” means efforts that are designed to enable a Party to satisfy a condition to, or otherwise assist in, each Contributed Companies Contribution and that do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of such Contributed Companies Contribution.

“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Contract” means any written legally binding contract, lease, license, note, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, whether oral or written, but shall exclude Permits.

“Contributed Company” means each entity listed on Exhibit B hereto.

“Contribution” has the meaning set forth in the recitals.

“Contribution Amount” means an amount equal to $1,622,869,368.

“Contribution Date” has the meaning set forth in Section 1.

“Deductible Amount” means an amount equal to $16,228,694.

“Dispute” has the meaning set forth in Section 8(o).

“Dispute Period” has the meaning set forth in Section 6(h)(ii).

“Encumbrances” means any mortgages, pledges, liens, security interests, charge, claim, equitable interest, infringement of a third party patent, copyright, trade secret or other intellectual property right, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Environmental Claim” means any claim, action, proceeding, loss, cost, expense, liability, fine, penalty or damage arising out of or related to any violation of, or liability under, Environmental Law.

“Environmental Law” means all Laws relating to pollution, protection of the environment and natural resources, the preservation and restoration of environmental quality, the protection of human and worker health and safety from exposure to Hazardous Materials, the protection of wildlife, or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal, or Release into the environment of Hazardous Materials, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control, the Occupational Safety and Health Act of 1970, and comparable state and local counterparts; provided, however, that the term “Environmental Law” shall not include any Law relating to worker health or safety matters to the extent not related to human exposure to Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3(n)(ii).

“Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FERC” means the Federal Energy Regulatory Commission or its successor Governmental Authority.

“Financial Statements” has the meaning set forth in Section 3(s).

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Industry Practices” means any of the practices, methods, and acts generally engaged in or approved by a significant portion of the midstream natural gas industry with respect to the Business of the applicable Contributed Companies, during the relevant time period that, in the exercise of reasonable and professional judgment in light of the applicable manufacturer’s recommendations and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result consistent with Law, Permits, good business practices, reliability, safety, economy and expedition. Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather are intended to include acceptable practices, methods or acts generally accepted in the region where the applicable assets of such Contributed Company are located.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any other nation or any state, county, city, province or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having oversight over (a) the midstream natural gas industry generally or (b) any of the assets or operations of the Contributed Companies specifically.

“Hazardous Material” means (i) any and all materials (including substances, chemicals, compounds, mixtures, wastes, pollutants and contaminants) to the extent such materials are regulated, defined, or subject to liability or standards of conduct under Environmental Laws as being hazardous, acutely hazardous or toxic or otherwise having actual or potential adverse effects upon health or the environment if Released, (ii) any gasoline, petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, lead and radiation, and (iii) any per- and polyfluoroalkyl substances (to the extent regulated under Environmental Laws or otherwise having actual adverse effects upon health).

“Indemnification Claim” has the meaning set forth in Section 6(h)(i).

“Indemnified Party” has the meaning set forth in Section 6(h)(i).

“Indemnifying Party” has the meaning set forth in Section 6(h)(i).

“Insurance Payment” has the meaning set forth in Section 6(c)(ii).

“Intellectual Property” means all intellectual property and rights therein, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) trade secrets and confidential information, including ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) the Intellectual Property Licenses.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property owned by any of the Contributed Companies or (ii) any grant to any of the Contributed Companies of a right to use a third Person’s intellectual property rights which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by any of the Contributed Companies after the Contribution, which is not owned by any of the Contributed Companies.

“Interests” has the meaning set forth in the recitals.

“Land Contracts” means (i) the deeds, leases, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Properties, easements, options and other real property estates, interests or rights in and to the Properties held by any Contributed Company, and (ii) all development, triparty and like agreements regarding the Properties, construction contracts and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Properties and all portions thereof to which any Contributed Company is a party or bound, in each case together with all modifications, supplements or amendments thereto.

“Laws” means all federal, state, local or foreign laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, tariffs, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Authorities (including any court of competent jurisdiction), or other requirement or rule of law.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). For all purposes in this Agreement the term “Losses” does not include any Non-Reimbursable Damages.

“Material Adverse Effect” means, with respect to the Contributed Companies and the Contribution, any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, properties or condition (financial or otherwise) of the applicable Contributed Companies taken together as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall not be taken into account any effect resulting from (a) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which any applicable Contributed Company operates or is involved, (b) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (c) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (d) any change in any Laws (including Environmental Laws), (e) any changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities other than any such changes resulting from any action or failure to act by Assignee, (f) the announcement of the execution of this Agreement or the transfer of the applicable Contributed Companies, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of any of the applicable Contributed Companies, to the extent due to the announcement and performance of this Agreement or the identity of Assignee, or the Contribution and (g) any actions to be taken pursuant to or in accordance with this Agreement; provided, however, that in the case of the foregoing clauses (a), (b) and (e) any such fact, event, circumstance, condition, change or event may be taken into consideration in determining whether a Material Adverse Effect has occurred if affecting the applicable Contributed Companies in a materially disproportionate manner relative to similarly situated industry participants.

“Material Contract” has the meaning set forth in Section 3(k)(i).

“Material Permits” has the meaning set forth in Section 3(m)(i)(A).

“Maximum Indemnification Amount” means an amount equal to $243,430,405.

“Mitigation Payment” has the meaning set forth in Section 6(c)(ii).

“Non-Reimbursable Damages” has the meaning set forth in Section 8(b)(ii).

“OpCo” has the meaning set forth in the preamble.

“Ordinary Course of Business” means the regular, day-to-day conduct of business of a Person consistent with such Person’s past custom and practice, including the development and construction of the assets of any Contributed Company and related interconnection infrastructure and the consummation of any financing in connection with Permitted Encumbrances set forth on Schedule PE for such Contributed Companies.

“Organizational Documents” means (a) the certificate or articles of incorporation or charter documents and bylaws of each Person that is a corporation, (b) the certificate of formation, articles of organization, limited liability company agreements or regulations, as applicable, of each Person that is a limited liability company, (c) the certificates of limited partnership and the agreements of limited partnership of each Person that is a limited partnership, (d) the trust declaration, trust agreement, indenture or other governing instrument for any statutory or common law trust and (e) the memorandum or articles of association, charter, constitution, shareholders agreement, business license or other documentation governing the formation, organization, governance, ownership and existence of any Person organized under the Laws of a jurisdiction other than the United States, the District of Columbia or any State of the United States.

“Other Contracts” has the meaning set forth in Section 3(k)(v).

“Party” means each of Assignee and Assignor and “Parties” means Assignee and Assignor, collectively.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Authority to conduct Assignor’s business.

“Permitted Encumbrances” means, as to each Contributed Company, (a) those exceptions to title for the Properties identified in Schedule PE of the Schedules; (b) statutory Encumbrance for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations that are not reasonably expected to have a Material Adverse Effect on the Properties or the validity of which are being contested diligently in good faith and the applicable party has set aside adequate reserves for the payment of such liens, together with all interest and penalties; (d) recorded or unrecorded Encumbrances, easements, restrictions, covenants, licenses that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (e) any Encumbrances arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested diligently in good faith by Assignor or any such Contributed Company and could not reasonably be expected to result in a Material Adverse Effect; (f) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in the Title Policy; (g) non-exclusive license with respect to Intellectual Property granted in the Ordinary Course of Business; (h) the terms and conditions of the Material Contracts which would not reasonably be expected to cause a Material Adverse Effect; (i) any Encumbrance to be released on or prior to the Contribution; (j) “Permitted Encumbrances” as defined in that certain Contribution Agreement, dated as of November 1, 2019, by ýand among Assignee, Assignor, EIG NET Holdings III, LLC, a Delaware limited liability company, and NextEra Energy Partners, LP, a Delaware limited partnership; ýand (k) any other Encumbrances set forth on Schedule E of the Schedules.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Contribution Taxable Period” has the meaning set forth in Section 5(b)(i).

“Project Model” means the “Signing Date Base Case Model” as defined in that certain Credit Agreement, date as of November 1, 2019, by and among EIG NET HOLDINGS II, LLC, a Delaware limited liability company, as parent, EIG NET ýHOLDINGS III, LLC, a Delaware limited liability company, the LENDERS party ýhereto from time to time, SOCIETE GENERALE, as administrative agent, SOCIETE GENERALE, as collateral agent, and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK ýBRANCH, SOCIETE GENERALE and MUFG BANK, LTD., as ýcoordinating lead arrangers and joint bookrunnersý.

“Projections” has the meaning set forth in Section 3(v).

“Property” means the real property owned or leased by the applicable Contributed Companies, including leasehold interests, easements and rights-of-way appertaining or related thereto, in connection with the ownership, operation, or maintenance of the assets owned or leased by the applicable Contributed Companies.

“Property Tax” has the meaning set forth in Section 5(b)(ii).

“Release” means any release, spill, emission, migration, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal or leaching into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, insurers, financing sources and consultants.

“Rules” has the meaning set forth in Section 8(o)(iii)(A).

“Schedules” means the disclosure schedules delivered by Assignor to Assignee on the date hereof.

“Settlement” has the meaning set forth in Section 6(h)(ii).

“South Texas Holdings” has the meaning set forth in the preamble.

“Straddle Taxable Period” has the meaning set forth in Section 5(b)(i).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Taxing Authority with respect to Taxes, including amendments thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority charged with the collection of such Tax for such entity or subdivision.

“Third Party Claim” has the meaning set forth in Section 6(h)(i).

“Third Party Payment” has the meaning set forth in Section 6(c)(ii).

“Title Policy” means, as applicable, any of the title policies described on Schedule TP of the Schedules.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

EXHIBIT B

INTERESTS

“Interests” means (a) one hundred percent (100%) of the limited liability company interests of NET Midstream, LLC (directly owned by South Texas Holdings); (b) one hundred percent (100%) of the limited liability company interests of NET Pipeline Holdings, LLC (indirectly owned by South Texas Holdings); (c) one hundred percent (100%) of the limited liability company interests of NET General Partners, LLC (indirectly owned by South Texas Holdings); (d) ninety percent (90%) of the limited liability company interests of NET Mexico Pipeline Partners, LLC (indirectly owned by South Texas Holdings); (e) one hundred percent (100%) of the partnership interests of Eagle Ford Midstream, LP (indirectly owned by South Texas Holdings); (f) one hundred percent (100%) of the partnership interests of LaSalle Pipeline, LP (indirectly owned by South Texas Holdings); (g) one hundred percent (100%) of the partnership interests of Mission Natural Gas Company, LP (indirectly owned by South Texas Holdings); (h) one hundred percent (100%) of the partnership interests of NET Mexico Pipeline, LP (indirectly owned by South Texas Holdings); (i) one hundred percent (100%) of the partnership interests of Monument Pipeline, LP (indirectly owned by South Texas Holdings); (j) one hundred percent (100%) of the partnership interests of Mission Valley Pipeline Company, LP (indirectly owned by South Texas Holdings); (k) one hundred percent (100%) of the partnership interests of Red Gate Pipeline, LP (indirectly owned by South Texas Holdings); and (l) one hundred percent (100%) of the partnership interests of South Shore Pipeline, L.P. (indirectly owned by South Texas Holdings).

B-1